As filed with the Securities and Exchange Commission on March 19, 2020

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

THE 4LESS GROUP, INC.

(Exact name of Registrant as specified in its charter)

Nevada	7389	90-1494749
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or organization)	Classification Code Number)	Identification Number)

InCorp Services, Inc.

2360 Corporate Circle, Suite 400

Henderson, NV 89074

702-866-2500

(Name, address, telephone number of agent for service)

106 W. Mayflower

Las Vegas, NV 89030

(702) 267-6100

(Address and Telephone Number of Registrant’s Principal

Executive Offices and Principal Place of Business)

Communication Copies to

Frederick M. Lehrer, P.A.

Frederick M. Lehrer, Esq.

Attorney and Counselor at Law

2108 Emil Jahna Road

Clermont, Florida 34711

flehrer@securitiesattorney1.com

(561) 706-7646

Approximate date of proposed sale to the public: As soon as practicable and from time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]
(Do not check if a smaller reporting company)		Emerging Growth Company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price	Registration Fee (2)(3)
Common	1,000,000	$ 0.15	$ 150,000	$ 19.47

(1) Represents shares offered by the Selling Stockholder. Includes an indeterminable number of additional shares of Common Stock, pursuant to Rule 416 under the Securities Act that may be issued to prevent dilution from stock splits, stock dividends or similar transaction that could affect the shares to be offered by Selling Stockholder.

(2) Consists of 1,000,000 shares of Common Stock that we may issue to GC Investments I, LLC pursuant to draw downs under the SECA with GC.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and is based upon the average of the high and low prices as reported on the OTC Markets marketplace on March 17, 2020.

The Registrant hereby may amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed without notice. The Selling Security Holder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and neither the Registrant nor the Selling Security Holder are soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION ON MARCH 19, 2020

THE 4 LESS GROUP, INC.

1,000,000 SHARES OF COMMON STOCK

This prospectus relates to; (A) the resale of shares of our Common stock, par value $0.000001 per share (the “Common Stock”), of an aggregate of 1,000,000 Common Stock Shares pursuant to our February 4, 2020 SECA (“SECA”), which may be offered by GC Investments I, LLC (“GC”or the “selling stockholder”) for up to 1,000,000 Common Stock Shares to be issued to GC pursuant to draw downs under the SECA; and (B) pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Act”), an indeterminate number of shares of common stock that are issuable upon stock splits, stock dividends, recapitalizations or other similar transactions affecting the shares of the selling stockholder.

The amount of shares of Common Stock which may be sold pursuant to this Prospectus would constitute 65% of the Company’s issued and outstanding Common Stock as of March 13, 2020 (538,464 Shares), assuming that we sell all 1,000,000 shares to the Selling Security Holder and include the 1,000,000 shares in the issued and outstanding for 1,538,464.  The SECA was completed on February 4, 2020 and until February 25, 2020 when our 4000 to 1 reverse stock split became effective, we had 2,147,058,130 shares issued and outstanding.  We have a February 4, 2020 Registration Rights Agreement with GC requiring us to file a Registration Statement on Form S-1 providing for the registration of an indeterminate number of shares of our common stock that result from our discretionary selling to GC an indeterminate number of shares up to an aggregate purchase price of $4,000,000 and for the subsequent resale by GC of such shares.  Based on the closing price of our common stock of $0.15 on March 17, 2020, we would require 26,666,666 shares to be registered to achieve that $4,000,000 amount; however, we have registered only 1,000,000 shares, which is only 3% of the 26,666,666 share amount that we would require for full funding of $4,000,000 as provided for the in the SECA.  Additionally, based on the closing price of our common stock of $0.15 on March 17, 2020, assuming GC’s drawdowns of 1,000,000 shares, we would only receive $150,000, which is only 3.754% of the full funding amount of $4,000,000 as provided for in the SECA.

GC is the Selling Stockholder and is deemed to be an “underwriter” within the meaning of the Act and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or equivalent expenses and expenses of legal counsel applicable to the sale of the shares.

Our Common Stock is subject to quotation the OTC Pink Market under the symbol “FLES” (our common stock will be quoted under the symbol “FLESD” for a period of 20 days after the 4,000 to 1 Reverse Stock Split, which became effective on February 25, 2020).  On March 17, 2020, the last reported sales price for our Common Stock was $0.15 per share. We urge prospective purchasers of our Common Stock to obtain current information about the market prices of our Common Stock. We will not receive proceeds from the sale of shares of our Common Stock in the open market or negotiated prices by the Selling Stockholder. However, we will receive cash proceeds from GC pursuant to Put Notices we issue to them.  The Selling Stockholder may offer all or part of the shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. We provide more information about how the Selling Stockholder may sell its shares of common stock in the section titled “Plan of Distribution” beginning on page 30.  We will pay for all expenses of this Offering, except that the Selling Stockholder will pay any broker discounts or commissions or equivalent expenses and expenses of legal counsel applicable to the sale of the shares.

The prices at which the Selling Stockholder may sell the shares of Common Stock in this Offering will be determined by the prevailing market prices for the shares of Common Stock or in negotiated transactions.

Our prior independent registered public accounting firm, Fruci & Associates II, PLLC, expressed substantial doubt as to our ability to continue as going concern.

An investment in our common stock involves a high degree of risk. You should purchase our common stock only if you can afford a complete loss of your purchase.

We urge you to read carefully the “Risk Factors” section beginning on page 5 where we describe specific risks associated with an investment in these securities before you make your investment decision.

Prior to this Offering, there has been a limited market for our securities.  While our common stock is quoted on OTC Markets, there has been negligible trading volume.  There is no guarantee that an active trading market will develop in our securities.

This Offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is __, 2020.

Table of Contents

The following table of contents has been designed to help you find information contained in this prospectus. We encourage you to read the entire prospectus.

Financial Statements

Please read this Prospectus carefully and in its entirety. This Prospectus contains disclosure regarding our business, our financial condition and results of operations and risk factors related to our business and our Common Stock, among other material disclosure items. We have prepared this Prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this Prospectus. We have not authorized any other person to provide you with different information. This Prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The Selling Stockholder may not sell the securities listed in this Prospectus until the Registration Statement filed with the Securities and Exchange Commission is effective.  The information in this Prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

The Registration Statement containing this Prospectus, including the exhibits to the Registration Statement, provides additional information about us and our Common Stock offered under this Prospectus. The Registration Statement, including the exhibits and the documents incorporated herein by reference, can be read on the Securities and Exchange Commission website or at the Securities and Exchange Commission offices mentioned under the heading “Where You Can Find More Information.”

PROSPECTUS SUMMARY

You should carefully read all information in the prospectus, including the financial statements and their explanatory notes under the Financial Statements prior to making an investment decision.

This summary highlights selected information appearing elsewhere in this prospectus. While this summary highlights what we consider to be important information about us, you should carefully read this entire prospectus before investing in our Common Stock, especially the risks and other information we discuss under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and related notes beginning on page F-1. Our fiscal year end is January 31 and our fiscal years ended January 31, 2019 and 2018 are included in this prospectus.  Some of the statements made in this prospectus discuss future events and developments, including our future strategy and our ability to generate revenue These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those contemplated in these forward-looking statements. See “Special Note Regarding Forward-Looking Statements” at page 5 of this Prospectus.

Except as otherwise required by the context, references in this prospectus to “we,” “our,” “us” refer to The 4Less Group, Inc.

This summary contains basic information about us and the offering. Because it is a summary, it does not contain all the information that you should consider before investing. You should read the entire prospectus carefully, including the risk factors and our financial statements and the related notes to those statements included in this prospectus.

We have not authorized anyone to provide you with different information and you must not rely on any unauthorized information or representation. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. This document may only be used where it is legal to sell these securities. You should assume that the information appearing in this prospectus is accurate only as of the date on the front of this prospectus, regardless of the time of delivery of this prospectus, or any sale of our common stock. Our business, financial condition and results of operations may have changed since the date on the front of this prospectus. We urge you to carefully read this prospectus before deciding whether to invest in any of the common stock being offered.

Overview

Corporate History

We were originally formed as RX Scripted, LLC on December 30, 2004 as a North Carolina limited liability and, subsequently after a number of name changes, entered into a Share Exchange Agreement whereby we acquired 100% of the issued and outstanding equity securities of The 4LESS Corp. (“4Less”). 4Less was incorporated in Nevada on December 5, 2007.  Our operating entity and wholly owned subsidiary is Auto Parts 4Less, Inc., a Nevada corporation, which changed its name from The 4Less Corp. to Auto Parts 4Less, Inc. on December 12, 2019.  Auto Parts 4Less, Inc. owns all of our assets and our leases are under that subsidiary’s name. Our complete corporate history is located herein at page 35 of this Prospectus.

Business

Along with the website autoparts4less.com, that we are developing into our flagship website, we operate 3 niche websites through which we sell auto parts that are direct listed across marketplace and social media sites, including marketing products through online marketplaces and social media platforms, such as Facebook, Instagram, YouTube and Google:

      ●      LiftKits4LESS.com

      ●      Bumpers4LESS.com

      ●      TruckBedCovers4LESS.com

Summary of Risk Factors

This Offering provides for the registration of Shares by GC Investments I, LLC (“GC”) whereby up to 1,000,000 Common Stock Shares may be issued to GC pursuant to draw downs under our February 4, 2020 SECA (“SECA”) with GC as the Selling Stockholder.  The subsequent public resale of such shares, involves substantial risk, in addition to which our ability to execute our business strategy is also subject to certain risks. The risks described under the heading “Risk Factors” included elsewhere in this Prospectus may cause us not to realize the full benefits of our business plan and strategy or may cause us to be unable to successfully execute all or part of our strategy. Some of the most significant challenges and risks are:

●	Our operations and financial performance could be negatively impacted if the markets for our products do not develop and expand as we anticipate.

●	The extent to which COVID-19 outbreak will impact business and the economy is highly uncertain and cannot be predicted.

●	We will need substantial additional funding to continue our operations, which could result in dilution to our stockholders.

●

We may be unable to raise capital when needed, if at all, which could cause us to have insufficient funds to pursue our operations, or to delay, reduce or eliminate our development of new programs or commercialization efforts.

●	The Equity Purchase Agreement, whereby PA with may cause material dilution to our existing stockholders via sales of our common stock by GC.

●	Our stock price may decline because GC will pay less than the then-prevailing market price of our common stock.

●	An investment in our shares is highly speculative.

●	Our stock price may decline because GC will pay less than the then-prevailing market price of our common stock.

●	We may not have access to funds from the 1,000,000 shares being registered herein or the $4,000,000 full amount of the SECA.

Before you invest in our Common Stock, you should carefully consider all the information in this Prospectus, including matters set forth under the heading “Risk Factors.”

Where You Can Find Us

Our principal executive office and mailing address is 106 W. Mayflower, Las Vegas, Nevada 89030.  Our phone number is (702) 267-6100.

Our Filing Status as a “Smaller Reporting Company”

We are a “smaller reporting company,” meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have a public float of less than $75 million and annual revenues of less than $50 million during the most recently completed fiscal year. As a “smaller reporting company,” the disclosure we will be required to provide in our SEC filings are less than it would be if we were not considered a “smaller reporting company.” Specifically, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act of 2002 requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; are not required to conduct say-on-pay and frequency votes until annual meetings occurring on or after January 21, 2013; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, being permitted to provide two years of audited financial statements in annual reports rather than three years. Decreased disclosures in our SEC filings due to our status as a “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.

Reverse Stock Split

On January 30, 2019, pursuant to FINRA approval we affected a 6000 to 1 Reverse Stock Split of our issued and outstanding Common Stock Shares.

On January 10, 2020, pursuant to FINRA approval we affected a 4000 to 1 Reverse Stock Split of our issued and outstanding Common Stock Shares.

For more details regarding this exemption, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Critical Accounting Policies.”

SUMMARY OF FINANCIAL INFORMATION

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis,” and the Financial Statements and Notes thereto, included elsewhere in this Prospectus. The following balance sheet data is derived from our condensed unaudited financial statements for the periods ended October 31, 2019 and condensed audited financial statements for the period ended January 31, 2019 and our condensed audited financial statements for the periods ended January 31, 2019 and January 31, 2018.

THE 4LESS GROUP, INC.

Condensed Consolidated Balance Sheets

	October 31, 2019	January 31, 2019
	(Unaudited)	(*)
Assets
Current Assets
Cash and Cash Equivalents	$128,028	$59,401
Inventory	350,108	293,382
Prepaid Expenses	43,609	97,500
Other Current Assets	4,062	3,659
Total Current Assets	525,807	453,942
Operating Lease Assets	508,155	454,087
Property and Equipment, net of accumulated depreciation of $67,139 and $64,394	98,667	242,126

Total Assets	$1,132,629	$1,150,155

Liabilities and Stockholders’ Deficit
Current Liabilities
Accounts Payable	$264,363	$216,455
Accrued Expenses	1,598,100	1,045,255
Accrued Expenses – Related Party	155,750	180,000
Short-Term Debt	469,338	381,512
Current Operating Lease Liability	93,640	74,179
Short-Term Convertible Debt, net of debt discount of $845,160 and $309,021	1,866,400	1,900,160
Derivative Liabilities	2,441,386	2,041,260
Current Portion – Long-Term Debt	4,734	11,697
Total Current Liabilities	6,893,711	5,850,518

Non-Current Lease Liability	396,879	379,908
Long-Term Debt	11,177	44,684

Total Liabilities	7,301,767	6,275,110

Commitments and Contingencies	—	—

Series -D Preferred Stock, $0.001 par value, 870 shares authorized, 870 and 870 shares issued and outstanding	—	—

Stockholders’ Deficit
Preferred Stock – Series A, $0.001 par value, 330,000 shares authorized, 0 and 0 shares issued and outstanding	—	—
Preferred Stock – Series B, $0.001 par value, 20,000 shares authorized, 20,000 and 20,000 shares issued and outstanding	20	20
Preferred Stock – Series C, $0.001 par value, 6,750 shares authorized, 6,750 and 6,750 shares issued and outstanding	7	7
Common Stock, $0.000001 par value, 20,000,000,000 shares authorized, 66,346 and 151 shares issued and outstanding	—	—
Additional Paid In Capital	14,074,652	12,564,325
Accumulated Deficit	(20,243,817)	(17,689,307)
Total Stockholders’ Deficit	(6,169,138)	(5,124,955)

Total Liabilities and Stockholders’ Deficit	$1,132,629	$1,150,155

* Derived from audited information except for lease asset and liabilities which are unaudited.

THE 4LESS GROUP, INC.

Consolidated Balance Sheets

January 31, 2019 and 2018

	2019	2018
Assets
Current Assets
Cash and Cash Equivalents	$59,401	$377,833
Inventory	293,382	77,221
Prepaid Rent	97,500	—
Other Current Assets	3,659	6,324
Total Current Assets	453,942	461,378

Property and Equipment, net of accumulated depreciation of $64,394 and $30,584	242,126	226,589

Total Assets	$696,068	$687,967

Liabilities and Stockholders’ Deficit
Current Liabilities
Accounts Payable	$216,455	$17,905
Accrued Expenses	1,045,255	605,227
Accrued Expenses – Related Party	180,000	—
Short-Term Debt	381,512	93,389
Short-Term Convertible Debt, net of debt discount of $309,021 and $0	1,900,160	—
Derivative Liabilities	2,041,260	—
Current Portion – Long-Term Debt	11,697	13,905
Total Current Liabilities	5,776,339	730,426

Long-Term Debt	44,684	76,355

Total Liabilities	5,821,023	806,781

Commitments and Contingencies	—	—

Stockholders’ Deficit
Common Stock, $0.000001 par value, 20,000,000,000 shares authorized, 151 and 35 shares issued and outstanding	—	—
Preferred Stock – Series A, $0.001 par value, 330,000 shares authorized, 0 and 330,000 shares issued and outstanding	—	330
Preferred Stock – Series B, $0.001 par value, 20,000 shares authorized, 20,000 and 1,000 shares issued and outstanding	20	1
Preferred Stock – Series C, $0.001 par value, 6,750 shares authorized, 6,750 and 0 shares issued and outstanding	7	—
Preferred Stock – Series D, $0.001 par value, 870 shares authorized, 870 and 0 shares issued and outstanding	1	—
Additional Paid In Capital	12,564,324	212,361
Accumulated Deficit	(17,689,307)	(331,506)
Total Stockholders’ Deficit	(5,124,955)	(118,814)

Total Liabilities and Stockholders’ Deficit	$696,068	$687,967

Special Note Regarding Forward-Looking Statements

The information contained in this Prospectus, including in the documents incorporated by reference into this Prospectus, includes some statements that are not purely historical and that are “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our management’s expectations, hopes, beliefs, intentions and/or strategies regarding the future, including our financial condition and results of operations. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Prospectus are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the transaction. There can be no assurance that future developments actually affecting us will be those anticipated. These that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the following forward-looking statements involve a number of risks, uncertainties (some of which are beyond the parties’ control) or other assumptions.

RISK FACTORS

The shares of our Common Stock being offered for resale by the Selling Shareholders are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose their entire amount invested in the Common Stock. Accordingly, prospective investors should carefully consider, along with other matters referred to herein, the following risk factors in evaluating our business before purchasing any shares of Common Stocks. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, you may lose all or part of your investment. You should carefully consider the risks described below and the other information in this Prospectus before investing in our Common Stock.

Risks Related to Our Business

There is substantial doubt as to whether we can continue as a going concern.

Our consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  We have incurred cumulative losses through January 31, 2019 of $17,689,307 and have a working capital deficit at January 31, 2019 of $5,322,397. As of January 31, 2019, we only had cash and cash equivalents of $59,401 and had short-term debt in default. Additionally, we gave incurred cumulative losses through October 31, 2019 of $20,243,817 and has a working capital deficit at October 31, 2019 of $6,367,904. As of October 31, 2019, we only had cash and cash equivalents of $128,028 and had short-term debt in default.  The short-term debt agreements provide legal remedies for satisfaction of defaults, none of the lenders to this point have pursued their legal remedies. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of one year from the date that the financial statements were issued.  The potential proceeds from the sale of common stock and other contemplated debt and equity financing, and increases in operating revenues from new development and business acquisitions may enable us to continue as a going concern.  However, revenues have not been sufficient to cover operating costs that would permit us to continue as a going concern historically and there can be no assurance that we will be able to complete any debt or equity financing, or develop or acquire one or more business interests on terms favorable to us.

The outbreak of the coronavirus may negatively impact sourcing and manufacturing of the products that we sell as well as consumer spending, which could adversely affect our business, results of operations and financial condition.

In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China, which has and is continuing to spread throughout China and other parts of the world, including the United States. On January 30, 2020, the World Health Organization declared the outbreak of the coronavirus disease (COVID-19) a “Public Health Emergency of International Concern.” On January 31, 2020, U.S. Health and Human Services Secretary Alex M. Azar II declared a public health emergency for the United States to aid the U.S. healthcare community in responding to COVID-19, and on March 11, 2020 the World Health Organization characterized the outbreak as a “pandemic”. The significant outbreak of COVID-19 has resulted in a widespread health crisis that could adversely affect the economies and financial markets worldwide, and could adversely affect our business, results of operations and financial condition.

The outbreak of the COVID-19 may adversely affect our supply chain.

The worldwide outbreak of coronavirus, especially in China could adversely affect our business, results of operations and financial condition. The coronavirus outbreak may materially impact sourcing and manufacturing of the products we sell online that are manufactured in China and materials for our products that are sourced in China by manufacturers within Greater China and in other affected regions. Travel within China and into other countries may be restricted, which may impact our manufacturers’ ability to obtain necessary materials and inhibit travel of manufacturers and material suppliers. Additionally, there are potential factory closures, inability to obtain materials, disruptions in the supply chain and potential disruption of transportation of goods produced in China or other countries adversely impacted by the coronavirus outbreak, or threat or perceived threat of such outbreak.  As a result, we may be unable to obtain adequate inventory or samples sources from these regions, which could adversely affect our business, results of operations and financial condition.

The outbreak of the COVID-19 may adversely affect our customers.

Further, such risks as described above could also adversely affect our customers' financial condition, resulting in reduced spending for the merchandise we sell. Risks related to an epidemic, pandemic or other health crisis, such as COVID-19, could also lead to the complete or partial closure of one or more of our facilities or operations of our sourcing partners. The ultimate extent of the impact of any epidemic, pandemic or other health crisis on our business, financial condition and results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of such epidemic, pandemic or other health crisis and actions taken to contain or prevent their further spread, among others. These and other potential impacts of an epidemic, pandemic or other health crisis, such as COVID-19, could therefore materially and adversely affect our business, financial condition and results of operations.

Our financial results will fluctuate in the future, which makes them difficult to predict.

Our financial results may fluctuate in the future. Additionally, we have a limited operating history with the current scale of our business, which makes it difficult to forecast future results. As a result, you should not rely upon our past financial results as indicators of future performance. You should take into account the risks and uncertainties frequently encountered by rapidly growing companies in evolving markets. Our financial results in any given quarter can be influenced by numerous factors, many of which we are unable to predict or are outside of our control, including:

●	The extent to which COVID-19 outbreak will impact business and the economy is highly uncertain and cannot be predicted and may add to the risks described below.

●	Our ability to maintain and grow our user base.

●	Our suppliers may suffer downturns or financial instability.

●	Development and introduction of new products by our competitors.

●	Increases in marketing, sales, service and other operating expenses that we may incur to grow and expand our operations and to remain competitive.

●	Our ability to maintain gross margins and operating margins;

●	Changes affecting our suppliers and other third-party service providers;

●	Adverse litigation judgments, settlements, or other litigation-related costs; and

●	Changes in business or macroeconomic conditions including regulatory changes.

Any one or a combination of the above factors may have a negative impact on our results of operations.

THE OUTBREAK OF COVID-19 HAS RESULTED IN A WIDESPREAD HEALTH CRISIS THAT COULD ADVERSELY AFFECT THE ECONOMIES AND FINANCIAL MARKETS WORLDWIDE, AND COULD EXPONENTIALLY INCREASE THE RISK FACTORS DESCRIBED BELOW.

We cannot assure you that we will effectively manage our growth.

We intend to hire additional employees, offer new products from our suppliers, and launch new websites. The growth and expansion of our business create significant challenges for our management, operational, and financial resources, including managing multiple relationships and interactions with users, distributors, vendors, and other third parties. As we continue to grow and refine our information technology systems, internal management processes, internal controls and procedures and production processes may be inadequate to support our operations. To ensure success, we must continue to improve our operational, financial, and management processes and systems and to effectively expand, train, and manage our employee base. As we continue to grow, and implement more complex organizational and management structures, we may find it increasingly difficult to maintain the benefits of our corporate culture, including our current team’s efficiency and expertise, which could negatively affect our results of operations. Additionally, this expansion increases the complexity of our business and places significant strain on our management, personnel, operations, systems, technical performance, financial resources, and internal financial control and reporting functions. We may be unable to manage growth effectively, which could damage our reputation, limit our growth, and negatively affect our results of operations.

Our costs may grow more quickly than our revenues, which may negatively affect our potential profitability.

We expect our expenses to continue to increase in the future as we expand our product offerings and hire additional employees. We expect to continue to incur increasing costs, in particular for working capital to purchase inventory and marketing and to improve our technological tools. Our expenses may be greater than we anticipate which would have a negative impact on our results of operations and our ability to invest in expansion of our business.

The loss of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could harm our business.

We depend on the continued services and performance of key members of our management team, including our Chief Executive Officer/Chief Financial Officer, Timothy Armes, and the president of our subsidiary, Auto Parts 4Less, Inc., Chris Davenport.  If we cannot call upon our officers and/or key management personnel for any reason, our operations and development could be harmed. We have not yet developed a succession plan. Furthermore, as we grow, we will be required to hire and attract additional professionals in programming, accounting, legal, finance, marketing, customer services. We may be unable to locate or attract qualified individuals for such positions, which will affect our ability to grow and expand our business.

If we fail to acquire new customers, or fail to do so in a cost-effective manner, we may be unable to increase net revenue per active customer or achieve profitability.

Our success depends on our ability to acquire customers in a cost-effective manner. In order to expand our customer base, we must appeal to and acquire customers who have historically used other means of commerce to purchase the goods we provide and may prefer alternatives to our offerings, such as traditional brick and mortar retailers, the websites of our competitors or our suppliers’ own websites. We have primarily relied upon our organic growth and our advertising through Facebook. We cannot assure you that the net profit from new customers we acquire will ultimately exceed the cost of acquiring those customers. If we fail to deliver a quality shopping experience, or if consumers do not perceive that the products we offer to be economically advantageous, of high value and quality, we may be unable to acquire new customers. If we are unable to acquire new customers who purchase products in numbers sufficient to grow our business, we be unable to generate the scale necessary to drive beneficial effects with our suppliers, our net revenue may decrease, and our business, financial condition and operating results may be materially adversely affected.

Our success depends in part on our ability to increase our net revenue per active customers; if we fail to increase customer loyalty and repeat purchasing as well as maintain high levels of customer engagement, our growth prospects and revenue will be materially adversely affected.

Our ability to grow our business depends on our ability to retain our existing customer base and generate increased revenue and repeat purchases from this customer base and maintain high levels of customer engagement. To do this, we must continue to provide our customers and potential customers with a unified, convenient, efficient and differentiated shopping experience. If we fail to increase net revenue per active customer, generate repeat purchases or maintain high levels of customer engagement and average order value, our growth prospects, operating results and financial condition could be materially adversely affected.

Uncertain acceptance and maintenance of our company brand.

We believe that the establishment and maintenance of our brand that the public identifies with us is critical to attracting and expanding its customer base. No assurance can be given that our branding efforts will be successful. Promotion of brand awareness among users will depend, among other things, on our success in our organic growth, our marketing efforts and the usability of our websites, none of which can be assured.

If we do not successfully optimize and operate our fulfillment network our business could be harmed.

If we do not adequately predict customer demand or otherwise optimize and operate our fulfillment network successfully, it could result in excess or insufficient fulfillment, or result in increased costs, impairment charges, or both, and harm our business in other ways. As we continue to add fulfillment capability or add new businesses with different requirements, our fulfillment networks become increasingly complex and operating them becomes more challenging. There can be no assurance that we will be able to operate our networks effectively. In addition, a failure to optimize inventory in our fulfillment network may increase our shipping cost. Orders from several of our websites are fulfilled primarily from a single location, and we have only a limited ability to reroute orders to third parties for drop-shipping.

We rely on a limited number of shipping companies to deliver inventory to us and completed orders to our customers. If we are unable to negotiate acceptable terms with these companies or they experience performance problems or other difficulties, it could negatively impact our operating results and customer experience. In addition, our ability to receive inbound inventory efficiently and ship completed orders to customers also may be negatively affected by inclement weather, fire, flood, power loss, earthquakes, labor disputes, acts of war or terrorism, acts of God, and similar factors.

Third parties either drop-ship or otherwise fulfill an increasing portion of our customers’ orders, and we are increasingly reliant on the reliability, quality, and future procurement of their services. Under some of our commercial agreements, we maintain the inventory of other companies, thereby increasing the complexity of tracking inventory and operating our fulfillment network. Our failure to properly handle such inventory or the inability of these other companies to accurately forecast product demand would result in unexpected costs and other harm to our business and reputation.

We face inventory risks.

We are exposed to inventory risks that may adversely affect our operating results as a result of seasonality, new product launches by manufacturers, rapid changes in product cycles and pricing, defective merchandise, changes in consumer demand and consumer spending patterns, changes in consumer tastes with respect to our products, and other factors. We endeavor to accurately predict these trends and avoid overstocking or understocking products we sell. Demand for products, however, can change significantly between the time inventory is ordered and the date of sale. In addition, when we begin selling a new product, it may be difficult to establish vendor relationships, determine appropriate product selection, and accurately forecast demand. The acquisition of certain types of inventory may require significant lead-time and prepayment and may not be returnable. We plan to carry a broad selection of inventory and we may be unable to sell products in sufficient quantities or during the relevant selling seasons. Any one of the inventory risk factors set forth above may adversely affect our operating results.

Risks associated with the suppliers from whom our products are sourced could materially adversely affect our financial performance as well as our reputation and brand.

We depend on our ability to provide our customers with a wide range of products from qualified suppliers in a timely and efficient manner. Political and economic instability, the financial stability of suppliers, suppliers’ ability to meet our standards, labor problems experienced by suppliers, the availability of raw materials, merchandise quality issues, currency exchange rates, transport availability and cost, transport security, inflation, and other factors relating to the suppliers are beyond our control.

Our agreements with most of our suppliers do not provide for the long-term availability of merchandise or the continuation of particular pricing practices, nor do they usually restrict such suppliers from selling products to other buyers.

There can be no assurance that our current suppliers will continue to seek to sell us products on current terms or that we will be able to establish new or otherwise extend current supply relationships to ensure product acquisitions in a timely and efficient manner and on acceptable commercial terms. Our ability to develop and maintain relationships with reputable suppliers and offer high quality merchandise to our customers is critical to our success. If we are unable to develop and maintain relationships with suppliers that would allow us to offer a sufficient amount and variety of quality merchandise on acceptable commercial terms, our ability to satisfy our customers’ needs, and therefore our long-term growth prospects, would be materially adversely affected.

We depend on our suppliers to perform certain services regarding the products that we offer.

As part of offering our suppliers’ products for sale on our sites, they generally agree to conduct a number of traditional retail operations regarding their products, including maintaining inventory and preparing merchandise for shipment to our customers. We may be unable to ensure that these suppliers will continue to perform these services to our customers’ satisfaction in a manner that provides our customer with a unified brand experience or on commercially reasonable terms. If our customers become dissatisfied with the products and shipments provided by our suppliers, our business, reputation and brands could suffer.

Our business may be adversely affected if we are unable to provide our customers a cost-effective shopping platform that is able to respond and adapt to rapid changes in technology.

The number of people who access the Internet through devices other than personal computers, including mobile phones, smartphones, handheld computers such as notebooks and tablets, video game consoles, and television set-top devices, has increased dramatically in the past few years. The smaller screen size, functionality, and memory associated with some alternative devices may make the use of our sites and purchasing our products more difficult. The versions of our sites developed for these devices may not be compelling to consumers. In addition, it is time consuming and costly to keep pace with rapidly changing and continuously evolving technology.

As new mobile devices and platforms are released, it is difficult to predict the problems we may encounter in developing applications for alternative devices and platforms, and we may need to devote significant resources to the creation, support and maintenance of such applications. If we are unable to attract consumers to our websites through these devices or are slow to develop a version of our websites that is more compatible with alternative devices or a mobile application, we may fail to capture a significant share of consumers which could adversely affect our business.

Further, we continually upgrade existing technologies and business applications, and we may be required to implement new technologies or business applications in the future. The implementation of upgrades and changes requires significant investments. Our results of operations may be affected by the timing, effectiveness and costs associated with the successful implementation of any upgrades or changes to our systems and infrastructure. In the event that it is more difficult for our customers to buy products from us on their mobile devices, or if our customers choose not to buy products from us on their mobile devices or to use mobile products that do not offer access to our websites, our customer growth could be harmed and our business, financial condition and operating results may be materially adversely affected.

Significant merchandise returns could harm our business.

We allow our customers to return products, subject to our return policy. If merchandise returns are significant, our business, prospects, financial condition and results of operations could be harmed. Many of our products are large and require special handling and delivery. From time to time our products are damaged in transit, which can increase return rates and harm our brand.

We may be subject to product liability claims if people or property are harmed by the products we sell.

Some of the products we sell may expose us to product liability claims relating to personal injury, death, or environmental or property damage, and may require product recalls or other actions. Although we maintain liability insurance, we cannot be certain that our coverage will be adequate for liabilities actually incurred or that insurance will continue to be available to us on economically reasonable terms, or at all. In addition, some of our agreements with our vendors and sellers do not indemnify us from product liability.

We are subject to risks related to online payment methods.

We accept payments using a variety of methods, including credit card, debit card, PayPal and gift cards. As we offer new payment options to consumers, we may be subject to additional regulations, compliance requirements and fraud. For certain payment methods, including credit and debit cards, we pay interchange and other fees, which may increase over time and raise our operating costs and lower profitability. We are also subject to payment card association operating rules and certification requirements, including the Payment Card Industry Data Security Standard and rules governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for us to comply. As our business changes, we may also be subject to different rules under existing standards, which may require new assessments that involve costs above what we currently pay for compliance. If we fail to comply with the rules or requirements of any provider of a payment method we accept, if the volume of fraud in our transactions limits or terminates our rights to use payment methods we currently accept, or if a data breach occurs relating to our payment systems, we may, among other things, be subject to fines or higher transaction fees and may lose, or face restrictions placed upon, our ability to accept credit card and debit card payments from consumers or facilitate other types of online payments. If any of these events were to occur, our business, financial condition and operating results could be materially adversely affected.

We occasionally receive orders placed with fraudulent credit card data. We may suffer losses as a result of orders placed with fraudulent credit card data even if the associated financial institution approved payment of the orders. Under current credit card practices, we may be liable for fraudulent credit card transactions. If we are unable to detect or control credit card fraud, our liability for these transactions could harm our business, financial condition and results of operations.

We could be harmed by data loss or other security breaches.

As a result of our services being web-based and the fact that we process, store, and transmit large amounts of data, including personal information, for our customers, failure to prevent or mitigate data loss or other security breaches could expose us or our customers to a risk of loss or misuse of such information, adversely affect our operating results, result in litigation or potential liability for us, and otherwise harm our business. We use third party technology and systems for a variety of reasons, including, without limitation, encryption and authentication technology, employee email, content delivery to customers, back-office support, and other functions. Although we have developed systems and processes that are designed to protect customer information and prevent data loss and other security breaches, including systems and processes designed to reduce the impact of a security breach, such measures cannot provide absolute security.

We face risks related to system interruption and lack of redundancy.

We may experience occasional system interruptions and delays that make our websites and services unavailable or slow to respond and prevent us from efficiently fulfilling orders which may reduce our net sales and the attractiveness of our products. If we are unable to continually add software and hardware, effectively upgrade our systems and network infrastructure, and take other steps to improve the efficiency of our systems, it could cause system interruptions or delays and adversely affect our operating results.

Our computer and communications systems and operations could be damaged or interrupted by fire, flood, power loss, telecommunications failure, earthquakes, acts of war or terrorism, acts of God, computer viruses, physical or electronic break-ins, and similar events or disruptions. Any of these events could cause system interruption, delays, and loss of critical data, and could prevent us from accepting and fulfilling customer orders which could make our products less attractive and subject us to liability. Our systems are not fully redundant and our disaster recovery planning may not be sufficient. In addition, we may have inadequate insurance coverage to compensate for any related losses. Any of these events could damage our reputation and be expensive to remedy.

If demand for our products slows, then our business may be materially adversely affected.

Demand for the products we sell may be affected by a number of factors we cannot control, including:

●

Number of older vehicles in service since vehicles seven years old or older are generally no longer under the original vehicle manufacturers’ warranties and tend to need more maintenance and repair than newer vehicles.

●

Rising energy prices. Increases in energy prices may cause our customers to defer purchases of certain of our products as they use a higher percentage of their income to pay for gasoline and other energy costs and may drive their vehicles less, resulting in less wear and tear and lower demand for repairs and maintenance.

●	Periods of declining economic conditions, consumers may reduce their discretionary spending by deferring vehicle maintenance or repair or affect our customers’ ability to obtain credit.

●

Milder weather conditions may lower the failure rates of automotive parts, while extended periods of rain and winter precipitation may cause our customers to defer maintenance and repair on their vehicles. Extremely hot or cold conditions may enhance demand for our products due to increased failure rates of our customers’ automotive parts.

●	Advances in automotive technology, such as electric vehicles, and parts design can result in cars needing maintenance less frequently and parts lasting longer.

●	Number of miles vehicles are driven annually (higher vehicle mileage increases the need for maintenance and repair and mileage levels may be affected by gas prices, ride sharing and other factors).

●	Quality of the vehicles manufactured by the original vehicle manufacturers and the length of the warranties or maintenance offered on new vehicles.

●

Restrictions on access to telematics and diagnostic tools and repair information imposed by the original vehicle manufacturers or by governmental regulation (these restrictions may cause vehicle owners to rely on dealers to perform maintenance and repairs).

These factors could result in a decline in the demand for our products, which could adversely affect our business and overall financial condition.

If we are unable to compete successfully against other businesses that sell the products that we sell, we could lose customers and our sales and profits may decline.

The sale of automotive parts, accessories and maintenance items is highly competitive, and sales volumes are dependent on many factors, including name recognition, product availability, customer service, store location and price.  Our competitors include national, regional and local auto parts chains, independently owned parts stores, online automotive parts stores or marketplaces, wholesale distributors, auto dealers and other retailers that sell aftermarket vehicle parts and supplies, chemicals, accessories, tools and maintenance parts. Our competitors may gain competitive advantages, such as greater financial and marketing resources allowing them to sell automotive products at lower prices, larger stores with more merchandise, longer operating histories, more frequent customer visits and more effective advertising. Online and multi-channel retailers often focus on delivery services, offering customers faster, guaranteed delivery times and low-price or free shipping. Online businesses have lower operating costs than we do. Many of our competitors are able to compete more effectively in the commercial market on the basis of customer service, merchandise quality, selection and availability, price, product warranty, distribution locations and the strength of their brand name, trademarks and service marks, some automotive aftermarket participants have been in business for substantially longer periods of time than we have, and as a result have developed long-term customer relationships and have large available inventories. If we are unable to profitably develop new commercial customers, our sales growth may be limited.

Consolidation among our competitors may negatively impact our business.

Historically some of our competitors have merged. Consolidation among our competitors could enhance their market share and financial position, provide them with the ability to achieve better purchasing terms and provide more competitive prices to customers for whom we compete, and allow them to utilize merger synergies and cost savings to increase advertising and marketing budgets to more effectively compete for customers. Consolidation by our competitors could also increase their access to local market parts assortment.  These consolidated competitors could take sales volume away from us in certain markets, could achieve greater market penetration, could cause us to change our pricing with a negative impact on our margins or could cause us to spend more money to maintain customers or seek new customers, all of which could negatively impact our business.

Our failure to protect our reputation could have a material adverse effect on our brand name and profitability.

The value in our brand name and its continued effectiveness in driving our sales growth are dependent to a significant degree on our ability to maintain our reputation for safety, high product quality, friendliness, service, trustworthy advice, integrity and business ethics. Any negative publicity about these areas could damage our reputation and may result in reduced demand for our merchandise. The increasing use of technology also poses a risk as customers are able to quickly compare products and prices and use social media to provide feedback in a manner that is rapidly and broadly dispersed. Our reputation could be impacted if customers have a bad experience and share it over social media.

Failure to comply with ethical, social, product, labor, environmental and anti-corruption standards could also jeopardize our reputation and potentially lead to various adverse actions by consumer or environmental groups, employees or regulatory bodies.

Failure to comply with applicable laws and regulations, to maintain an effective system of internal controls or to provide accurate and timely financial statement information could also hurt our reputation. If we fail to comply with existing or future laws or regulations, we may be subject to governmental or judicial fines or sanctions, while incurring substantial legal fees and costs. In addition, our capital and operating expenses could increase due to implementation of and compliance with existing and future laws and regulations or remediation measures that may be required if we are found to be noncompliant with any existing or future laws or regulations. The inability to pass through any increased expenses through higher prices would have an adverse effect on our results of operations.

Damage to our reputation or loss of consumer confidence for any of these or other reasons could have a material adverse effect on our results of operations and financial condition, as well as require additional resources to rebuild our reputation.

Our business, financial condition, results of operations and cash flows may be affected by litigation.

We are involved in lawsuits, regulatory investigations, governmental and other legal procedures, arising out of the ordinary course of business. Legal action may be material and may adversely affect our business, results of operations, financial condition and cash flows.

We rely heavily on our information technology systems for our key business processes. Any failure or interruption in these systems could have a material adverse impact on our business.

We rely extensively on our information technology systems, some of which are managed or provided by third-party service providers, to manage inventory, communicate with customers, process transactions and summarize results. Our systems and the third-party systems we rely on are subject to damage or interruption from power outages, telecommunications failures, computer viruses, security breaches, malicious cyber-attacks, catastrophic events, and design or usage errors by contractors or third-party service providers. Although we and our third-party service providers work diligently to maintain our respective systems, we may not be successful in doing so.

If our systems are damaged or fail to function properly, we may incur substantial costs to repair or replace them, and may experience loss of critical data and interruptions or delays in our ability to manage inventories or process transactions, which could result in lost sales, inability to process purchase orders and/or a potential loss of customer loyalty, which could adversely affect our results of operations.

Our business is in the process of developing and implementing various information systems, as well as modifying existing systems. These technological changes will require significant investment of human and financial resources, and our business may experience significant delays, costs increases and other obstacles with these projects. Although we have invested significant resources during our planning, project management and training, implementation issues may arise which may disrupt our operations and negatively impact our business operations, financial condition and cash flows.

Government regulation of the internet and e-commerce is evolving, and unfavorable changes or failure by us to comply with these regulations could substantially harm our business and results of operations.

We are subject to general business regulations and laws as well as regulations and laws specifically governing the internet and e-commerce. Existing and future regulations and laws could impede the growth of the Internet, e-commerce or mobile commerce. These regulations and laws may involve taxes, tariffs, privacy and data security, anti-spam, content protection, electronic contracts and communications, consumer protection, Internet neutrality and gift cards. It is not clear how existing laws governing issues such as property ownership, sales and other taxes and consumer privacy apply to the Internet as the vast majority of these laws were adopted prior to the advent of the Internet and do not contemplate or address the unique issues raised by the Internet or e-commerce. It is possible that general business regulations and laws, or those specifically governing the Internet or e-commerce, may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. We cannot be sure that our practices have complied, comply or will comply fully with all such laws and regulations. Any failure, or perceived failure, by us to comply with any of these laws or regulations could result in damage to our reputation, a loss in business and proceedings or actions against us by governmental entities or others. Any such proceeding or action could hurt our reputation, force us to spend significant amounts in defense of these proceedings, distract our management, increase our costs of doing business, decrease the use of our sites by consumers and suppliers and may result in the imposition of monetary liability. We may also be contractually liable to indemnify and hold harmless third parties from the costs or consequences of non-compliance with any such laws or regulations. In addition, it is possible that governments of one or more countries may seek to censor content available on our sites or may even attempt to completely block access to our sites. Adverse legal or regulatory developments could substantially harm our business. In particular, in the event that we are restricted, in whole or in part, from operating in one or more countries, our ability to retain or increase our customer base may be adversely affected, and we may not be able to maintain or grow our net revenue and expand our business as anticipated.

Failure to comply with federal, state and international laws and regulations relating to privacy, data protection and consumer protection, or the expansion of current or the enactment of new laws or regulations relating to privacy, data protection and consumer protection, could adversely affect our business and our financial condition.

A variety of federal, state and international laws and regulations govern the collection, use, retention, sharing, export and security of consumer data. Laws and regulations relating to privacy, data protection and consumer protection are evolving and subject to potentially differing interpretations. These requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another or may conflict with other rules or our practices. As a result, our practices may not have complied or may not comply in the future with all such laws, regulations, requirements and obligations. Any failure, or perceived failure, by us to comply with our posted privacy policies or with any federal, state or international privacy or consumer protection related laws, regulations, industry self-regulatory principles, industry standards or codes of conduct, regulatory guidance, orders to which we may be subject or other legal obligations relating to privacy or consumer protection could adversely affect our reputation, brand and business, and may result in claims, proceedings or actions against us by governmental entities or others or other liabilities or require us to change our operations and/or cease using certain data sets. Any such claim, proceeding or action could hurt our reputation, brand and business, force us to incur significant expenses in defense of such proceedings, distract our management, increase our costs of doing business, result in a loss of customers and suppliers and may result in the imposition of monetary penalties. We may also be contractually required to indemnify and hold harmless third parties from the costs or consequences of non-compliance with any laws, regulations or other legal obligations relating to privacy or consumer protection or any inadvertent or unauthorized use or disclosure of data that we store or handle as part of operating our business.

Federal, state and international governmental authorities continue to evaluate the privacy implications inherent in the use of third-party “cookies” and other methods of online tracking for behavioral advertising and other purposes. U.S. and foreign governments have enacted, have considered or are considering legislation or regulations that could significantly restrict the ability of companies and individuals to engage in these activities, such as by regulating the level of consumer notice and consent required before a company can employ cookies or other electronic tracking tools or the use of data gathered with such tools. Additionally, some providers of consumer devices and web browsers have implemented, or announced plans to implement, means to make it easier for Internet users to prevent the placement of cookies or to block other tracking technologies, which could if widely adopted result in the use of third-party cookies and other methods of online tracking becoming significantly less effective. The regulation of the use of these cookies and other current online tracking and advertising practices or a loss in our ability to make effective use of services that employ such technologies could increase our costs of operations and limit our ability to acquire new customers on cost-effective terms and consequently, materially adversely affect our business, financial condition and operating results.

Foreign data protection, privacy and other laws and regulations are often more restrictive than those in the United States. The European Union, for example, traditionally has imposed stricter obligations under its laws and regulations relating to privacy, data protection and consumer protection than the United States. Individual EU member countries currently still have discretion with respect to their interpretation and implementation of these laws and the penalties for breach and have their own regulators with differing attitudes towards enforcement, which results in varying privacy standards and enforcement risk from country to country. Legislation and regulation in the European Union and some EU member states require companies to give specific types of notice and in some cases seek consent from consumers before using their data for certain purposes, including some marketing activities. In the majority of EU member countries, consent must be obtained prior to setting cookies or other tracking technologies. Outside of the European Union, there are many countries with data protections laws, and new countries are adopting data protection legislation with increasing frequency. Many of these laws may require consent from consumers for the use of data for various purposes, including marketing, which may reduce our ability to market our products. There is no harmonized approach to these laws and regulations globally. Consequently, we increase our risk of non-compliance with applicable foreign data protection laws and regulations as we continue our international expansion. We may need to change and limit the way we use consumer information in operating our business and may have difficulty maintaining a single operating model that is compliant. Compliance with such laws and regulations will result in additional costs and may necessitate changes to our business practices and divergent operating models, which may adversely affect our business and financial condition.

In addition, various federal, state and foreign legislative and regulatory bodies, or self-regulatory organizations, may expand current laws or regulations, enact new laws or regulations or issue revised rules or guidance regarding privacy, data protection and consumer protection. Any such changes may force us to incur substantial costs or require us to change our business practices. This could compromise our ability to pursue our growth strategy effectively and may adversely affect our ability to acquire customers or otherwise harm our business, financial condition and operating results.

A privacy breach could damage our reputation and our relationship with our customers, expose us to litigation risk and adversely affect our business.

As part of our normal course of business, we collect, process and retain sensitive and confidential customer information. Despite security measures we have in place, our facilities and systems may be vulnerable to security breaches, acts of vandalism, computer viruses, misplaced or lost data, programming and/or human errors, or other similar events. Any security breach involving the misappropriation, loss or other unauthorized disclosure of confidential information could severely damage our reputation and our relationships with our customers, expose us to risks of litigation and liability and adversely affect our business.

Our Articles of Incorporation exculpates our officers and directors from certain liability to our Company or our stockholders.

Our Articles of Incorporation contain a provision limiting the liability of our officers and directors for their acts or failures to act, except for acts involving intentional misconduct, fraud or a knowing violation of law. This limitation on liability may reduce the likelihood of derivative litigation against our officers and directors and may discourage or deter our stockholders from suing our officers and directors based upon breaches of their duties to our Company.

Business disruptions could affect our operating results

A significant portion of our development activities and certain other critical business operations are concentrated in a few geographic areas. A major earthquake, fire or other catastrophic event that results in the destruction or disruption of any of our critical facilities could severely affect our ability to conduct normal business operations and, as a result, our future financial results could be materially and adversely affected.

We expect to incur substantial expenses to meet our reporting obligations as a public company.

We estimate that it will cost approximately $125,000 annually to maintain the proper management and financial controls for our filings required as a public reporting company, funds that would otherwise be spent for our business operations. Our public reporting costs may increase over time, which will increase our expenses and may decrease our potential profitability.

Because our directors and executive officers are among our largest stockholders, they can exert significant control over our business and affairs and have actual or potential interests that may depart from those of investors.

Certain of our executive officers and directors own a significant percentage of our outstanding capital stock. As of the date of this prospectus , our executive officers and directors and their respective affiliates beneficially own a controlling interest of our outstanding voting stock. The Selling Stockholder cannot receive a controlling interest as they are contractually limited to 9.99% of the issued and outstanding shares of common stock. Management controls 95% of the 20,000 shares of Series B Preferred Stock authorized, each share of which entitles the holder to vote on all shareholder manners in total equal to 66.7% of the total vote.  The interests of such persons may differ from the interests of our other stockholders. As a result, in addition to their board seats and offices, such persons will have significant influence and control over all corporate actions requiring stockholder approval, irrespective of how our company’s other stockholders may vote, including the following actions:

●	to elect or defeat the election of our directors.
●	to amend or prevent amendment of our certificate of incorporation or by-laws.
●	to effect or prevent a merger, sale of assets or other corporate transaction.
●	to control the outcome of any other matter submitted to our stockholders for a vote.

This concentration of ownership by itself may have the effect of impeding a merger, consolidation, takeover or other business consolidation, or discouraging a potential acquirer from making a tender offer for our common stock, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

We will need substantial additional funding to continue our operations, which could result in dilution to our stockholders; we may be unable to raise capital when needed, if at all, which could cause us to have insufficient funds to pursue our operations, or to delay, reduce or eliminate our development of new programs or commercialization efforts.

We expect to incur additional costs associated with operating as a public company and to require substantial additional funding to continue to pursue our business and our expansion plans. We may also encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may increase our capital needs and/or cause us to spend our cash resources faster than we expect. Accordingly, we expect that we will need to obtain substantial additional funding in order to continue our operations. To date, we have financed our operations entirely through equity investments by related parties and other investors and the incurrence of debt. We expect to continue to do so in the foreseeable future. Additional funding from those or other sources may not be available when or in the amounts needed, on acceptable terms, or at all. If we raise capital through the sale of equity, or securities convertible into equity, it will result in dilution to our existing stockholders, which could be significant depending on the price at which we may be able to sell our securities. If we raise additional capital through the incurrence of additional indebtedness, we will likely become subject to further covenants restricting our business activities, and holders of debt instruments may have rights and privileges senior to those of our equity investors. In addition, servicing the interest and principal repayment obligations under debt facilities could divert funds that would otherwise be available to support development of new programs and marketing to current and potential new clients. If we are unable to raise capital when needed or on attractive terms, we could be forced to delay, reduce or eliminate development of new programs or future marketing efforts. Any of these events could significantly harm our business, financial condition and prospects.

We do not have an independent board of directors which could create a conflict of interests and pose a risk from a corporate governance perspective.

Our Board of Directors consists mostly of current executive officers and consultants, which means that we do not have any outside or independent directors. The lack of independent directors:

●	May prevent the Board from being independent from management in its judgments and decisions and its ability to pursue the Board responsibilities without undue influence.

●	May present us from providing a check on management, which can limit management taking unnecessary risks.

●	Create potential for conflicts between management and the diligent independent decision-making process of the Board.

●	Present the risk that our executive officers on the Board may have influence over their personal compensation and benefits levels that may not be commensurate with our financial performance.

●	Deprive us of the benefits of various viewpoints and experience when confronting challenges that we face.

Because officers serve on our Board of Directors, it will be difficult for the Board to fulfill its traditional role as overseeing management.

Because we do not have a nominating or compensation committee, shareholders will have to rely on the entire board of directors, no members of which are independent, to perform these functions.

We do not have a nominating or compensation committee or any such committee comprised of independent directors. The board of directors performs these functions. No members of the board of directors are independent directors. Thus, there is a potential conflict in that board members who are also part of management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

We may have difficulty obtaining officer and director coverage or obtaining such coverage on favorable terms or financially be unable to obtain any such coverage, which may make it difficult for our attracting and retaining qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage or financially be unable to obtain such coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

We are required to comply with certain provisions of Section 404 of the Sarbanes-Oxley Act of 2002 and if we fail to comply in a timely manner, our business could be harmed, and our stock price could decline.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require an annual assessment of internal controls over financial reporting, and for certain issuers an attestation of this assessment by the issuer’s independent registered public accounting firm. The standards that must be met for management to assess the internal controls over financial reporting as effective are evolving and complex, and require significant documentation, testing, and possible remediation to meet the detailed standards.

We expect to incur expenses and to devote resources to Section 404 compliance on an ongoing basis. It is difficult for us to predict how long it will take or costly it will be to complete the assessment of the effectiveness of our internal control over financial reporting for each year and to remediate any deficiencies in our internal control over financial reporting. As a result, we may not be able to complete the assessment and remediation process on a timely basis. In addition, although attestation requirements by our independent registered public accounting firm are not presently applicable to us, we could become subject to these requirements in the future and we may encounter problems or delays in completing the implementation of any resulting changes to internal controls over financial reporting. Our internal control over financial reporting presently are not effective as defined under Section 404, we cannot predict how the market prices of our shares will be affected; however, we believe that there is a risk that investor confidence and share value may be negatively affected.

These and other new or changed laws, rules, regulations and standards are, or will be, subject to varying interpretations in many cases due to their lack of specificity. As a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. Our efforts to comply with evolving laws, regulations and standards are likely to continue to result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. Further, compliance with new and existing laws, rules, regulations and standards may make it more difficult and expensive for us to maintain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. Members of our board of directors and our principal executive officer and principal financial officer could face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficulty attracting and retaining qualified directors and executive officers, which could harm our business. We continually evaluate and monitor regulatory developments and cannot estimate the timing or magnitude of additional costs we may incur as a result.

Risks Related To Our Securities

Shareholders may be diluted significantly through our efforts to obtain financing and satisfy obligations through the issuance of additional shares of our common stock.

We may rely on equity sales of common stock to fund operations.  We may conduct further equity and/or convertible debt offerings in the future to finance operations or other projects that it decides to undertake. If common stock is issued in return for additional funds, or upon conversion or exercise of outstanding convertible debentures or warrants, the price per share could be lower than that paid by existing common stockholders. If we issue additional shares of common stock, your percentage interest will be lower. This condition, often referred to as “dilution”, could result in a reduction in the per share value of your shares of common stock. Our Board of Directors will attempt to use non-cash consideration to satisfy obligations. In many instances, we believe that the non-cash consideration will consist of restricted shares of our common stock. Our Board of Directors has authority, without action or vote of the shareholders, to issue all or part of the authorized but unissued shares of common stock. In addition, if a trading market develops for our common stock, we may attempt to raise capital by selling shares of our common stock, possibly at a discount to market. The foregoing actions will result in dilution of the ownership interests of existing shareholders, may further dilute common stock book value, and that dilution may be material. To the extent that the cash flow from operations are insufficient to fund our operations, we will be required to raise additional capital through equity or debt financing. Any additional equity financing may be dilutive to shareholders, and debt financing, if available, may involve significant restrictive covenants.

Sales of our Common Stock being registered herein on behalf of GC and the subsequent resale of those shares will have a material dilutive effect upon our shares and will likely have a depressive effect on the market price of our Common Stock, which we have addressed in risk factors at page 5.

The trading price of our common stock may fluctuate significantly.

Volatility in the trading price of our common stock may prevent you from being able to sell your shares of our common stock at prices equal to or greater than your purchase price. The trading price of our common stock could fluctuate significantly for various reasons, including:

●	our operating and financial performance and prospects;

●	our quarterly or annual earnings or those of other companies in our industry;

●	the public’s reaction to our press releases, COVID-19, other public announcements and filings with the Securities and Exchange Commission, or SEC;

●	changes in earnings estimates or recommendations by research analysts who track our common stock or the stock of other companies in our industry;

●	strategic actions by us or our competitors;

●	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

●	changes in accounting standards, policies, guidance, interpretations or principles;

●	changes in general economic conditions in the U.S. and global economies or financial markets, including such changes resulting from war or incidents of terrorism; and

●	sales of our common stock by us or members of our management team.

In addition, recently, the stock market has experienced significant price and volume fluctuations. This volatility has had a significant impact on the trading price of securities issued by many companies. The changes frequently occur irrespective of the operating performance of the affected companies. Hence, the trading price of our common stock could fluctuate based upon factors that have little or nothing to do with our business.

We are subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

Our Common Stock is subject to the provisions of Section 15(g) and Rule 15g-9 of the Securities Exchange Act of 1934 (the “Exchange Act”), commonly referred to as the “penny stock rule.” Section 15(g) sets forth certain requirements for transactions in penny stock, and Rule 15g-9(d) incorporates the definition of “penny stock” that is found in Rule 3a51-1 of the Exchange Act. The Securities and Exchange Commission (the “SEC”) generally defines a penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. We are subject to the SEC’s penny stock rules.

Since our Common Stock is deemed to be penny stock, trading in the shares of our Common Stock is subject to additional sales practice requirements on broker-dealers who sell penny stock to persons other than established customers and accredited investors. “Accredited investors” are persons with assets in excess of $1,000,000 (excluding the value of such person’s primary residence) or annual income exceeding $200,000 or $300,000 together with their spouse. For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such security and must have the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, except in certain circumstances, the rules require the delivery, prior to the first transaction of a risk disclosure document, prepared by the SEC, relating to the penny stock market. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information for the penny stocks held in an account and information to the limited market in penny stocks. Consequently, these rules may restrict the ability of broker-dealer to trade and/or maintain a market in our Common Stock and may affect the ability of the Company’s stockholders to sell their shares of Common Stock.

There can be no assurance that our shares of Common Stock will qualify for exemption from the “penny stock rule”. In any event, even if our Common Stock was exempt from the “penny stock rule”, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock if the SEC finds that such a restriction would be in the public interest.

Trading in our Common Stock on the OTC is limited and sporadic making it difficult for our stockholders to sell their shares or liquidate their investments.

Our Common Stock is currently listed for public trading on the OTC. The trading price of our Common Stock has been subject to wide fluctuations. Trading prices of our Common Stock may fluctuate in response to a number of factors, many of which will be beyond our control. The stock market has generally experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies with no current business operation. There can be no assurance that trading prices and price earnings ratios previously experienced by our Common Stock will be matched or maintained. These broad market and industry factors may adversely affect the market price of our Common Stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class-action litigation has often been instituted. Such litigation, if instituted, could result in substantial costs for us and a diversion of management’s attention and resources.

An investment in our shares is highly speculative.

The shares of our common stock are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the common stock. Before purchasing any of the shares of common stock, you should carefully consider the risk factors contained herein relating to our business and prospects. If any of the risks presented herein actually occur, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

The market price of our Common Stock may fluctuate significantly in the future.

We expect that the market price of our Common Stock may fluctuate in response to one or more of the following factors, many of which are beyond our control:

●	competitive pricing pressures.
●	our ability to market our services on a cost-effective and timely basis.
●	changing conditions in the market.
●	changes in market valuations of similar companies.
●	stock market price and volume fluctuations generally.
●	regulatory developments.
●	fluctuations in our quarterly or annual operating results.
●	additions or departures of key personnel.
●	future sales of our Common Stock or other securities.

The price at which you purchase shares of our Common Stock may not be indicative of the price that will prevail in the trading market. Shareholders may experience wide fluctuations in the market price of our securities. These fluctuations may have a negative effect on the market price of our securities and may prevent a shareholder from obtaining a market price equal to the purchase price such shareholder paid when the shareholder attempts to sell our securities in the open market. In these situations, the shareholder may be required either to sell our securities at a market price, which is lower than the purchase price the shareholder paid, or to hold our securities for a longer period than planned. An inactive or low trading market may also impair our ability to raise capital by selling shares of capital stock. You may be unable to sell your shares of Common Stock at or above your purchase price, which may result in substantial losses to you and which may include the complete loss of your investment. Any of the risks described above could adversely affect our sales and profitability and the price of our Common Stock.

There is no active public trading market for our common stock and an active market may never develop.

The public trading market for our common stock on the OTC Markets OTC Pink tier, has reflected an uneven and inactive market. Market liquidity will depend on the perception of our operating business and any steps that our management might take to bring us to the awareness of investors. There can be no assurance given that there will be any awareness generated. Consequently, investors may be unable to liquidate their investment or liquidate it at a price that reflects the value of the business. As a result, holders of our securities may not find purchasers for our securities should they to sell securities held by them. Consequently, only investors having no need for liquidity in their investment should purchase our securities and who can hold our securities for an indefinite period.

Any market that develops in shares of our common stock will be subject to the penny stock regulations and restrictions pertaining to low priced stocks that will create a lack of liquidity and make trading difficult or impossible.

The trading of our securities will be in the over-the-counter market, which is commonly referred to as the OTC Pink as maintained by FINRA. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of our securities.

Rule 3a51-1 of the Exchange Act establishes the definition of a “penny stock,” for purposes relevant to us, as any equity security that has a minimum bid price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions that are not available to us. It is likely that our shares will be penny stocks for the immediately foreseeable future. This classification severely and adversely affects any market liquidity for our common stock.

For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person’s account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

- the basis on which the broker or dealer made the suitability determination, and

- that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also must be made about the risks of investing in penny stocks in public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Additionally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of these regulations, broker-dealers may not wish to engage in the above-referenced necessary paperwork and disclosures and/or may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in any secondary market and have the effect of reducing the level of trading activity in any secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities when our securities become publicly traded. In addition, the liquidity for our securities may decrease, with a corresponding decrease in the price of our securities. Our shares, probably, will be subject to such penny stock rules for the foreseeable future and our shareholders will likely find it difficult to sell their securities.

Effective internal controls are necessary for us to provide reliable financial reports and to effectively prevent fraud. We maintain a system of internal control over financial reporting, which is defined as a process designed by, or under the supervision of, our principal executive officer and principal financial officer, or persons performing similar functions, and effected by our board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

Financial Industry Regulatory Authority, Inc. (“FINRA”) sales practice requirements may limit a shareholder’s ability to buy and sell our Common Stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our Common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Our stock is thinly traded, sale of your holding may take a considerable amount of time.

The shares of our Common Stock are thinly traded on the OTC Pink Market, meaning that the number of persons interested in purchasing our Common Stock at or near bid prices at any given time may be relatively small or non-existent. Consequently, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our Common Stock will develop or be sustained, or that current trading levels will be sustained. Due to these conditions, we can give you no assurance that you will be able to sell your shares at or near bid prices or at all if you need money or otherwise desire to liquidate your shares.

Shares eligible for future sale may adversely affect the market.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of Common Stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144 promulgated under the Securities Act, subject to certain limitations. In general, pursuant to amended Rule 144, non-affiliate stockholders may sell freely after six months subject only to the current public information requirement. Affiliates may sell after six months subject to the Rule 144 volume, manner of sale (for equity securities), current public information and notice requirements. Any substantial sales of our Common Stock pursuant to Rule 144 may have a material adverse effect on the market price of our Common Stock.

Our annual and quarterly results may fluctuate, which may cause substantial fluctuations in our Common Stock price.

Our annual and quarterly operating results may in the future fluctuate significantly depending on factors including the timing of purchase orders, new product releases by us and other companies, gain or loss of significant customers, price discounting of our product, the timing of expenditures, product delivery requirements and economic conditions. Revenues related to our product are required to be recognized upon satisfaction of all applicable revenue recognition criteria. The recognition of revenues from our product is dependent on several factors, including, but not limited to, the terms of any license agreement and the timing of implementation of our products by our customers.

Any unfavorable change in these or other factors could have a material adverse effect on our operating results for a particular quarter or year, which may cause downward pressure on our Common stock price. We expect quarterly and annual fluctuations to continue for the foreseeable future.

We have never paid cash dividends and do not anticipate doing so in the foreseeable future.

We have never declared or paid cash dividends on our common shares. We currently plan to retain any earnings to finance the growth of our business rather than to pay cash dividends. Payments of any cash dividends in the future will depend on our financial condition, results of operations and capital requirements, as well as other factors deemed relevant by our board of directors.

The Nevada Revised Statute contains provisions that could discourage, delay or prevent a change in control of our company, prevent attempts to replace or remove current management and reduce the market price of our stock.

We are subject to the anti-takeover provisions of the NRS. Depending on the number of residents in the state of Nevada who own our shares, we could be subject to the provisions of Sections 78.378 et seq. of the Nevada Revised Statutes which, unless otherwise provided in the Company’s articles of incorporation or by-laws, restricts the ability of an acquiring person to obtain a controlling interest of 20% or more of our voting shares. Our articles of incorporation and by-laws do not contain any provision which would currently keep the change of control restrictions of Section 78.378 from applying to us.

We are subject to the provisions of Sections 78.411 et seq. of the Nevada Revised Statutes. In general, this statute prohibits a publicly held Nevada corporation from engaging in a “combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the combination or the transaction by which the person became an interested stockholder is approved by the corporation’s board of directors before the person becomes an interested stockholder. After the expiration of the three-year period, the corporation may engage in a combination with an interested stockholder under certain circumstances, including if the combination is approved by the board of directors and/or stockholders in a prescribed manner, or if specified requirements are met regarding consideration. The term “combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 10% or more of the corporation’s voting stock. A Nevada corporation may “opt out” from the application of Section 78.411 et seq. through a provision in its articles of incorporation or by-laws. We have not “opted out” from the application of this section.

The forward-looking statements contained herein report may prove incorrect.

This filing contains certain forward-looking statements, including among others: (i) anticipated trends in our financial condition and results of operations; (ii) our business strategy for expanding our business into various foreign countries; and (iii) our ability to distinguish ourselves from our current and future competitors. These forward-looking statements are based largely on our current expectations and are subject risks and uncertainties. Actual results could differ materially from these forward-looking statements. In addition to the other risks described elsewhere in this “Risk Factors” discussion, important factors to consider in evaluating such forward-looking statements include: (i) changes to external competitive market factors or in our internal budgeting process which might impact trends in our results of operations; (ii) anticipated working capital or other cash requirements; (iii) changes in our business strategy or an inability to execute our strategy due to unanticipated changes in our business; and (iv) various competitive factors that may prevent us from competing successfully in the marketplace. Considering these risks and uncertainties, many of which are described in greater detail elsewhere in this “Risk Factors” discussion, there can be no assurance that the events predicted in forward-looking statements contained in this Prospectus will, in fact, transpire.

Our stock price may be volatile, which may result in losses to our shareholders.

The stock markets have experienced significant price and trading volume fluctuations, and the market prices of companies listed on the OTCPNK quotation system in which shares of our common stock are listed, have been volatile in the past and have experienced sharp share price and trading volume changes. The trading price of our common stock is likely to be volatile and could fluctuate widely in response to many factors, including the following, some of which are beyond our control:

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks can be negatively affected from patterns of fraud and abuse.

Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

Our Articles of Incorporation exculpates our officers and directors from certain liability to us or our stockholders.

Our Articles of Incorporation contain a provision that no director or officer will be personally liable to us or our stockholders for damages regarding breaches of fiduciary duty. This limitation on liability may reduce the likelihood of derivative litigation against our officers and directors and may discourage or deter our stockholders from suing our officers and directors based upon breaches of their duties to our Company. We may also have contractual indemnification obligations under our employment agreements with our officers. The foregoing indemnification obligations could result in our incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. Additionally, these provisions and resultant costs may also discourage our bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors and officers, even though such actions, if successful, might otherwise benefit our company and shareholders.

Risks Related to GC Equity Line

GC’s sales of our Shares into the open market may cause material decreases in our stock price.

The 1,000,000 shares of our common stock that are being registered herein, if issued as a consequence of the Company exercising its rights pursuant to a Put Notice, may be sold into the public market by GC could cause our stock price to decline. In turn, if our stock price declines and we issue more Put Notices, this would cause more shares to come into the public market, which could cause a further drop in our stock price.

Due to our 4,000 to 1 Reverse Stock Split and only registering 1,000,000 Shares herein, we will be able to obtain only 4% of the four million dollars of funding provided for in the SECA

Under our SECA with GC, upon effectiveness of the registration statement of which this prospectus is a part, and subject to other conditions, we may direct GC to purchase up to $4,000,000 of our common stock over a 24-month period.  At an assumed purchase price of $0.15 equal to the closing market price of our common stock on March 17, 2020, we would require the sale by us to GC of 26,666,666 shares, however, we are only registering 1,000,000 shares herein, which would provide us with a maximum funding of only $150,000, which is only 3.75% of the $4,000,000 funding amount provided for in the SECA or $3,850,000 less than the full funding amount.

Additionally, there can be no assurance that we will be able to receive even 3.75% of an assumed funding amount pf $159,000 because the SECA contains certain limitations, restrictions, requirements, conditions and other provisions that could limit our ability to cause GC to buy common stock from us.  For instance, we are prohibited from issuing a Draw Down Notice if the amount requested in such Draw Down Notice exceeds the Maximum Draw Down Amount, or the sale of Shares pursuant to the Draw Down Notice would cause us to sell or GC to purchase an aggregate number of shares of the Company’s common stock which would result in beneficial ownership by GC of more than 9.99% of our common stock (as calculated pursuant to Section 13(d) of the Exchange Act and the rules and regulations thereunder).  Moreover, there are limitations with respect to the frequency with which we may provide Draw Down Notices to GC under the Equity Purchase Agreement.  Also, as discussed above, there must be an effective registration statement covering the resale of any Shares to be issued pursuant to any draw down under the Equity Purchase Agreement, and the registration statement of which this prospectus is a part covers the resale of only 1,000,000 Shares that may be issuable pursuant to draw downs under the Equity Purchase Agreement. The registration statement is subject to review and comment by the staff of the Commission, and requires the consent of our independent registered public accounting firm. Therefore, the timing of effectiveness of these registration statements cannot be assured.

The extent to which we rely on GC as a source of funding will depend on a number of factors, including the amount of working capital needed, the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from GC were to prove unavailable or prohibitively dilutive, we would need to secure another source of funding. Even if we sell all 1,000,000 shares of common stock under the Purchase Agreement with GC, we will still need additional capital to fully implement our current business, operating plans and development plans.

The sale or issuance of our common stock to GC may cause substantial dilution and the resale of the shares of common stock by GC into the public market, or the perception that such sales may occur, could cause the price of our common stock to fall.

Under the SECA with GC, upon effectiveness of the registration statement of which this prospectus is a part, and subject to other conditions, we may direct GC to purchase up to 1,000,000 of our shares of common stock over a 24-month period. We are registering an aggregate of 1,000,000 shares of common stock in the registration statement of which this prospectus is a part pursuant to the Registration Rights Agreement, representing shares which have been and may be issuable to GC under the Equity Purchase Agreement.  Notwithstanding GC’s beneficial ownership limitation set forth in the Equity Purchase Agreement, if all of the 1,000,000 shares offered under this prospectus were issued and outstanding as of March 17, 2020, such shares would represent approximately 64.9% of the total number of shares of our common stock outstanding (although controlling interest remains with management as management controls 95% of the 20,000 shares of Series B Preferred Stock authorized, each share of which entitles the holder to vote on all shareholder manners in total equal to 66.7% of the total vote)..  The number of shares ultimately offered for sale by GC under this prospectus is dependent upon a number of factors, including the number of Shares we ultimately issue and sell to GC under the Equity Purchase Agreement.  Because the actual Equity Purchase price for the Shares that we may sell to GC will fluctuate based on the market price of our common stock during the term of the Equity Purchase Agreement, we are not able to determine at this time the exact number of shares of our common stock that we will issue under the SECA and, therefore, the exact number of shares we will ultimately register for resale under the Securities Act.

There is an inverse relationship between the market price of our common stock and the number of shares of our common stock that may be sold pursuant to the SECA.  That is, the lower the market price, the more shares of our common stock that may be sold under the SECA.  Accordingly, if the market price of our common stock decreases (whether such decrease is due to sales by GC in the market or otherwise) and, in turn, the Equity Purchase price of our common stock sold to GC under the SECA decreases, this could allow GC to receive greater numbers of shares of our common stock pursuant to draw downs under the SECA.  Although the number of shares of our common stock that our existing stockholders own will not decrease, the common stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such sales to GC.  Depending on market liquidity at the time, the sale of a substantial number of shares of our common stock to GC at a discount to the then-prevailing market price for our common stock under the Equity Purchase Agreement, and the resale of such shares by GC into the public market, or the perception that such sales may occur, could cause the trading price of our common stock to decline, result in substantial dilution to existing stockholders and make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

For a tabular disclosure of the number of securities and percentage ownership to be issued assuming we sell all the securities on the registration statement and assuming sales to GC at various prices, see disclosure beginning on page 23 of this prospectus.

We may use the net proceeds from sales of our common stock to GC pursuant to the SECA in ways with which you may disagree.

We intend to use the net proceeds from sales of our common stock to GC pursuant to the SECA for working capital and general corporate purposes.  As of the date of this prospectus, we cannot specify with certainty all of the particular uses of the proceeds from sales of common stock to GC pursuant to the Equity Purchase Agreement.  Accordingly, we will have significant discretion in the use of the net proceeds of sales of common stock to GC pursuant to the Equity Purchase Agreement.  It is possible that we may allocate the proceeds differently than investors in this offering desire or that we will fail to maximize our return on these proceeds.  We may, subsequent to this offering, modify our intended use of the proceeds from sales of common stock to GC pursuant to the SECA to pursue strategic opportunities that may arise, such as potential acquisition opportunities.  You will be relying on the judgment of our management with regard to the use of the net proceeds from the sales of common stock to GC pursuant to the Equity Purchase Agreement, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately.  Any failure to apply the proceeds from sales of common stock to GC pursuant to the SECA effectively could have a material adverse effect on our business and cause a decline in the market price of our common stock.

The extent to which we rely on GC as a source of funding will depend on a number of factors, including the amount of working capital needed, the effect of COVID-19 on the business and consumer markets, the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from GC were to prove unavailable or prohibitively dilutive, we would need to secure another source of funding. Even if we sell all 1,000,000 shares of common stock under the Purchase Agreement with GC, we will still need additional capital to fully implement our current business, operating plans and development plans.

Cautionary Note

We have sought to identify what we believe to be the most significant risks to our business, but we cannot predict whether, or to what extent, any of such risks may be realized nor can we guarantee that we have identified all possible risks that might arise. Investors should carefully consider all of such risk factors before making an investment decision with respect to our common stock.

USE OF PROCEEDS

We will not receive any proceeds from the disposition and/or resale of the shares of common stock by the Selling Stockholder or their transferees. We will, however, receive cash proceeds from Put Notices we issue to GC, which we intend to use for working capital, product promotions, brand development, backend platform development, and reduction of debt from convertible promissory notes.

DETERMINATION OF OFFERING PRICE

In determining the public offering price of the shares, we considered several factors including the following:

- prevailing market conditions, including the history and prospects for the industry in which we compete.

- our future prospects; and

- our capital structures.

Therefore, the public offering price of the shares does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time or from time to time in the public market for the common stock. You cannot be sure that a public market for any of our securities will develop and continue or that the securities will ever trade at a price at or higher than the offering price in this offering.

DILUTION

Not applicable. The Shares registered under this registration statement are not being offered for purchase. The shares are being registered on behalf of GC pursuant to Purchase Notices we issue to GC.

SELLING SECURITY HOLDER

The Selling Security Holder identified in this prospectus may offer and sell 1,000,000 Shares of our Common Stock to be purchased by GC pursuant to the SECA pursuant to a Company initiated Put Notice, registered for resale herein, and would, in the aggregate (since GC is limited to holdings of no more than 9.99%) represent 64.9% of our issued and outstanding shares of common stock as of March 17, 2020 (although management retains control as management controls 95% of the 20,000 shares of Series B Preferred Stock authorized, each share of which entitles the holder to vote on all shareholder manners in total equal to 66.7% of the total vote).

GC will be deemed an underwriter within the meaning of the Securities Act. Any profits realized by the Selling Stockholder may be deemed to be underwriting commissions.

We cannot give an estimate as to the number of shares of common stock that will actually be held by the Selling Stockholder upon termination of this offering, because each selling security holder may offer some or all of the common stock being registered on their individual behalf under the offering contemplated by this prospectus or acquire additional shares of common stock. The total number of shares that may be sold hereunder will not exceed the number of shares offered hereby. Please read the section entitled “Plan of Distribution” in this prospectus.

The manner in which the Selling Security Holder acquired or will acquire shares of our common stock is discussed below under “The Offering.”

The following table sets forth the name of the Selling Security Holder, the number of shares of our common stock beneficially owned by such stockholder before this offering, the number of shares to be offered for such stockholders’ account and the number and (if one percent or more) the percentage of the class to be beneficially owned by such stockholders after completion of the offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares of our common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days of the date as of which the information is provided, through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement, and such shares are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other person. Beneficial ownership percentages are calculated based on 538,464 shares of our common stock outstanding as of March 17, 2020.

Unless otherwise set forth below, (a) the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the selling stockholder’s name, subject to community property laws, where applicable, and (b) no Selling Stockholder had any position, office or other material relationship within the past three years, with us or with any of our predecessors or affiliates. The number of shares of common stock shown as beneficially owned before the offering is based on information furnished to us or otherwise based on information available to us at the timing of the filing of the registration statement of which this prospectus forms a part.

Name of Selling Stockholder	Shares Owned Before Offering	Shares Being Offered	Number Shares Owned After Offering	% Owned After Offering

GC	0	(1)(2)(3)(4)	1,000,0000	0

Notes:

Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to shares of common stock. Shares of common stock subject to options, warrants and convertible debentures currently exercisable or convertible, or exercisable or convertible within 60 days, are counted as outstanding. The actual number of shares of common stock issuable upon the conversion of the convertible debentures is subject to adjustment depending on, among other factors, the future market price of our common stock, and could be materially less or more than the number estimated in the table.

Because the Selling Security Holder may offer and sell all or only some portion of the 1,000,000 shares of our common stock being offered pursuant to this prospectus and may acquire additional shares of our common stock in the future, we can only estimate the number and percentage of shares of our common stock that the selling stockholder will hold upon termination of the offering.  The column titled “Number of Shares Owned After Offering” assumes that the Selling Stockholder will sell all of their Shares.

Steve Gribben exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by GC.

Consists of up to 1,000,000 shares of common stock to be sold by GC pursuant to the SECA.

THE OFFERING

Summary of the Offering

Shares currently outstanding:	538,464 shares of common stock

Shares being offered:	1,000,000 shares of common stock that we may issue to GC pursuant to draw downs under the Equity Purchase Agreement (although limited to GC holding no more than 9.99%)

Offering Price per share:

The Selling Stockholder may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices, or at negotiated prices.

Use of Proceeds:

We will not receive any proceeds from the sale of the shares of our common stock by the Selling Stockholder. However, we will receive proceeds from receive cash proceeds from Put Notices we issue to GC pertaining to the 1,000,000 shares being registered on behalf of Selling Shareholder, GC.

OTC Markets Symbol:	FLES (our common stock will be quoted under the symbol “FLESD” for a period of 20 days after the 4,000 to 1 Reverse Stock Split, which became effective on February 25, 2020).

Risk Factors:	See “Risk Factors” beginning on page 5 and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

SECA with GC

On February 4, 2020, we entered into the SECA with GC (also referred to in the SECA as the “Investor”).  Although we are not required to sell shares under the SECA, the SECA gives us the option to sell up to an aggregate of $4,000,000 worth of our common stock to GC (the “Commitment Amount”), in increments, over the period ending on the Contract Period, which is defined in the SECA as the period in which GC will invest up to $4,000,000 from time to time over the course of 24 months after an effective registration of the underlying shares pertaining thereto. GC will also charge a commitment fee of 6% of the Commitment Amount in the form of a Promissory Note for the principal amount of $240,000, which amount represents the 6% Commitment Fee, the term of which are provided for in the Promissory Note with GC as described below.

There is no assurance the market price of our common stock will increase in the future. Dependent upon the share price, the number of common shares that remain issuable may be insufficient to allow us to access the full amount contemplated under the SECA. If the bid/ask spread remains the same, we be unable to place puts for the full commitment under the SECA. Most significantly, based on the closing trading price of our common stock on March 17, 2020, $0.172 and the registration statement covering the offer and possible sale 1,000,000 shares, we would only receive $172,000 of funding under the SECA.

During the Commitment Period, we may, in our sole discretion, deliver a Put Notice to GC for a Put Amount using the market price of the common stock, which is defined as the closing price of our common stock on the day prior to the remittance of the Put Notice by us to GC.  The Valuation Period is defined as the 10 consecutive trading days after the Put Shares are received by GC via DWAC by GC.  We and GC may shorten the Valuation Period by as many as 5 trading days or extend it by as many as 10 trading days upon mutual written agreement at any time prior to or during the Valuation Period for any Put.  If our trading volume in dollars during the Valuation Period is less than 200% of the trading volume in dollars during the 10 trading days prior to the Put Notice Date (referred to as the Benchmark Trading Volume), GC may unilaterally extend the Valuation Period until such Benchmark Trading Volume is achieved.

In no event is GC permitted to purchase that number of Shares, which when added to the sum of the number of Common Stock Shares beneficially owned would exceed more than 9.99’% of our outstanding shares on the Closing Date.

We are required to provide GC with notice of the occurrence of any of the following events that would affect the registration of the Shares or suspend the right to make a put, as follows:

1)

During the period after effectiveness of the Registration Statement, a request for information by the SEC or any other federal or state government authority, or any request (Post-Effectiveness) for amendments or supplements to the Registration Statement.

2)

Issuance of any stop order by the SEC or other federal or state government authority suspending the effectiveness of the Registration Statement or such governmental authorities initiating a proceeding for the foregoing purpose.

3)	Receipt of any notification with respect to the suspension of the qualification or exemption form qualification of the Share.

4)	The happening of any event that makes any statement made in the Registration Statement or prospectus untrue in any material respect or constitutes a material omission.

The SECA sets forth the “mechanics” of the Put Notices and the Put Shares, as follows:

1)	We will Put shares to GC and GC will purchase said shares as follows:

2)	We will draft a Put Notice for a Put Amount using the Market Price for our stock.

3)	We will then remit said Put Notice to Investor.

4)	GC shall remit or pledge collateral for the Put Purchase Price to an escrow account holder selected by GC (the “Escrow Holder”) and instruct its broker to accept the Put Shares into its account.

5)	We will cause our Transfer Agent to electronically transmit the applicable Put Shares by crediting the account of GC’s broker with DTC through its Deposit Withdrawal Agent Commission (“DWAC”) system.

6)	Upon receipt of the Put Shares, the Valuation Period shall begin.

7)	Within 3 days of the end of the Valuation Period, GC or the Escrow Holder will remit to us the Adjusted Purchase Price via wire of immediately available funds to an account that we designate.

8)	The day that funds we receive the funds will be considered the “Closing Date”.

We are subject to certain conditions and are not entitled to deliver a Put Notice to GC and GC is not obligated to purchase any Put Shares at a Closing unless all of the following conditions are met.

1)	A registration statement has been declared effective and remains effective at all times until the Closing with respect to the subject Put Notice.

2)

From the period beginning on the related Put Notice Date and ending on and including the related Closing Date, we maintain and continue our stock quotation on the Principal Market and the trading of our common stock shall not have been suspended from trading for a period of 2 consecutive trading days during the Open Period , and we have not been notified of any pending or threatened proceeding or other action to suspend trading of our Common Stock.

3)	We have complied with our obligations and we are not in breach or in default of any of the GC transaction documents, which has not been cured prior to GC’s Put Notice Date.

4)	We have received commitments from out Section 16 officers to not participate in trading our Common Stock during the 10 trading days following the closing date.

5)	No injunction has been issued or government action commenced prohibiting the purchase or issuance of the Shares

6)	Our common stock shall not have closed below $0.01 on the day prior to the Put Notice Date.

7)	The issuance of Shares to GC does not violate any shareholder approval requirements of the Principal Market.

8)

GC’s obligation to purchase the Shares pursuant to a Put Notice issued by us to GC requires that our stock remains quoted on the OTCQB tier of OTC Markets.  On March 17, 2020, we applied to OTC Markets to be quoted on the OTCQB tier.

GC is not permitted to conduct any short sales or other activities that would constitute manipulation of the market in our Common Stock during the 24 month term of the SECA.

As GC draws down on the Equity Line pursuant to the SECA, shares of our common stock will be sold into the market by GC. The sale of these shares could cause our stock price to decline. If our stock price declines and we issue more puts, more shares will come into the market, which could cause a further decline in our stock price. We determine when and whether to issue a put to GC, so we will know precisely both the stock price used as the reference point, and the number of shares issuable to GC upon such exercise. You should be aware that there is an inverse relationship between the market price of our common stock and the number of shares to be issued under the SECA. We have no obligation to utilize the full amount available under the SECA and all determinations regarding the execution of a put provision remains solely in the discretion of our company.

Neither the SECA nor any of our rights or GC’s rights thereunder may be assigned to any other person.

GC has agreed that during the term of the SECA, neither GC nor any of its affiliates will execute any short sales during the period from the date of the SECA to the end of the Commitment Period.

The SECA provides that we are subject to certain representations, warranties and covenants, as follows:

We have reserved the amount of shares reflected in the Registration Statement.

1)	We do not intend on changing our business operations in any material way.

2)	We have filed all reports with the SEC and we shall not terminate our reporting status with the SEC

3)

We will use the proceeds from the sale of the Shares for general corporate and working capital purposes and acquisition of assets, businesses or operations or for other purposes that our Board of Directors, in good faith deem to be in our best interest.

4)

We shall notify GC of : (i) receipt of any request for additional information by the SEC or any other federal or state governmental authority during the period of effectiveness of the Registration Statement, or any request for amendments or supplements to the Registration Statement or related prospectus; (ii) the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Shares for sale in any jurisdiction or the initiation or notice of any proceeding for such purpose; (iv) the happening of any event that makes any statement made in such Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, related prospectus or documents so that, in the case of a Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the related prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (v) our reasonable determination that a post-effective amendment or supplement to the Registration Statement would be appropriate, and we shall promptly make available to Investor any such supplement or amendment to the related prospectus.

5)	We must have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required to be performed, satisfied or complied with by us.

6)	We shall have no knowledge of any event more likely than not to have the effect of causing the Registration Statement to be suspended or otherwise ineffective.

7)	So long as the SECA remains in effect, we agree that without the prior consent of GC, we will not enter into any other equity line of credit agreement with any other party.

8)	We and our subsidiaries are in compliance with environmental laws.

9)

No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement

There is no guarantee that we will be able to meet the foregoing conditions or any of the other conditions in the SECA or that we will be able to draw down any portion of the Total Commitment available under the SECA with GC.

The obligations of GC under the SECA to purchase shares of our common stock may not be transferred to any other party, and none of the terms or conditions contained in the SECA may now be amended or waived by the parties. The registration statement of which this prospectus is a part will not cover sales by GC’s transferees, notwithstanding GC’s right to assign its rights under the Registration Rights Agreement to its affiliates.

The SECA provides that no termination of the SECA will limit, alter, modify, change or otherwise affect any of the parties’ rights or obligations with respect to any pending Draw Down Notice, and that the parties must fully perform their respective obligations with respect to any such pending Draw Down Notice under the SECA, provided all of the conditions to the settlement thereof are timely satisfied.

We shall issue a Commitment Fee of 6% of the Commitment Amount in the form of a Promissory Note, which Note is described below.

The SECA also provides for indemnification of GC and its affiliates in the event that GC incurs losses, liabilities, obligations, claims, contingencies, damages, costs and expenses related to a breach by us of any of our representations and warranties under the SECA or the other related transaction documents or any action instituted against GC or its affiliates due to the transactions contemplated by the SECA or other transaction documents, subject to certain limitations. The Registration Rights Agreement indemnifies us up $25,000 in the aggregate in losses, claims, damages liabilities, judgements, fines, penalties, charges, costs, reasonable attorneys’ fees, amounts paid in settlement, incurred in investigating, preparing or defending any action, claim, suit inquiry, proceeding, investigation or appeal taken from the foregoing by or before any court or governmental, administrative, or other regulatory agency, body or the SEC, to which the Company may become based upon any material violation by GC of the Securities Act of 1933, the Securities Exchange Act of 1934, state securities laws relating to the offer or sale of the Registrable Securities pursuant to the Registration Statement in the aggregate amount of up to a maximum of $25,000.

The issuances of the 1,000,000 Shares and the sale of the Shares to GC under the SECA are exempt from registration under the Securities Act pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act and Regulation D under the Securities Act.

Registration Rights Agreement with GC

We have a February 4, 2020 Registration Rights Agreement with GC requiring us to file a Registration Statement on Form S-1 providing for the registration of an indeterminate number of shares of our common stock that result from our selling to GC an indeterminate number of shares up to an aggregate purchase price of $4,000,000 and for the subsequent resale by GC of such shares.  Based on the closing price of our common stock of $0.172 on March 12, 2020, we would require 22,988,505 shares to be registered to achieve that $4,000,000 amount; however, we have registered only 1,000,000 shares, which is 96% less than the $4,000,000 share amount of 22,988,505. We have agreed to pay all legal expenses pertaining to the registration statement.  We are required to use our reasonable best efforts to have the Registration Statement on Form S-1 declared effective by the SEC and keep the Registration Statement effective until the earlier to occur of the date on which (a) GC will have sold all the Registrable Securities or GC has no right to acquire any additional securities under the SECA.  Additionally, we are required to use all commercially reasonable efforts to respond to all SEC comments within 10 days of receipt thereof and file amendments accordingly and to maintain designation and quotation of all of the Registrable Securities on the Principal Market.

GC, the Investor, is required to comply with the Plan of Distribution section of this Prospectus.

The effectiveness of the registration statement of which this prospectus is a part is a condition precedent to our ability to sell common stock to GC under the SECA. We have agreed to file with the Commission one or more additional registration statements to cover all of the securities required to be registered under the Registration Rights Agreement that are not covered by this prospectus, in each case, as soon as practicable, but in no event later than the applicable filing deadline for such additional registration statements as provided in the Registration Rights Agreement. We and GC have agreed to mutually indemnify one another (including our Directors and Officers) from certain liabilities and fees and expenses of GC incident to our obligations under the Registration Rights Agreement, including certain liabilities under the Securities Act of 1933 and the Securities and Exchange Act of 1934.

The rights and obligations under the Registration Rights Agreement are not assignable. Further, we are subject to the following obligations under the Registration Rights Agreement:

1)	We shall, file with the SEC an initial Registration Statement covering $4,000,000 of the Registrable Securities.

2)	We shall use all commercially reasonable efforts to have the Registration Statement(s) declared effective by the SEC as soon as possible after we filed the registration statement.

3)	We shall use reasonable best efforts to keep the Registration Statement effective during the term of the SECA.

4)

The Registration Statement (including any amendments, post-effective amendments, or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

5)

In the event the number of shares available under the Registration Statement is insufficient to cover all of the Registrable Securities, we shall amend the Registration Statement or file a new Registration Statement, so as to cover all of such Registrable Securities

6)

If the SEC seeks to characterize any offering pursuant to a Registration Statement filed pursuant to this Agreement as constituting an offering of securities that does not permit such Registration Statement to become effective and be used for resales by the Investor under Rule 415 at then-prevailing market prices (and not fixed prices), or if after the filing of the initial Registration Statement with the SEC pursuant to Section 2(a), we are otherwise required by the Staff or the SEC to reduce the number of Registrable Securities included in such initial Registration Statement, then we shall reduce the number of Registrable Securities to be included in such initial Registration Statement until such time as the Staff and the SEC shall so permit such Registration Statement to become effective and be used as aforesaid.

7)

We shall prepare and file with the SEC such amendments (including post-effective amendments) and supplements to any registration statement and the prospectus used in connection with such registration statement, which prospectus is to be filed pursuant to Rule 424 promulgated under the Securities Act, as may be necessary to keep the Registration Statement or any New Registration Statement effective at all times during the Registration Period.

8)

We shall permit the Investor to review and comment upon the Registration Statement or any New Registration Statement and all amendments and supplements thereto at least two (2) Business Days prior to their filing with the SEC, and not file any document in a form to which Investor reasonably objects.

9)

As promptly as practicable after becoming aware of such event or facts, we shall notify the Investor in writing of the happening of any event or existence of such facts as a result of which the prospectus included in any registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and promptly prepare a supplement or amendment to such registration statement to correct such untrue statement or omission, and deliver a copy of such supplement or amendment to the Investor (or such other number of copies as the Investor may reasonably request.

10)

We shall use reasonable best efforts to prevent the issuance of any stop order or other suspension of effectiveness of any registration statement, or the suspension of the qualification of any Registrable Securities for sale in any jurisdiction and, if such an order or suspension is issued, to obtain the withdrawal of such order or suspension at the earliest possible moment and to notify the Investor of the issuance of such order and the resolution thereof or its receipt of actual notice of the initiation or threat of any proceeding for such purpose.

11)

We shall maintain the quotation of our common stock with the Principal Market of which our common stock is quoted, which currently quoted on OTC Pink market operated by OTC Markets Group, Inc. under the symbol “FLES”.

12)

We shall use reasonable best efforts to cause the Registrable Securities covered by any registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to consummate the disposition of such Registrable Securities.

13)	We shall make and keep public information available, as those terms are understood and defined in Rule 144.

14)	We shall file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Securities Exchange Act of 1934.

Promissory Note with GC

The February 4, 2020 Promissory Note provides that GC will also charge a commitment fee of 6% of the Commitment Amount in the form of a Promissory Note (the “Note”) for the principal amount of $240,000 at 10% Interest, which amount represents the 6% Commitment Fee.  The Note is convertible after 12 months from the Issuance Date. The number of shares issuable upon conversion of any conversion amount will be equal to the amount resulting from dividing the Conversion Amount by the Conversion Price.  The Conversion Amount means the portion of the Original Principal Amount and Interest to be converted, plus any penalties.  Conversion Price will equal 75% of the lowest trading price over the 20 trading days prior submission of GC’s Conversion Notice.  The Note is subject to the following Events of Default:

1)

Failure to pay to the Holder any amount of Principal, Interest, or other amounts when and as due under this Note (including, without limitation, the Company’s failure to pay any redemption payments or amounts hereunder)

2)	Conversion Failures

3)	Bankruptcy or that of any of our subsidiaries

4)	Default of any obligations by us or any of our subsidiaries, under any other Note or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement exceeding $100,000

5)	Our Common Stock is suspended or delisted for trading

6)	We lose our ability to deliver shares via “DWAC/FAST” or we lose our status as “DTC Eligible”

7)	We become late or delinquent in our SEC filing requirements

8)

We fail to reserve and keep available out of our authorized Common Stock a number of shares equal to at least 2 (two) times the full number of shares of Common Stock issuable upon conversion of all outstanding amounts under the Note.

Summary Charts

At an assumed purchase price of $0.15 (equal to as assumed closing price of our common stock and assuming the sale by us to GC of all of the 1,000,000 Shares, or approximately 64.9% of our issued and outstanding common stock (with the outstanding equal to the sum of the 1,000,000 shares to GC plus 538,464 shares currently outstanding) being registered hereunder pursuant to draw downs under the SECA, we would receive only approximately $150,000 in gross proceeds.  Furthermore, we may receive substantially less than this $150,000 in gross proceeds from the financing due to lower closing market prices and other factors relating to our common stock.  If we elect to issue and sell more than the 1,000,000 Shares offered under this prospectus to GC, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders.  Based on the above assumptions, we would be required to register an additional approximately 25,666,666 shares of our common stock to obtain the balance of $3,850,000 of the total $4,000,000 Commitment that would be available to us under the SECA.  We currently have authorized and available for issuance of 19,999,461,536 shares of our common stock pursuant to our charter (20,000,000,000 currently authorized – 538,464 issued = 19,999,461,536.

The number of shares of our common stock ultimately offered for resale by GC is dependent upon a number of factors, including the extent to which we ultimately issue and sell to GC under the SECA. The following table sets forth the total number of Shares that would be issued at varying purchase prices for us to receive the entire $4,000,000 in gross proceeds under the SECA (without accounting for certain fees and expenses):

Assumed Average Purchase Price(1)	Total Number of Shares to be Issued if Full Purchase	Percentage of Currently Outstanding Shares (1)	Proceeds from the Sale of Shares to GC Under the SECA
$0.159 (2)	26,666,666	1733%	$4,000,000
$0.112 (3)	35,714,285	2321%	$4,000,000
$0.187 (4)	21,390,374	1390%	$4,000,000
$0.225 (5)	17,777,777	1155%	$4,000,000

__________

(1)     The denominator is based on presumed outstanding shares of 1,538,464 outstanding as of March 17, 2020 (1,000,000 Shares issued to GC plus current outstanding of 538,464).  The numerator is based on the number of Shares issuable to GC under the SECA (1,000,000) at the corresponding assumed average purchase price set forth in the adjacent column.

(2)     Assumed average purchase price is equal to $0.15, the closing price on March 17, 2020.

(3)     Assumed average purchase price is equal to $0.129, representing 75% of the closing sale price of our common stock of $0.15 on March 17, 2020.

(4)     Assumed average purchase price is $0.187, representing 125% of the closing sale price of our common stock of $0.15 on March 17, 2020.

(5)     Assumed average purchase price is $0.225, representing 150% of the closing sale price of our common stock of $0.15 on March 17, 2020.

The following table sets forth the amount of proceeds we would receive from GC from the sale of Shares under the SECA that are registered in this offering at varying purchase prices (without accounting for certain fees and expenses):

Assumed Average Purchase Price	Number of Registered Shares to be Issued (1)	Percentage of Currently Outstanding Shares	Proceeds from the Sale of Shares to GC Under the SECA
$0.037 (2)	153,692	9.99%	$5,686
$0.075 (3)	153,692	9.99%	$11,525
$0.112 (4)	153,692	9.99%	$17,213
$0.187 (5)	153,692	9.99%	$28,740
$0.225 (6)	153,692	9.99%	$35,488

__________

(1)      The denominator is based on presumed outstanding shares of 1,538,464 outstanding as of March 17, 2020 (1,000,000 Shares issued to GC plus current outstanding of 538,464) x 9.99%.

(2)     Assumed average purchase price is $0.037, representing 25% of the closing sale price of our common stock of $0.15 on March 17, 2020.

(3)     Assumed average purchase price is $0.075, representing 50% of the closing sale price of our common stock of $0.15 on March 17, 2020.

(4)     Assumed average purchase price is $0.112, representing 75% of the closing sale price of our common stock of $0.15 on March 17, 2020.

(5)     Assumed average purchase price is $0.187, representing 125% of the closing sale price of our common stock of $0.15 on March 17, 2020.

(6)     Assumed average purchase price is $0.225, representing 150% of the closing sale price of our common stock of $0.15 on March 17, 2020.

PLAN OF DISTRIBUTION

The Selling Security Holder, GC, may, from time to time, sell any or all of its shares of our common stock on otcmarkets.com or any other stock exchange, market or trading facility on which the shares of our common stock are traded, or in private transactions. These sales may be at fixed prices, prevailing market prices at the time of sale, at varying prices, or at negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

●	Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchases.

●	Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.

●	Purchases by a broker-dealer as principal and resale by the broker-dealer for its account.

●	Privately negotiated transactions.

●	Broker-dealers may agree with the Selling Stockholder to see a specified number of such shares at a stipulated price per share; or

●	A combination of any such methods of sale.

Additionally, broker-dealers engaged by the Selling Security Holder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commissions in compliance with FINRA Rule 2440; and in the case of a principal transaction, a markup or markdown in compliance with FINRA IM-2440. . Broker-dealers may agree with the selling stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-

dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in one or more transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above and pursuant to the one or more of the methods described above) at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above. To the extent required under the Securities Act, an amendment to this prospectus or a supplemental prospectus will be filed, disclosing:

●	the name of any such broker-dealers.

●	the number of shares involved.

●	the price at which such shares are to be sold.

●	the commission paid or discounts or concessions allowed to such broker-dealers, where applicable.

●	that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented.

●	other facts material to the transaction.

GC has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock.

There can be no assurance that the selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Security Holder are underwriters within the meaning of the Act and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Act in connection with such sales. Any commissions received by such broker-dealers or agents, and any profit on the resale of the shares purchased by them, may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. GC has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute our common stock. Pursuant to a requirement by FINRA, the maximum commission or discount to be received by any FINRA member or independent broker-dealer may not be greater than 8% of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 promulgated under the Securities Act.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the Selling Stockholder. The Selling Stockholder may agree to indemnify any agent, dealer, or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares covered by this prospectus. We have agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. We will not receive any proceeds from the resale of any of the shares of our common stock by the Selling Security Holders. We will, however, receive cash proceeds from GC pursuant to Put Notices issued to us by GC upon our demand to GC.

We have entered into agreements with GC to keep this prospectus effective until each: (i) has sold all of the common shares purchased by it and (ii) has no further right to acquire any additional shares of common stock under the agreements.

The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (“Exchange Act”) any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholder or any other person. We will make copies of this prospectus available to the Selling Stockholder.

We have agreed to pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $18,269.05 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “Blue Sky” laws; provided, however, GC will pay all selling commissions, concessions and discounts, and other amounts payable to underwriters, dealers or agents, if any, as well as transfer taxes and certain other expenses associated with the sale of the shares of common stock. We have agreed to indemnify GC and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. GC has agreed to indemnify us against liabilities under the Securities Act that may arise from any written information furnished to us by GC specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

At any time a particular offer of the shares of common stock is made by the selling stockholder, a revised prospectus or prospectus supplement, if required, will be distributed. Such prospectus supplement or post-effective amendment will be filed with the Commission to reflect the disclosure of any required additional information with respect to the distribution of the shares of common stock. We may suspend the sale of shares by the selling stockholder pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information

DESCRIPTION OF SECURITIES

Common Stock Rights

Each share of Common Stock shall have one (1) vote per share for all purposes. Our Common Stock does not provide preemptive, subscription or conversion rights and there is no redemption or sinking fund provisions or rights. Our Common Stockholders are not entitled to cumulative voting for election of Board members. Each share of our Common Stock entitles its holder to one vote in the election of each director and on all other matters voted on generally by our stockholders. Holders of our Common Stock will be entitled to dividends in such amounts and at such times as our Board of Directors in its discretion may declare out of funds legally available for the payment of dividends. We currently intend to retain our entire available discretionary cash flow to finance the growth, development and expansion of our business and do not anticipate paying any cash dividends on the Common Stock in the foreseeable future. Any future dividends will be paid at the discretion of our Board of Directors.

Holders of our Common Stock Shares

As of March 17, 2020, there were 87 holders of record of our common stock.

Authorized Capital Stock

We are authorized to issue 20,000,000,000 shares of capital stock in the denominations set forth below, $0.000001 par value.

Reverse Stock Splits

On March 28, 2019, we conducted a reverse stock split at a ratio of 6000 to 1.

On February 25, 2020, we conducted a reverse stock split at ratio of 4000 x 1.

Preferred Stock

Series A Preferred

We have 330,000 shares of Series A Convertible Preferred Stock authorized that have no liquidation rights or voting rights and are convertible into common stock determined by multiplying the number of issued and outstanding common stock shares on the date of conversion by the conversion price of $0.152 per share. There are no Series A outstanding, which shares were canceled as part of reverse merger transaction in 2018 and spin-out of Nurses Lounge, Inc.

Series B Preferred

We have 20,000 shares of Series B Preferred Stock authorized, each share of which entitles the holder to vote on all shareholder manners in total equal to 66.7% of the total vote.  There are 20,000 issued and outstanding.

Series C Preferred

We have 7,250 shares of Series C Convertible Preferred Stock authorized that are convertible into common stock determined by multiplying the number of issued and outstanding common stock shares on the date of conversion by the conversion price of $2.63 per share. There are 7,000 Series C Preferred Shares outstanding. Series C Convertible Shares are not entitled to dividends.  We are required to reserve a sufficient number of shares for the conversion of Preferred C Shares. The Series C Convertible Preferred Stock ranks prior to any class of series of our capital stock.

Series D Preferred

We have 870 shares of Series D Convertible Preferred Stock that have no dividend or voting rights and rank subordinate and are junior to Series A, B, and C Preferred Stock.  There are 870 Series D Convertible Preferred Shares outstanding.  We or the Holder of Series D Preferred may redeem any or all of the outstanding Preferred Stock at $1,000 per share.

Options

We have the following options or warrants outstanding at March 10, 2020:

Issued To	# Options	Dated	Expire	Strike Price
Lender (1)	0.1 *	07/02/2014	07/01/2019	$2,400,000 per share *
Lender (2)	1.4 *	01/08/2018	01/08/2021	$1,800 per share *

__________

* Adjusted for the 6,000 to 1 reverse stock split effected on March 28, 2019 and the 4,000 to 1 reverse stock split effected on February 25, 2020.

(1) Option for 0.1 common shares granted to a lender as part of a loan transaction. The options had a strike price of $2,400,000 per share and expired unexercised on July 1, 2019.

(2) Option for 1.4 common shares granted to a lender as part of a loan transaction. The options have a strike price of $1,800 per share and expire on January 8, 2021.

Warrants:

Issued To	# Warrants	Dated	Expire	Strike Price	Expired	Exercised
Lender	0.1	07/02/2015	07/01/2019	$2,400,000 per share	Y	N
Lender	1.4	01/08/2018	01/08/2021	$1,800 per share	N	N

On July 2, 2015, we issued a Warrant for 583 Common Stock Shares, which number of warrants 6000 to 1 Post Reverse Stock Split was reduced to 0.1.  The warrant expired on July 1, 2019. On December 27, 2017, we issued 34,000,000 Common Stock Purchase Warrants to lender in connection with a $51,000 Note, which number of warrants 6000 to 1 Post Reverse Stock Split was reduced to 5,667 Common Stock Purchase Warrants and 4000 to 1 Post Reverse Stock Split was reduced to 1.4 Common Stock Purchase Warrants.  The 1.4 Common Stock Purchase Warrants are exercisable at $1,800.  The 1.4 Common Stock Purchase Warrants expire on January 8, 2021.

Dividend Rights

There are no restrictions in our Articles of Incorporation or Bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

We would not be able to pay our debts as they become due in the usual course of business; or

Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Sales Pursuant to Rule 144

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for 90 days, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for a least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for 90 days, our affiliates or persons selling shares on behalf of our affiliates who own shares that were acquired from us or an affiliate of ours at least six months prior to the proposed sale are entitled to sell upon expiration of the lock-up agreements described above, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

1% of the number of shares of common stock then outstanding, which will equal 1,271,906 shares as of the date of this Prospectus: or the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Transfer Agent and Registrar

Our transfer agent is Transhare Corporation, 2849 Executive Dr, Suite 200, Clearwater FL 33762.  Transhare’s telephone number is (303) 662-1112 and its email is info@transhare.com

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or Offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the Offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Frederick M. Lehrer, Esquire of Frederick M. Lehrer, P. A. will pass on the validity of the Common Stock being offered pursuant to this Registration Statement.  Neither Frederick M. Lehrer nor Frederick M. Lehrer has ever owned any of our securities and there is no agreement, arrangement or understanding that he will ever receive or own any of our securities in the future.

The audited financial statements for the years ended January 31, 2019 and January 31, 2018 included in this Prospectus and the Registration Statement have been audited by Fruci & Associates, II PLLC, independent registered public accounting firms, to the extent and for the periods set forth in their report appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We filed this Registration Statement on Form S-1 with the SEC under the Act with respect to the Common Stock offered by Selling Shareholders in this Prospectus. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits and schedules filed therewith. For further information with respect to us and our Common Stock, please see the Registration Statement and the exhibits and schedules filed with the Registration Statement. Statements contained in this Prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the Registration Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Registration Statement. The Registration Statement, including its exhibits and schedules, may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the Registration Statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

DESCRIPTION OF BUSINESS

Our Corporate History and Background

We were originally formed as RX Scripted, LLC on December 30, 2004 as a North Carolina limited liability company and then converted to a Nevada corporation as RX Scripted, Inc. on December 5, 2007. We remain a Nevada corporation. On January 7, 2010, we changed our name to MedCareers Group, Inc. MedCareers Group operated a website for nurses, nursing schools and nurses’ organizations to foster better communication between nurses and the nursing profession.  On November 19, 2010, the Company entered into a Share Exchange Agreement (the “Exchange”) with Nurses Lounge, Inc., a Texas corporation (“Nurses Lounge”) and its nine shareholders (the “Nurses Lounge Shareholders”), whereby we issued 24,000,000 restricted common stock shares to the Nurses Lounge Shareholders in exchange for 100% of the issued and outstanding shares of common stock of Nurses Lounge.  Although 24,000,000 restricted shares were issued in connection with the Exchange, certain of our significant shareholders agreed to cancel some of the shares they owned so that the net effect of the Exchange was an increase to the outstanding shares by 7,175,000 shares rather than 24,000,000.  Included in the shareholders receiving shares in connection with the Exchange, was Timothy Armes, founder and president of Nurses Lounge, Inc., who received 14,902,795 shares.

On November 29, 2018, we entered into a Share Exchange Agreement whereby we acquired 100% of the issued and outstanding equity securities of The 4LESS Corp. (“4Less”), a private company, in exchange for our issuance of nineteen thousand (19,000) shares of our Series B Preferred Stock, 6,750 Series C Preferred Shares, and 870 Series D Preferred Shares.

Shareholder	# of Series B Preferred	# of Series C Preferred	# of Series D Preferred
Christopher Davenport	17,100	6,075	675
Sergio Salzano	1,900	675	75
Timothy Armes	0	0	120
TOTAL	19,000	6,750	870

The Series C Preferred Shares have a right to convert into our common stock by multiplying the number of issued and outstanding shares of common stock by 2.63 on the conversion date.  As a result of this Share Exchange, the former shareholders of the private company, 4Less, became our controlling shareholders. The Share Exchange was accounted for as a reverse takeover/recapitalization effected by a share exchange, wherein the private company, 4Less is considered the acquirer for accounting and financial reporting purposes.  Pursuant to the transaction, Tim Armes, our CEO, cancelled 60,000,000 shares of common stock in exchange for 120 shares of Series D Preferred Stock.  As a result of the transaction, 4Less, the private company, became our wholly owned subsidiary and there was a change in our control whereby Christopher Davenport and Sergio Salzano, collectively hold voting rights equal to 63.37%, or 31.68% respectively, of the total voting rights at any given time by virtue of holding 95% of the Series B Preferred Stock. Tim Armes, our CEO still retains 1,000 shares of the Series B Preferred Stock. On December 12, 2019, The 4Less Corp. name has been changed to Auto Parts 4Less, Inc., a Nevada corporation, and continues to operate as our wholly owned subsidiary.

Where We are Located

Our offices are located at 106 W. Mayflower, Las Vegas, Nevada 89030.  We have a remote office at 6515 Goodman Rd., #258, Olive Branch, Mississippi 38654. Our telephone number is (702) 267-6100

Industry Background

The specialty-equipment market includes parts and accessories that are manufactured, sold and distributed for cars, light trucks, sport utility vehicles, vans, and other passenger vehicles motorcycles, ATVs, UTVs, boats. Our manufactures’ products are designed to customize or enhance the performance, handling, or appearance of both new and used vehicles. The auto specialty equipment market is often described as “the parts you want” rather than “the parts you need.”  Our business has been referred to as “Automotive E-Tailing”, which means selling automotive components online.  According to a published report by Market Research Future, the global automotive e-tailing market is expected to reach $55.22 Billion by the end of the forecast period in 2022 (Source: https://www.marketwatch.com/press-release/automotive-e-tailing-market---2019-trends-size-share-growth-insight-competitive-analysis-leading-players-regional-and-global-industry-forecast-to-2022-2019-07-17).

Business

We operate as an e-commerce retailer and distributor of auto and truck parts, including exhaust systems, suspension systems, wheels, tires, stereo systems, truck bed covers, and shocks.  The e-commerce auto equipment market is composed of 2 segments, the direct replacement referred to as the OE (Original Equipment) market, typically used for automobile repairs, and the after-market automobile parts market, typically for customization of vehicles.  We deal exclusively in the aftermarket.

Our proprietary web sites include order customization, live chat, install videos, directions and installation services, in our effort to provide a quality buying experience for consumers interested in purchasing aftermarket auto parts on the Internet today.

A list of our products appears below.

Lights	Stingers	Performance Parts	Exterior Accessories
Off-Road LED Lights	Fenders	Cooling and Heating	Soft and Hard Tops
Switches Housing Kits	Fender Flares	Superchargers	Roof Parts
Mounts	Fender Liners	Recovery Gear and Towing	Mud Flaps
Brackets	Fender Overlay	Trailer Hitches	Roof Parts
Light Covers	Fender Armor	5th Wheel Hitches	Rooftop Tent Parts
Lighting Accessories	Inner Fenders	5th Wheel Accessories	Awning
Lighting Harness )	Air Intake Parts	Gooseneck Hitches	Hoods
Vehicle Lights	Air Filters	Towing Electrical	Hood Accessories
Markers)	Air Cleaners	Wiring Harnesses	Windshield
Brake Lights	Air Intake Kits	Electrical Adapters	Cages
3rd Brake Lights	Drive Train	Taillight Converters	Cage Accessories
Taillights	Caster and Camber Kits	Wiring Connectors	Exterior Accessories
Headlights	Carrier Bearing Drop kits	Towing Accessories	Suspension
Work Lights	Drive Shaft	Tow Hooks	Add-A-Leaf
Steering Stabilizers	Ring Pinion	Tow Straps	Control Arms
Dual	Ring Pinion Parts	Ball Mounts	Radius Arms
Single	Differentials	Couplers)	Leaf Springs
Steering Reinforcement	Differential Lockers	Shackles	Traction Bars
Shocks	Differential Covers	Weight Distribution	Sway Bar Kits
Shock Mounts Hoops	Overhaul Kits	Trailer Parts & Accessories	Steering
Coil Overs	Differential Parts	Cargo Management	Tie Rods
Bump Stops And Speed Bumps	Transfer Case	Winches	Spindles
Hydro	Transfer Case Parts	Winch Rope	Knuckles
Nitro	Gear Sets	Winch Accessories	Track Bar
Struts	Spider Gear Sets	Recovery Rope	Coil Spring Components
Shock Accessories	Drive Train Accessories	Recovery Kits	Ball Joints
Performance	Drive Train Parts	Transmission	Hangers
Lift Kits	Electronics	Clutches Parts and Kits	Pitman Steering Arms
Suspension Lifts	Exhaust	Wheels	Block and U-Bolt Kits
Leveling Lifts	Catalytic Converters	Tire Carriers	Lift Blocks
Body Lifts	Exhaust Systems	Wheel Spacers	U-Bolts
Accessories	Mufflers	Wheel Parts	Air Bags
Truck Bed Covers & Accessories	Exhaust Parts	Power Train	Lowering Kits
Bed Covers	Exhaust Manifolds	Engine	Brakes
Bed Liners	Pipes	Belts	Brake Lines
Bed Cage	Interior Parts	Ignition	Brake Controllers
Bed Bars	Dash and Console	Spark Plugs	Brake Hoses
Bed Rail	Floor Mats	Tailgate	Rotors
Grab & Roll Bar	Carpet and Liners	Exterior	Brake Control Harnesses
Sport Bars	Seat Covers	Armor and Skid Plates	Brake Parts
Tailgate	Door and Entry	Rock Sliders	Axles
Toolboxes and Brackets	Carpet	Body Armor	C-Notch
Cab Covers	Dash Parts	Rocker Panel	Assemblies
Steps Running Boards	Door parts	Bed Extenders	Axle Parts
Sliders	Interior Accessories	Bike Racks	Axle Shafts
Grilles	Sun Shades	Body	Axle Accessories
Bumpers	Storage	Deflectors	Other Suspension Parts
Bumper Accessories	Mirrors	Engine Under Hood	Drag Links
Bull Bars	Oil Filters	Exterior Parts	Kicker Braces
ATV

In 2016, prior to our becoming a wholly owned subsidiary of The 4Less Group, Inc., our operations primarily consisted of third party marketplaces, such as Amazon, eBay, Walmart, and Jet.  Since 2017, we began transitioning to offering products on our own websites and developing our own listing platform that allows auto parts to be directly listed across marketplace and social media sites.  In so doing, we have targeted online consumers’ buying habits by shifting away from “all things to all people” web sites to highly targeted niche websites to quickly respond to market forces. Our niche Websites allow us to target buyers that are shopping for specific products, for example the lift kits that we offer at LftKits4Less.com. We currently have 3 branded e-commerce websites: LiftKits4LESS.com, Bumpers4LESS.com and TruckBedCovers4LESS.com, which sites offer products from at least 500 manufacturers.  We also direct list and sell our products through social media platforms, most significantly, through Facebook, YouTube and Google.

To accomplish our objective of operating our independent marketplace and supporting our future sales and attempt to scale up our business, in 2019, we developed and completed our own open source systems (Code) to establish and improve our technical flexibility, record keeping, warehouse integration, and warehouse inventory systems. We strive to develop content to our websites through our in-house media team, including how to videos, photographs.  We offer over 400 videos of product introductions, installations, interviews, and lifestyle.  We have a YouTube Channel (which is expressly not incorporated by reference into this prospectus) that links our videos directly to the product page to drive our online sales.  Our platform provides our customer visual insight, for instance, what out lift kits consist of and how the vehicle looks before and after install. Additionally, by continuing this aspect of our business and expanding the foregoing, we seek to have our manufacturers benefit from brand awareness to further strengthen these critical relationships.

In 2018, we invested in technologies to support our current and future growth initiatives. These technologies included customer relations management software (CRM) linking all marketplaces together seamlessly and inventory API data feeds linking hundreds of thousands of auto parts inventory levels for availability to be sold. In April 2018, we opened our first warehouse/distribution center here in Las Vegas with our proprietary warehouse software. Additionally, we launched a small manufacturing partnership program which will allow small manufactures to utilize the company’s platform to push their products in front of millions of potential buyers across the globe.

In November 2019 we acquired the URL, Autoparts4Less.com, which we look to launch it as our flag ship website where customers can purchase parts direct from the site or visit our niche websites that include value add content such as videos of product introductions, installations, interviews, and more.

Websites

We currently operate the following websites wherein we have developed our own code :

LiftKits4LESS.com

Bumpers4LESS.com

TruckBedCovers4LESS

No information in our websites is incorporated into this Prospectus.

Distribution

Our distribution are accomplished as follows:

●	Direct drop ship from manufacturers to consumers – Approximately 80%
●	Direct drop ship from Warehouse Inventory Companies to consumers – Approximately 15%
●	Consumer Purchases directly through our own warehouses – Approximately 5%

Sales

Our sales are derived from the following:

●	Ebay and Walmart – We sell our products on eBay and Walmart and pay a fee to eBay or Walmart in connection with each sale.
●	Direct ordering through our websites

60% of our sales are currently generated through our own websites

Business Strategies

Continually develop best in class technological modules which increase visitor conversions.

Build and launch additional niche websites.

Competition

We directly compete for buyers to use our web sites over many competitors, e-commerce giants, Amazon and eBay. The sale of automotive parts, accessories and maintenance items is highly competitive in many areas, including name recognition, product availability, customer service, store location and price. We compete in the aftermarket auto parts industry, which includes both the retail DIY and commercial do-it-for-me (“DIFM”) auto parts and products markets.

Our competitors include national, regional and local auto parts chains, independently owned parts stores, online automotive parts stores or marketplaces, wholesale distributors, jobbers, repair shops, car washes and auto dealers, in addition to discount and mass merchandise stores, hardware stores, supermarkets, drugstores, convenience stores, home stores and other retailers that sell aftermarket vehicle parts and supplies, chemicals, accessories, tools and maintenance parts. We compete on the basis of customer service merchandise quality, selection and availability; product warranty; store layouts, location and convenience; price; and the strength of our brand name, trademarks and service marks.

Competitive Advantages

Our web sites offer substantial value-added content, including:

●	Installation guides
●	Install videos
●	High impact photos
●	Order customization and live chat with a technical expert

Competitive Disadvantages

Our competitors include national, regional and local auto part chains, independently owned parts stores, online automotive parts stores or marketplaces, wholesale distributors, auto deals, discount and mass merchandise stores, hardware stores, home stores and other retailers that sell vehicles parts and supplies chemicals, accessories, tools, and maintenance parts.  Most of our competitors have greater financial and operational resources than we do.

Marketing Strategies

We have primarily relied upon organic growth, which is estimated to account for approximately 75% of our sales,  through Google reviews, our YouTube channel, Video Review, and advertising on Facebook.

Employees

We have 10 employees, as follows:

●	Our Chief Executive Officer/Chief Financial Officer
●	President of our wholly-owned subsidiary, Auto Parts 4 Less, Inc.
●	Customer Service Manager
●	Install Center Manager
●	2 customer sales people
●	4 sales people

Raw Materials

We do not use raw materials in our business.

Target Markets

Our target markets include all users of auto parts.

Trademarks, Patents, Intellectual Properties

We have no trademarks, patents or other intellectual property.

Seasonality

Our slowest sales cycle in in the Summer; our strongest sales cycle is in the Spring and tax season as well as Cyber Monday, and the day after Thanksgiving.

Where We are Located

Our offices are located at 106 W. Mayflower, Las Vegas, Nevada 89130.  We have a remote office at 6515 Goodman Rd., #258, Olive Branch, Mississippi 38654. Our telephone number is (702) 267-6100.

DESCRIPTION OF PROPERTY

Our corporate offices are located at 106 W. Mayflower, Las Vegas, Nevada 89030.  Our offices are approximately 1,200 square feet, we pay rent of $1,000 per month, and our lease expires on June 30, 2020.

Our Install/Retail center is located at 3065 N. Rancho Drive, Suite 122, Las Vegas, Nevada 89130.  Our Install/Retail Center is approximately 2,500 square feet, we pay rent of $3,200 per month, and our lease expires on November 30, 2021.

Our warehouse is located at 106 W. Mayflower Avenue, North Las Vegas, Nevada 89030  Our warehouse is approximately 8,800 square feet, we pay rent of $6,400 per month and our lease expires on June 30, 2020.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings, which arise, in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results. Legal proceedings against our subsidiaries have been disclosed in our latest 10-K filing.

MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Market Information

Our common stock is not traded on any exchange but is currently available for trading in the over-the-counter market and is quoted on the OTC Pink operated by OTC Markets Group, Inc. under the symbol “FLES” (our common stock will be quoted under the symbol “FLESD” for a period of 20 days after the 4,000 to 1 Reverse Stock Split, which became effective on February 25, 2020).  Trading in stocks quoted on these markets is often thin and is characterized by wide fluctuations in trading prices due to many factors that may have little to do with a company’s operations or business prospects.

The SEC also has rules that regulate broker/dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00 (other than securities listed on certain national exchanges, provided that the current price and volume information with respect to transactions in that security is provided by the applicable exchange or system). The penny stock rules require a broker/dealer, before effecting a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing before effecting the transaction, and must be given to the customer in writing before or with the customer’s confirmation. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for shares of our common stock. As a result of these rules, investors may find it difficult to sell their shares.

Set forth below are the range of high and low bid quotations for the periods indicated as reported by the OTC Bulletin Board. The market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

	Low	High
Fiscal Year 2020
January 31, 2020	0.00001	0.0001
October 30, 2019	0.0011	0.0014
July 31, 2019	0.01	1.08
April 30, 2019	0.53	3.53

Fiscal Year 2019
January 31, 2019	0.60	15.60
October 31, 2018	4.80	9.60
July 31, 2018	4.80	14.40
April 30, 2018	1.20	6.00

Our low and high bid quotations for March 17, 2020 were $0.15 and $0.15, respectively,

Penny Stock Considerations

Our Common Stock will be deemed to be “penny stock” as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00. Our shares thus will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or accredited investor must make a special suitability determination regarding the purchaser and must receive the purchaser’s written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with his or her spouse is considered an accredited investor. In addition, the broker-dealer is required to:

Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt.

Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities.

Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer’s account, the account’s value and information regarding the limited market in penny stocks.

Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction, prior to conducting any penny stock transaction in the customer’s account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to buy or sell shares of our Common Stock, which may affect the ability of Selling Shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our Common Stock even if our Common Stock becomes publicly traded. In addition, the liquidity for our Common Stock may be decreased, with a corresponding decrease in the price of our Common Stock. Our shares are likely to be subject to such penny stock rules for the foreseeable future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations for the Three Months Ended October 31, 2019 Compared to the Three Months Ended October 31, 2018

We had revenue of $1,890,461 for the three months ended October 31, 2019, compared to $2,046,256 for the three months ended October 31, 2018. We had total cost of revenues of $1,542,836 for the three months ended October 31, 2019, compared to cost of revenues of $1,537,140 for the three months ended October 31, 2018. For the three months ended October 31, 2019 and 2018 gross profit was $347,625 and $509,116, respectively. Sales decreased by $155,795 due to discontinued sales on Amazon.com which were partially offset by lower e-commerce service, commissions and fees costs explained below. Cost of revenues increased due to a change in product mix and fewer drop shipments to customers which increased our shipping cost to our warehouse.

We had total operating expenses of $817,113 for the three months ended October 31, 2019, consisting of $7,033 of depreciation, $110,385 postage, shipping and freight, $23,827 of marketing and advertising, $163,022 of e-commerce expenses, commissions and fees, $30,360 of operating lease cost, $251,923 of personnel costs and $230,583 of general and administrative expenses. For the three months ended October 31, 2018, we had total operating expenses of $787,934, consisting of $11,422 of depreciation, $86,018 postage, shipping and freight, $68,145 of marketing and advertising expenses, $224,521 of e-commerce expenses, commissions, and fees, $26,701 of operating lease cost, $319,603 of personnel costs and $51,524 of general and administrative expenses. Operating expenses for the three months ended October 31, 2019 were generally higher because they were the combined operations of The 4Less Group, Inc. whereas the prior period consisted only of the results of The 4Less Corp.. In comparing the three months ended October 31, 2019 and October 31, 2018: postage, shipping and freight increased by $24,367 due to fewer drop shipments in 2019 thus higher shipping costs, due to an expanding product line there were new items that needed to be warehoused and shipped. Marketing and advertising decreased by $44,318 because in 2019 Company reduced expenses to improve cash-flow. The decrease in e-commerce expenses, commissions, and fees of $61,519 which represents the fees paid on the discontinued Amazon sales mentioned above. Personnel costs decreased by $67,680 because we reduced expenses this quarter to improve cash -flow. General and administrative increased due to the inclusion of the corporate expenses from our parent company The 4Less Group, Inc. in 2019 as mentioned above as well as a new warehouse added in October 2018 and health insurance added in 2019.

We had total other income (expense) of $(525,472) for the three months ended October 31, 2019, consisting of interest expense of $(121,601), loss on derivatives of $(196,303), and amortization of debt discount of $(212,004).There was also a gain on sale of property and equipment of $4,436. We had total other income (expense) of $(5,686) for three months ended October 31, 2018, consisting only of interest expense. Again the results of the three months ended October 31, 2019 were generally higher because they were the combined operations of The 4 Less Group, Inc. which contained the interest, discount and derivatives derived from the convertible debt whereas the prior period consisted of the results of The 4 Less Corp. only which had none.

We had a net loss of $994,960 for the three months ended October 31, 2019, compared to a net loss of $284,504 for the three months ended October 31, 2018 explained in the reasons given above.

Results of Operations for the Nine Months Ended October 31, 2019 Compared to the Nine Months Ended October 31, 2018

We had revenue of $6,218,836 for the nine months ended October 31, 2019, compared to $6,448,098 for the nine months ended October 31, 2018. We had total cost of revenues of $4,692,915 for the nine months ended October 31, 2019, compared to cost of revenues of $4,719,360 for the nine months ended October 31, 2018. For the nine months ended October 31, 2019 and 2018 gross profit was $1,525,471 and $1,768,738, respectively. Sales decreased due to discontinuing sales on certain websites because of higher commission expenses. Cost of revenues and gross profit decreased as sales decreased, however, the Company’s overall profitability remained steady after taking into consideration the lower e-commerce expenses, commissions, and fees explained below.

We had total operating expenses of $2,777,010 for the nine months ended October 31, 2019, consisting of $26,021 of depreciation, $342,370 postage, shipping and freight, $145,206 of marketing and advertising, $551,943 of e-commerce expenses, commissions and fees, $83,762 of operating lease cost, $902,592 of personnel costs and $725,116 of general and administrative expenses. For the nine months ended October 31, 2018, we had total operating expenses of $2,270,742, consisting of $26,159 of depreciation, $297,309 postage, shipping and freight, $150,042 of marketing and advertising expenses, $724,862 of e-commerce expenses commissions and fees, $48,102 of operating lease cost, $816,369 of personnel costs and $207,899 of general and administrative expenses.

Operating expenses for the nine months ended October 31, 2019 were generally higher because they were the combined operations of The 4 Less Group, Inc. whereas the prior period consisted of the results of The 4 Less Corp. only. In comparing the nine months ended October 31, 2019 and October 31, 2018: postage, shipping and freight increased by $45,061 due to fewer drop shipments in 2019 thus higher shipping costs , due to an expanding product line there were new items that needed to be warehoused and shipped, e-commerce expenses, commissions, and fees decreased by $172,919 which represents the fees paid on the discontinued Amazon sales mentioned above. Personnel costs increased by $86,223 as we invested heavily to make sure we had great customer service and support, both in the office and with customers, as we grow our business. General and admin increased due to the inclusion of the 4 Less Group Inc. in 2019 as mentioned above as well as a new warehouse added in October 2018 and health insurance added in 2019.

We had total other income (expense) of $(1,302,971) for the nine months ended October 31, 2019, consisting of interest expense of $(804,902), loss on derivatives of $(107,953), gain on settlement of debt of $67,623, gain on sale of property and equipment of $4,436 and amortization of debt discount of $(462,175). We had total other income (expense) of $(20,503) for nine months ended October 31, 2018, consisting of interest expense of $(7,181) and loss on sale of property and equipment of $(13,322). Again the results of the nine months ended October 31, 2019 were generally higher because they were the combined operations of The 4 Less Group Inc. which contained the interest, discount and derivatives derived from the convertible debt whereas the prior period consisted of the results of The 4 Less Corp. only which had none.

We had a net loss of $2,554,510 for the nine months ended October 31, 2019, compared to a net loss of $522,507 for the nine months ended October 31, 2018 explained in the reasons given above.

Liquidity and Capital Resources

Management believes that we will continue to incur losses for the immediate future. Therefore, we will need additional equity or debt financing until we can achieve profitability and positive cash flows from operating activities, if ever. These conditions raise substantial doubt about our ability to continue as a going concern. Our unaudited consolidated financial statements do not include and adjustments relating to the recovery of assets or the classification of liabilities that may be necessary should we be unable to continue as a going concern. For the three months ended October 31, 2019, we have generated revenue and are trying to achieve positive cash flows from operations.

As of October 31, 2019, we had a cash balance of $128,028, inventory of $350,108 and $6,893,711 in current liabilities. Given our poor working capital position, we will need to consider additional funding sources going forward. We are taking proactive measures to reduce operating expenses and drive growth in revenue.

The successful outcome of future activities cannot be determined at this time and there is no assurance that, if achieved, we will have sufficient funds to execute our intended business plan or generate positive operating results.

Capital Resources

The following table summarizes total current assets, liabilities and working capital (deficit) for the periods indicated:

	October 31 2019	January 31, 2019
Current assets	$525,807	$453,942
Current liabilities	6,893,711	5,850,518
Working capital (deficits)	$(6,367,904)	$(5,396,576)

Net cash used in operations for the nine months ended October 31, 2019 was $856,121 as compared to net cash used in operations of $513,966 for the nine months ended October 31, 2018. The biggest changes in cash flows from operating activities were the cash changes in derivative and discount which were not applicable to the previous period. Net cash provided from investing activities was $133,087 for the nine months ended October 31, 2019 compared to cash used by investing activities of $104,854 for the nine months ended October 31, 2018. In the nine months ended October 31, 2019 assets were sold where in the nine months ended October 31, 2018 assets were acquired. Net cash provided by financing activities for the nine months ended October 31, 2019 was $791,661 as compared to $656,888 for the same period in 2018. This increase mainly comes from the convertible debt proceeds in 2019 that did not exist in the prior year.

Results of Operations For the Year Ended January 31, 2019 compared to the year ended January 31, 2018

We had revenue of $8,312,610 for the year ended January 31, 2019, compared to $6,989,134 for the year ended January 31, 2018.  We had total cost of revenues of $7,302,305 for the year ended January 31, 2019, compared to cost of revenues of $5,957,349 for the year ended January 31, 2018. Sales increased due increasing our brand awareness, improving our order fulfilment process, upgrading our back-end systems and customer satisfaction and user experience. Cost of revenues increased as sales increased. However, margins were tighter because of discounting to gain market share.

We had total operating expenses of $2,001,072 for the year ended January 31, 2019, consisting of $40,958 of depreciation, $179,516 of marketing and advertising, $177,869 of e-commerce expenses, $1,200,010 of personnel costs and $402,718 of general and administrative expenses. For the year ended January 31, 2018, we had total operating expenses of $1,316,844, consisting of $27,268 of depreciation, $108,560 of marketing and advertising expenses, $180,474 of e-commerce expenses, $691,892 of personnel costs and $308,650 of general and administrative expenses. The greatest increase was in personnel costs as we invested heavily to make sure we had great customer service and support, both in the office and with customers, as we grow our business.

We had total other income (expense) of $(7,134,731) for the year ended January 31, 2019, consisting of interest expense of $(225,719), gain on derivatives of $3,231,187, amortization of debt discount of $(248,247), loss on sale of assets of $(1,124), loss on issuances of convertible notes of $(387,881), gain on the sale of a subsidiary of $895,450 and an impairment of goodwill of $(10,398,397). We had total other income (expense) of $(6,399) for the year ended January 31, 2018, consisting of interest expense of $(7,564) and gain on sale of assets of $1,165.

We had a net loss of $8,125,498 for the year ended January 31, 2019, compared to a net loss of $291,458 for the year ended January 31, 2018.

Liquidity and Capital Resources

As of January 31, 2019, we had total current assets of $453,942, consisting of $59,401 of cash, $293,382 of inventory, prepaid rent of $97,500 and other current assets of $3,659. We had total current liabilities of $5,776,339, made up of accounts payable and accrued expenses of $1,261,710, accrued expenses to related parties of $180,000, short term debt (net of debt discount) of $381,512, short term convertible debt of $2,209,180 and current portion of long term debt of $11,697. Our long term debt is $44,684. We had negative working capital of $5,322,397 as of January 31, 2019.

Net cash (used in) operations for the year ended January 31, 2019 was $(669,041) compared to $(123,272) for the year ended January 31, 2018.

Net cash used in investing activities for the year ended January 31, 2019 was $56,495 compared to $197,080 for the year ended January 31, 2018.

Cash provided by financing activities for the year ended January 31, 2019 was $407,104 compared to $361,897 for the year ended January 31, 2018. In both years the cash provided from financing activities was from the net proceeds of notes payable. In 2018 the company received proceeds from officer loan and paid in capital.

We have borrowed funds and/or sold stock for working capital.

As of March 13, 2020 we did not sufficient cash reserves to meet our contractual obligations and ongoing monthly expenses, which we anticipate totaling approximately $4,000,000 over the next 12 months.  Historically, revenues have been insufficient to cover operating costs that would permit us to continue as a going concern. These conditions raise substantial doubt about our ability to continue as a going concern. The Company has been able to continue operating to date largely from loans made by its shareholders, other debt financings and sale of common stock.  Until we have raised sufficient funding to pay our ongoing expenses associated with being a public company, and we have sufficient funds to support our planned operations, we can provide no assurances that it will be able to meet its short and long-term liquidity needs, until necessary financing is secured.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The following table lists the names and ages of our executive officers and director.  The director(s) will continue to serve until the next annual shareholders meeting, or until their successors are elected and qualified. All officers serve at the discretion of the Board of Directors.

Name	Age	Position	Date First Appointed/ Elected To the Company
Timothy Armes	63	Chairman, Chief Executive Officer, President, Secretary and Treasurer and President and Chief Executive Officer of The 4LESS Group, Inc.	August 2011

Chris Davenport	48	President of Wholly Owned Subsidiary, Auto Parts 4 Less, Inc.	October 2013

Timothy Armes: Timothy Armes has served as our Chief Executive Officer/Chief Financial Officer since August 2011.  From March 2011 to August 2011, Timothy Armes served as our Chief Operating Officer.  In 1992, he launched one of the first online job bulletin boards which eventually grew into jobs.com, a top employment websites before his departure in May 2000.  From 1980 to 1982, he was an auditor for Ernst and Young.  In 1980, Timothy Armes received a BA Degree in Accounting from the University of Texas and passed the Texas Certified Public Accountant exam in 1982.

Christopher Davenport: Christopher Davenport has been the President of our wholly-owned subsidiary since October 2013.  In September 2005, he received his MBA from the University of California (Irvine) in September 2005.  From 2000 to 2010, through Health Services Direct, Christopher Davenport provided mobile dental services to employees of a gaming corporation, covering contracts for several hundred thousand employees on the Las Vegas strip, and implemented new technologies at the time such as filmless radiography, virtual patient charts and VPN networks to make for seamless quality health care.  Christopher Davenport expanded his mobile dental company to the military where he won several multiyear, multi-million dollars medical/dental National Guard Medical Readiness contracts.

Audit Committee

We do not have an Audit Committee.  Our Board of Directors, consisting solely of Timothy Armes, is responsible for reviewing and making recommendations concerning the selection of outside auditors, reviewing the scope, results and effectiveness of the annual audit of our financial statements. The Board of Directors reviews our internal accounting controls, practices and policies.

Committees of the Board

We do not have nominating, compensation, or audit committees or committees performing similar functions nor do we have a written nominating, compensation or audit committee charter. The Board of Directors believes that it is not necessary to have such committees, at this time, because the functions of such committees can be adequately performed by the sole director.

Audit Committee Financial Expert

Our Board of Directors has determined that we do not have an independent board member that qualifies as an “ audit committee financial expert ” as defined in Item 407(D)(5) of Regulation S-K, nor do we have a Board member that qualifies as “ independent ” as the term is used in Item 7(d)(3)(iv)(B) of Schedule 14A under the Exchange Act.

We believe that our sole director is capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. The sole director does not believe that it is necessary to have an audit committee because management believes that the functions of an audit committee can be adequately performed by the sole director. In addition, we believe that retaining an independent director who would qualify as an “ audit committee financial expert ” would be overly costly and burdensome and is not warranted in our circumstances given the stage of our development and the fact that we have not generated any positive cash flows from operations to date.

Involvement in Certain Legal Proceedings

Our sole director and our executive officer has not been involved in any of the following events during the past ten years:

1.	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.

being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.

being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Board Meetings and Annual Meeting

During the fiscal year ended January 31, 2019, our Board of Directors (currently consisting solely of Timothy Armes) did not meet or hold any formal meetings.  We did not hold an annual meeting in the year ended January 31, 2019.  In the absence of formal board meetings, the Board conducted all of its business and approved all corporate actions during the fiscal year ended January 31, 2019 by the unanimous written consent of its sole director.

Code of Ethics

We have not adopted a formal Code of Ethics. The Board of Directors evaluated the business of the Company and the number of employees and determined that since the business is operated by a small number of persons, general rules of fiduciary duty and federal and state criminal, business conduct and securities laws are adequate ethical guidelines.  In the event our operations, employees and/or directors expand in the future, we may take actions to adopt a formal Code of Ethics.

Shareholder Proposals

We do not have any defined policy or procedural requirements for shareholders to submit recommendations or nominations for directors. The sole director believes that, given the stage of our development, a specific nominating policy would be premature and of little assistance until our business operations develop to a more advanced level. Our Company does not currently have any specific or minimum criteria for the election of nominees to the Board of Directors and we do not have any specific process or procedure for evaluating such nominees. The Board of Directors will assess all candidates, whether submitted by management or shareholders, and make recommendations for election or appointment.

A shareholder who wishes to communicate with our Board of Directors may do so by directing a written request addressed to our Chief Executive Officer, at the address appearing on the first page of this report.

Governance

We do not have any defined policy or procedure requirements for our stockholders to submit recommendations or nominations for directors. We do not currently have any specific or minimum criteria for the election of nominees to our board of directors and we do not have any specific process or procedure for evaluating such nominees. Our board of directors assesses all candidates, whether submitted by management or stockholders, and makes recommendations for election or appointment.

Compensation

Our board of directors is responsible for determining compensation for the directors of our company to ensure it reflects the responsibilities and risks of being a director of a public company.

Other Board Committees

We have no committees of our board of directors.

Director Independence

We are not currently listed on the Nasdaq Stock Market, which requires independent directors. In evaluating the independence of our members and the composition of the committees of our board of directors, we utilize the definition of “independence” as that term is defined by applicable listing standards of the Nasdaq Stock Market and Securities and Exchange Commission rules, including the rules relating to the independence standards of an audit committee and the non-employee director definition of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

According to the Nasdaq definition, our sole director, Timothy Armes, is not independent.

Our board of directors expects to continue to evaluate its independence standards and whether and to what extent the composition of our board of directors and its committees meets those standards. We ultimately intend to appoint such persons to our board and committees of our board as are expected to be required to meet the corporate governance requirements imposed by a national securities exchange. Therefore, we intend that a majority of our directors will be independent directors of which at least one director will qualify as an “audit committee financial expert,” within the meaning of Item 407(d)(5) of Regulation S-K, as promulgated under the Securities Act of 1933, as amended.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation paid or earned by the Company’s Chief Executive Officer and Chief Financial Officer during the fiscal years ended January 31, 2019 and 2018.  The Company did not have any executive officers who received total compensation in excess of $100,000 during the fiscal years disclosed below, other than disclosed below.

Name and principal position (1)	Year	Salary*	Bonus	Stock Awards	Option Awards	All other compensation*	Total compensation

Timothy Armes	2019	$31,790	—	—	—	—	$31,790
CEO, President, Treasurer, Secretary and Director (1)	2018	$24,100	—	—	—	—	$24,100

Christopher Davenport	2019	$293,625	—	—	—	—	$293,625
President Auto Parts 4Less, Inc (wholly owned subsidiary)	2018	$268,622	—	—	—	—	$268,622

__________

*

Does not include any accruals not paid in cash or perquisites and other personal benefits in amounts less than 10% of the total annual salary and other compensation.  No executive officer earned any non-equity incentive plan compensation or nonqualified deferred compensation during the periods reported above. The value of the Stock Awards and Option Awards in the table above, if any, was calculated based on the fair value of such securities calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.

(1)

No executive or director received any consideration, separate from the compensation they received as an executive officer of the Company (if any) for service on the Board of Directors of the Company during the periods disclosed.

Grants of Plan-Based Awards.

None.

Outstanding Equity Awards at Fiscal Year End.

None.

Potential Payments upon Termination or Change in Control

We do not have any contract, agreement, plan or arrangement with its named executive officers that provides for payments to a named executive officer at, following, or in connection with the resignation, retirement or other termination of a named executive officer, or a change in control of the Company, or a change in the named executive officer’s responsibilities following a change in control.

Retirement Plans

We do not have any plan that provides for the payment of retirement benefits, or benefits that will be paid primarily following retirement.

Compensation of Directors

We have not instituted a policy of compensating non-management directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth, as of March 13, 2020 certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of any class of our voting securities and by our current officer/director and officer of our wholly-owned subsidiary and by our current executive officers and directors as a group.

COMMON STOCK

	Beneficial Owner	Address	Shares	Percent Ownership

Common Stock	Timothy Armes Chairman / CEO President, Secretary, CFO	6515 Goodman Road #258 Olive Branch, MS 38654	2	0.0002%

Common Stock	Chris Davenport Founder and President of Wholly Owned Subsidiary, Auto Parts 4 Less, Inc.	4580 N. Rancho Dr #130 Las Vegas, NV 89130	—	0.00%

	All Officers and Directors as a Group (2 Persons)		2	0.0002%

	Greater than 5% Shareholders		—	—

The following table is based on 0 shares of Series A Preferred Shares outstanding, 20,000 of Series B Preferred Shares outstanding, 7,000 shares of Series C Preferred Shares outstanding and 870 shares of Series D Preferred shares outstanding as of March 13, 2020 and reflecting the reverse split of 4,000 to 1.

PREFERRED STOCK

	Beneficial Owner	Address	Class	Shares	Percent Ownership

Preferred Stock	Timothy Armes Chairman / CEO President, Secretary, CFO	6515 Goodman Road #258 Olive Branch, MS 38654	Pref A Pref B Pref C Pref D	0 1,000 0 120	0.00% 5.00% 0.00% 13.79%

Preferred Stock	Chris Davenport Founder and President of wholly owned subsidiary, Auto Parts For Less, Inc.	106 W. Mayflower Las Vegas, NV 89030	Pref A Pref B Pref C Pref D	0 17,100 6,075 675	0.00% 90.00% 87.00% 77.58%

	All Officers and Directors as a Group (2 Persons)		Pref A Pref B Pref C Pref D	0 18,100 6,075 795	0.00% 95.00% 87.00% 91.38%

	Greater than 5% Shareholders		Pref A Pref B Pref C Pref D	0 1,900 675 75	0.00% 9.50% 9.60% 8.62%

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Other than as disclosed below, there has been no transaction, since the date of this Prospectus or currently proposed transaction, in which our company was or is to be a participant and the amount involved exceeds $5,000, being the lesser of $120,000 or one percent of our total assets and in which any of the following persons had or will have a direct or indirect material interest:

- any director or executive officer of our company.

- any person who beneficially owns, directly or indirectly, more than 5% of any class of our voting securities.

- any person who acquired control of our company when it was a shell company or any person that is part of a group, consisting of two or more persons that agreed to act together for the purpose of acquiring, holding, voting or disposing of our common stock, that acquired control of our company when it was a shell company; and

- any member of the immediate family (including spouse, parents, children, siblings and in- laws) of any of the foregoing persons.

As of January 31, 2019 and 2018, we had $180,000 and $180,000, respectively, of related party accrued expenses related to accrued compensation for employee.  As of March 10, 2020, we had $180,000 of related party accrued expenses related to accrued compensation for employees.

On June 1, 2015, we entered into a 36-month lease agreement with our minority shareholder for our office facility with a minimum base rent of $2,720 per month.  We paid base rent and their share of maintenance expense of $43,200 and $36,156 related to this lease for the periods ended January 31, 2019 and 2018, respectively. The lease is currently on a month to month basis since the lease has not been renewed.

On August 30, 2016, we entered into a 60-month lease agreement for our warehouse facility starting in December 2016 with a minimum base rent of $2,132 and estimated monthly CAM charges of $1,017 per month.  We paid base rent and their share of maintenance expense of $36,899 and $37,760 related to this lease for the period ended January 31, 2019 and 2018, respectively.

On July 1, 2018, we entered into a 60-month lease agreement with its minority shareholder for its 8,800 sf warehouse facility with a minimum base rent of $6,400 per month. We paid base rent and their share of maintenance expense of $44,800 and $0 related to this lease for the periods ended January 31, 2019 and 2018, respectively.

On September 1, 2016, we received from a shareholder a loan for $100,000 bearing interest at 4.5% and due on demand. On December 31, 2017, we paid this note with $6,000 accrued interest.

As of January 31, 2019 and 2018, we had $0 and $1,875 of related party accrued interest payable related to accrued interest on a related party note payable.

During the period from July 2017 through December 2017, a minority shareholder contributed $212,692 to us.

During December 2018, we decided to divest our Nurses Lounge, Inc. subsidiary. An investment group made up of former shareholders and debt holders along with our President bought the subsidiary and in accordance with the agreement, certain liabilities of 4 Less were assumed by Nurses Lounge, Inc. as part of the transaction. The table below shows the assets and liabilities that the Company was relieved of in the transaction.

Dec, 2018
Cash	$(13)
Accounts payable	30,937
Notes Payable	433,173
Deferred Revenue	4,818
Accrued Expenses	46,432
Preferred Stock	340,103
Common Stock	40,000
Gain on discontinued operations	$895,450

In April 2018, a major shareholder and landlord of 4Less, agreed to purchase 5% of 4Less (prior to the merger) from its largest shareholder for contributing $350,000 in cash to the 4Less Corp. and $150,000 of rent concessions amortized over a 20 month period starting July 1, 2018. As of January 31, 2019, the balance of prepaid rent totaled $97,500.

As a result of the acquisition of the private company, 4Less Corp, in November 2018 and disposition of Nurses Lounge in December of 2018, Timothy Armes canceled 100 million shares (16,666 post-split) of his approximate 129,628,000 common shares he owned (21,604 post-split). Along with the cancellation of his common stock and a verbal agreement to remain as serve as our President/CEO/Chairman, Timothy Armes received 120 shares of Series D Preferred stock, maintained his 1,000 shares of Series B Preferred stock and a payable of 180,000 of deferred income.

As part of the acquisition of the 4Less Corp., Christopher Davenport, our founder/president, received 17,100 shares of Series B Preferred Stock representing approximately 89% of the 20,000 Series B Preferred stock outstanding, 6,075 shares of Series C Preferred stock outstanding, which can be converted into approximately 60% of our outstanding common stock and 675 shares of Series D Preferred stock.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been a limited public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of certain restrictions on resale, sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

Upon completion of this offering and assuming all 1,000,000 being registered are purchased by the Selling Stockholder following our own initiated Put Notice, we may have outstanding an aggregate of up to 1,538,464 issued and outstanding. Of these shares, 1,000,000 (plus any share eligible for Rule 144 exemptions) will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by individuals who become “affiliates” as that term is defined in Rule 144 under the Securities Act, as the result of the securities they acquire in this offering which provide them, directly or indirectly, with control or the capacity to control us. Our officers and directors will not be purchasing shares in this offering. The remaining shares of common stock held by our existing stockholders are “restricted securities” as that term is defined in Rule 144 under the Securities Act. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 and or Section 4(a)(1). As a result of these provisions of Rules 144, additional shares will be available for sale in the public market as follows:

- no restricted shares will be eligible for immediate sale on the date of this prospectus; and

- the remainder of the restricted shares will be eligible for sale from time to time pursuant to available exemptions, subject to restrictions on such sales by affiliates.

Sales pursuant to Rule 144 are subject to certain requirements relating to the availability of current public information about us. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate at any time during the 90 days immediately preceding the sale and who has beneficially owned restricted shares for at least six months is entitled to sell such shares under Rule 144 without regard to the resale limitations.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver to the prospective purchaser a standardized risk disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the prospective purchaser and receive the purchaser’s written agreement to the transaction. Furthermore, subsequent to a transaction in a penny stock, the broker-dealer will be required to deliver monthly or quarterly statements containing specific information about the penny stock. It is anticipated that our common stock will be traded on an OTC market at a price of less than $5.00. In this event, broker-dealers would be required to comply with the disclosure requirements mandated by the penny stock rules.

These disclosure requirements will likely make it more difficult for investors in this offering to sell their common stock in the secondary market.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

We had no changes in, and no disagreements with our accountants on accounting and financial disclosure.

On October 25, 2019, Fruci & Associates II, PLLC (“Fruci”) resigned as our independent registered public accounting firm.  On October 25, 2019, our Board of Directors approved and ratified the engagement of LJ Soldinger & Associates LLC (“Soldinger”) as our independent registered public accounting firm, effective immediately.  Pursuant to applicable rules, we made the following additional disclosures in Form 8-K:

(a) During the period from April 30, 2019 through October 25, 2019, there were no disagreements with Fruci on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to Fruci’s satisfaction would have caused it to make reference thereto in connection with its reports on the financial statements for such years. During the period from April 30, 2019 through October 25, 2019, there were no events of the type described in Item 304(a)(1)(v) of Regulation S-K.

(b) During the period from April 30, 2019 and through October 25, 2019, we did not consult with Soldinger with respect to any matter whatsoever including without limitation with respect to any of (i) the application of accounting principles to a specified transaction, either completed or proposed; (ii) the type of audit opinion that might be rendered on our financial statements; or (iii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or an event of the type described in Item 304(a)(1)(v) of Regulation S-K.

Other Information

None.

FINANCIAL STATEMENTS

THE 4LESS GROUP, INC.

Condensed Consolidated Balance Sheets

	October 31, 2019	January 31, 2019
	(Unaudited)	(*)
Assets
Current Assets
Cash and Cash Equivalents	$128,028	$59,401
Inventory	350,108	293,382
Prepaid Expenses	43,609	97,500
Other Current Assets	4,062	3,659
Total Current Assets	525,807	453,942
Operating Lease Assets	508,155	454,087
Property and Equipment, net of accumulated depreciation of $67,139 and $64,394	98,667	242,126

Total Assets	$1,132,629	$1,150,155

Liabilities and Stockholders’ Deficit
Current Liabilities
Accounts Payable	$264,363	$216,455
Accrued Expenses	1,598,100	1,045,255
Accrued Expenses – Related Party	155,750	180,000
Short-Term Debt	469,338	381,512
Current Operating Lease Liability	93,640	74,179
Short-Term Convertible Debt, net of debt discount of $845,160 and $309,021	1,866,400	1,900,160
Derivative Liabilities	2,441,386	2,041,260
Current Portion – Long-Term Debt	4,734	11,697
Total Current Liabilities	6,893,711	5,850,518

Non-Current Lease Liability	396,879	379,908
Long-Term Debt	11,177	44,684

Total Liabilities	7,301,767	6,275,110

Commitments and Contingencies	—	—

Series -D Preferred Stock, $0.001 par value, 870 shares authorized, 870 and 870 shares issued and outstanding	—	—

Stockholders’ Deficit
Preferred Stock – Series A, $0.001 par value, 330,000 shares authorized, 0 and 0 shares issued and outstanding	—	—
Preferred Stock – Series B, $0.001 par value, 20,000 shares authorized, 20,000 and 20,000 shares issued and outstanding	20	20
Preferred Stock – Series C, $0.001 par value, 6,750 shares authorized, 6,750 and 6,750 shares issued and outstanding	7	7
Common Stock, $0.000001 par value, 20,000,000,000 shares authorized, 66,346 and 151 shares issued and outstanding	—	—
Additional Paid In Capital	14,074,652	12,564,325
Accumulated Deficit	(20,243,817)	(17,689,307)
Total Stockholders’ Deficit	(6,169,138)	(5,124,955)

Total Liabilities and Stockholders’ Deficit	$1,132,629	$1,150,155

__________

* Derived from audited information except for lease assets and liabilities which are unaudited

The Accompanying Notes are an Integral Part of these Unaudited Condensed Consolidated Financial Statements.

THE 4LESS GROUP, INC.

Condensed Consolidated Statements of Operations

For the Three and Nine Months Ended October 31, 2019 and 2018

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 31, 2019	October 31, 2018	October 31, 2019	October 31, 2018

Revenue	$1,890,461	$2,046,256	$6,218,386	$6,488,098

Cost of Revenue	1,542,836	1,537,140	4,692,915	4,719,360

Gross Profit	347,625	509,116	1,525,471	1,768,738

Operating Expenses:
Depreciation	7,033	11,422	26,021	26,159
Postage, Shipping and Freight	110,385	86,018	342,370	297,309
Marketing and Advertising	23,827	68,145	145,206	150,042
E Commerce Services, Commissions and Fees	163,002	224,521	551,943	724,862
Operating lease cost	30,360	26,701	83,762	48,102
Personnel Costs	251,923	319,603	902,592	816,369
General and Administrative	230,583	51,524	725,116	207,899
Total Operating Expenses	817,113	787,934	2,777,010	2,270,742

Net Operating Loss	(469,488)	(278,818)	(1,251,539)	(502,004)

Other Income (Expense)
Gain (Loss) on Sale of Property and Equipment	4,436	—	4,436	(13,322)
Gain (Loss) on Derivatives	(196,303)	—	(107,953)	—
Gain on Settlement of Debt	—	—	67,623	—
Amortization of Debt Discount	(212,004)	—	(462,175)	—
Interest Expense	(121,601)	(5,686)	(804,902)	(7,181)
Total Other Income (Expense)	(525,472)	(5,686)	(1,302,971)	(20,503)

Net Income (Loss)	$(994,960)	$(284,504)	$(2,554,510)	$(522,507)

Basic and Diluted Weighted Average Shares Outstanding; (1)	20,683	117	7,613	117
Basic and Diluted Income (Loss) per Share	$(48.11)	$(2,438.58)	$(335.54)	$(4,478.58)

__________

(1) The weighted average number of common shares outstanding at October 31, 2018 was computed by multiplying the number of the Company’s common shares outstanding as of October 31, 2018 by 2.63 based on the terms listed for the Company’s Series C Convertible Preferred Stock

The Accompanying Notes are an Integral Part of these Unaudited Condensed Consolidated Financial Statements.

THE 4LESS GROUP, INC.

Condensed Consolidated Statement of Changes in Stockholders’ Deficit

For the Nine Months Ended October 31, 2019 and 2018

(Unaudited)

	Preferred Series A		Preferred Series B		Preferred Series C			Common Stock		Paid in	Retained
	Shares	Amount	Shares	Amount	Shares		Amount	Shares	Amount	Capital	Earnings	Total

January 31, 2018	—	$—	19,000	$19	6,750		$7	—	$—	$215,305	$(335,902)	$(120,571)

Paid in Capital by Shareholder	—	—	—	—	—		—	—	—	244,311	—	244,311

Net (Loss)	—	—	—	—	—		—	—	—	—	(522,507)	(522,507)

October 31, 2018	—	$—	19,000	$19	6,750		$7	—	$—	$459,616	$(858,409)	$(398,767)

January 31, 2019	—	$—	20,000	$20	6,750		$7	151	$—	$12,564,325	$(17,689,307)	$(5,124,955)

Conversion of Notes Payable and Accrued Interest to Common Stock	—	—	—	—	—		—	66,194	—	861,510	—	861,510

Derivative Liability Reclassified as Equity Upon Conversion of notes	—	—	—	—		—	—	—	—	669,352	—	669,352

Common Stock Adjustment for 6000:1 Reverse Split	—	—	—	—	—		—	1	—	(20,535)	—	(20,535)

Net (Loss)	—	—	—	—	—		—	—	—	—	(2,554,510)	(2,554,510)

October 31, 2019	—	$—	20,000	$20	6,750		$7	66,346	$—	$14,074,652	$(20,243,817)	$(6,169,138)

The Accompanying Notes are an Integral Part of these Unaudited Condensed Consolidated Financial Statements.

THE 4LESS GROUP, INC.

Condensed Consolidated Statements of Cash Flows

For the Nine Months Ended October 31, 2019 and 2018

(Unaudited)

	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss)	$(2,554,510)	$(522,507)
Adjustments to reconcile net loss to cash used by operating activities:
Depreciation	26,021	26,159
Change in Fair Value of Derivative Liabilities	107,953	—
Amortization of Debt Discount	462,175	—
Interest Expense Related to Derivative Liability in Excess of Face Value of Debt	84,940	—
Loan Penalties Capitalized to the Loan Included in Interest Expense	298,478	—
(Gain) Loss on Sale of Property and Equipment	(4,436)	13,322
Gain on Settlement of Debt	(67,623)	—
Change in Operating Assets and Liabilities:
(Increase) Decrease in Prepaid Expenses	53,891	(9,742)
(Increase) in Inventory	(56,727)	(124,766)
(Increase) Decrease in Other Current Assets	(403)	—
Increase (Decrease) in Accounts Payable	(17,167)	104,665
Increase (Decrease) in Accrued Expenses	811,287	(1,097)
CASH FLOWS (USED IN) PROVIDED BY OPERATING ACTIVITIES	(856,121)	(513,966)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Property and Equipment	(3,948)	(135,456)
Proceeds from Disposal of Property and Equipment	137,035	30,602
CASH FLOWS PROVIDED BY INVESTING ACTIVITIES	133,087	(104,854)

CASH FLOWS FROM FINANCING ACTIVITIES
Due to/from Officer	(24,250)	—
Paid In Capital by Officer / Shareholder	—	244,311
Proceeds on Short-Term Debt	1,160,000	809,920
Payments on Short-Term Debt	(1,090,869)	(409,917)
Proceeds on Long-Term Debt	—	20,433
Payments on Long-Term Debt	(40,470)	(7,859)
Payments on Notes Payable	—	—
Payments on Notes Payable – Related Party	—	—
Proceeds from Short-Term Convertible Debt	787,250	—
CASH FLOWS (USED IN) PROVIDED BY FINANCING ACTIVITIES	791,661	656,888

NET INCREASE (DECREASE) IN CASH	68,627	38,068

CASH AT BEGINNING OF PERIOD	59,401	384,157

CASH AT END OF PERIOD	$128,028	$422,225

Supplemental Disclosure of Cash Flows Information:
Cash Paid for Interest	$51,294	$7,181
Income Taxes	$—	$—
Convertible Notes, Interest and Derivatives Related to Converted Notes	$1,530,862	$—
Operating Lease Liability to Operating Lease Asset	$89,942	$317,742
Derivative debt discount	$990,358	$—

The Accompanying Notes are an Integral Part of these Unaudited Condensed Consolidated Financial Statements.

THE 4LESS GROUP, INC.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

NOTE 1 – NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Business:

The 4LESS Group, Inc., was incorporated under the laws of the State of Nevada on December 5, 2007.

On November 29, 2018, the Company entered into a transaction (the “Share Exchange”), pursuant to which the Company acquired 100% of the issued and outstanding equity securities of The 4LESS Corp. (“4LESS”), in exchange for the issuance of (i) nineteen thousand (19,000) shares of Series B Preferred Stock, (ii) six thousand seven hundred fifty (6,750) shares of Series C Preferred Stock, and (iii) 870 shares of Series D Preferred Stock. The Series C Preferred Shares have a right to convert into common stock of the Company by multiplying the number of issued and outstanding shares of common stock by 2.63 on the conversion date. The Share Exchange closed on November 29, 2018. As a result of the Share Exchange, the former shareholders of 4LESS became the controlling shareholders of the Company. The Share Exchange was accounted for as a reverse takeover/recapitalization effected by a share exchange, wherein 4LESS is considered the acquirer for accounting and financial reporting purposes. The capital, share price, and earnings per share amount in these consolidated financial statements for the period prior to the reverse merger were restated to reflect the recapitalization in accordance with the shares issued as a result of the reverse merger except otherwise noted.

4LESS was formed as Vegas Suspension & Offroad, LLC on October 24, 2013 as a Nevada limited liability company and converted to a Nevada corporation with the same name on May 8, 2017. On April 2, 2018, the Company changed its name to The 4LESS Corp. The Corporation had S Corporation status. The Corporation operates as an e-commerce auto and truck parts sales company. As a result of the share exchange, the Company is now a holding company operating through 4LESS and offers products including exhaust systems, suspension systems, wheels, tires, stereo systems, truck bed covers, and shocks.

Significant Accounting Policies:

The Company’s management selects accounting principles generally accepted in the United States of America and adopts methods for their application. The application of accounting principles requires the estimating, matching and timing of revenue and expense. The accounting policies used conform to generally accepted accounting principles which have been consistently applied in the preparation of these financial statements.

Basis of Presentation:

The Company prepares its financial statements on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States.

The accompanying unaudited condensed consolidated financial statements and related notes have been prepared in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) for interim unaudited consolidated financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America (“GAAP”) for complete consolidated financial statements. Certain information and footnote disclosure normally included in financial statements prepared in accordance with GAAP have been omitted pursuant to instructions, rules, and regulations prescribed by the SEC. The unaudited condensed consolidated financial statements reflect all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented except for the recapitalization transaction described in Note 1 above. Interim results are not necessarily indicative of the results for the full year. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements of the Company for the year ended January 31, 2019 and notes thereto contained in the Company’s Annual Report on Form 10-K filed on August 21, 2019.

Principles of Consolidation:

The financial statements include the accounts of The 4LESS Group, Inc. as well as The 4LESS Corp. and JBJ Wholesale LLC. All significant inter-company transactions have been eliminated. All amounts are presented in U.S. Dollars unless otherwise stated.

Use of Estimates:

In order to prepare financial statements in conformity with accounting principles generally accepted in the United States, management must make estimates, judgments and assumptions that affect the amounts reported in the financial statements and determine whether contingent assets and liabilities, if any, are disclosed in the financial statements. The ultimate resolution of issues requiring these estimates and assumptions could differ significantly from resolution currently anticipated by management and on which the financial statements are based. Some significant estimates include the valuation of derivative liabilities, the imputed rate for leases, returns and allowances, and inventory.

Cash and Cash Equivalents:

The Company considers all highly liquid instruments with a maturity of three months or less to be cash equivalents. At times, cash balances may be in excess of the Federal Deposit Insurance Corporation (“FDIC”) insurance limits. The carrying amount of cash and cash equivalents approximates fair market value.

Inventory Valuation

Inventories are stated at the lower of cost or net realizable value. Inventories are valued on a first-in, first-out (FIFO) basis. Inventory is comprised of finished goods.

Leases

We adopted ASU No. 2016-02—Leases (Topic 842), as amended, as of February 1, 2019, using the full retrospective approach. The full retrospective approach provides a method for recording existing leases at adoption and in comparative periods. In addition, we elected the package of practical expedients permitted under the transition guidance within the new standard, which among other things, allowed us to carry forward the historical lease classification.

In addition, we elected the hindsight practical expedient to determine the lease term for existing leases. Our election of the hindsight practical expedient resulted in the shortening of lease terms for certain existing leases and the useful lives of corresponding leasehold improvements. In our application of hindsight, we evaluated the performance of the leased stores and the associated markets in relation to our overall real estate strategies, which resulted in the determination that most renewal options would not be reasonably certain in determining the expected lease term.

Adoption of the new standard resulted in the recording of additional net lease assets and lease liabilities of $454,087 and $454,087 respectively, as of February 1, 2019. The standard did not materially impact our consolidated net earnings, retained earnings and had no impact on cash flows.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized when items of income and expense are recognized in the financial statements in different periods than when recognized in the tax return. Deferred tax assets arise when expenses are recognized in the financial statements before the tax returns or when income items are recognized in the tax return prior to the financial statements. Deferred tax assets also arise when operating losses or tax credits are available to offset tax payments due in future years. Deferred tax liabilities arise when income items are recognized in the financial statements before the tax returns or when expenses are recognized in the tax return prior to the financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

On December 22, 2017, the Tax Cuts and Jobs Act (“Tax Act”) was signed into law. ASC 740, Accounting for Income Taxes requires companies to recognize the effects of changes in tax laws and rates on deferred tax assets and liabilities and the retroactive effects of changes in tax laws in the period in which the new legislation is enacted. The Company’s gross deferred tax assets were revalued based on the reduction in the federal statutory tax rate from 35% to 21%. A corresponding offset has been made to the valuation allowance, and any potential other taxes arising due to the Tax Act will result in reductions to the Company’s net operating loss carry-forward and valuation allowance.

On November 29, 2018, the Company completed a merger with The 4Less Corp., in which the Company issued shares to acquire the outstanding shares of The 4Less Corp., which resulted in a more than 50% change in control of the Company.  While the Company has not yet performed the required analysis, the Company is of the belief that the requirements governing its net operating loss carryforwards under section 382 of the Internal Revenue Code of the United States have been met.  The result of this is that going forward, the Company expects that it will be limited, which will not be known until its completion of the required analysis, in its utilization in any given year of those net operating loss carryforwards prior to their expiration.

Fair Value of Financial Instruments:

The Company’s financial instruments consist of cash, accounts payable, advances and notes payable. The Company considers the carrying value of such amounts in the financial statements to approximate their fair value due to the short-term nature of these financial instruments. Derivatives are recorded at fair value at each period end. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date.

The ASC guidance for fair value measurements and disclosure establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:

Level 1 Inputs – Quoted prices for identical instruments in active markets.

Level 2 Inputs – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 Inputs – Instruments with primarily unobservable value drivers.

The following table sets forth, by level within the fair value hierarchy, the Company’s financial liabilities that were accounted for at fair value on a recurring basis as of October 31, 2019:

	October 31, 2019	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities:
Derivative Liabilities – embedded redemption feature	$2,441,386	$—	$—	$2,441,386
Totals	$2,441,386	$—	$—	$2,441,386

Related Party Transactions:

The Company has a verbal policy that includes procedures intended to ensure compliance with the related party provisions in common practice for public companies. For purposes of the policy, a “related party transaction” is a transaction in which the Company or any one of its subsidiaries participates and in which a related party has a direct or indirect material interest, other than ordinary course, arms-length transactions of less than 1% of the revenue of the counterparty. Any transaction exceeding the 1% threshold, and any transaction involving consulting, financial advisory, legal or accounting services that could impair a director’s independence, must be approved by the CEO. Any related party transaction in which an executive officer or a Director has a personal interest, or which could present a possible conflict under the Guide to Ethical Conduct, must be approved by Board of Directors, following appropriate disclosure of all material aspects of the transaction.

Derivative Liability

The derivative liabilities are valued as a level 3 input for valuing financial instruments. The derivatives arise from convertible debt where the debt is convertible into common stock at variable conversion prices and reclassification of equity instrument to liability due to insufficient shares for issuance. As the price of the common stock varies, it triggers a gain or loss based upon the discount to market assuming the debt was converted at the balance sheet date. When evaluating the effect of the issuance of new equity-linked or equity-settled instruments on previously issued instruments, the Company uses first-in, first-out method (“FIFO”) where authorized and unused shares would first be used to satisfy the earliest issued equity-linked instruments. As of October 31, 2019, warrants to purchase 583 common shares issued in October 2014 were not classified as derivative liability while the remaining warrants outstanding were classified as derivative liability based on the FIFO method.

The fair value of the derivative liability is determined using a lattice model, is re-measured on the Company’s reporting dates, and is affected by changes in inputs to that model including our stock price, expected stock price volatility, the expected term, and the risk-free interest rate.

Revenue Recognition

The Company recognizes revenue under ASC 606, “Revenue from Contracts with Customers. The core principle of the revenue standard is that a company should recognize revenue when control is transferred over the promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the goods and services transferred to the customer. The following five steps are applied to achieve that core principle:

Step 1: Identify the contract with the customer

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to the performance obligations in the contract

Step 5: Recognize revenue when the company satisfies a performance obligation

Because the Company’s sales agreements generally have an expected duration of one year or less, the Company has elected the practical expedient in ASC 606-10-50-14(a) to not disclose information about its remaining performance obligations.

The Company’s performance obligations are satisfied at the point in time when products are received by the customer, which is when the customer has title and obtained the significant risks and rewards of ownership. Therefore, the Company’s contracts have a single performance obligation (shipment of product). The Company primarily receives fixed consideration for sales of product. Shipping and handling amounts paid by customers are primarily for online orders, and are included in revenue. Sales tax and other similar taxes are excluded from revenue.

Revenue is recorded net of provisions for discounts and promotion allowances, which are typically agreed to upfront with the customer and do not represent variable consideration. Discounts and promotional allowances vary the consideration the Company is entitled to in exchange for the sale of products to customers. The Company recognizes these discounts and promotional allowances in the same period that the revenue is recognized for products sales to customers. The amount of revenue recognized represents the amount that will not be subject to a significant future reversal of revenue. The customer pays the Company by credit card prior to delivery.

The Company offers a 30 day satisfaction guaranteed return policy however the customer must pay for the return shipment. The return must be previously authorized, cannot be either damaged or previously installed and must be in saleable condition. In the Company’s experience this amount is immaterial and therefore no provision has been recorded on the Company’s books. Any defective merchandise falls under the manufacturer’s limited warranty and is subject to the manufacturer’s inspection. The manufacturer has the option to repair or replace the item.

Stock-Based Compensation:

The Company accounts for stock options at fair value. The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model and provides for expense recognition over the service period, if any, of the stock option.

Loss Per Common Share:

The weighted average number of common shares outstanding during each period is used to compute basic loss per share. Diluted loss per common share are computed using the weighted average number of common shares and potentially dilutive common shares outstanding. Potentially dilutive common shares are additional common shares assumed to be exercised. Potentially dilutive common shares are excluded from the diluted earnings per share computation in periods where the Company has incurred a net loss, as their effect would be considered anti-dilutive.

The Company had 5,667 warrants and 6,750 shares of Series C Preferred Stock outstanding at October 31, 2019 which were potentially dilutive common stock equivalents but would be antidilutive and are not included. As the Company incurred net losses during the three months and nine months ended October 31, 2019, the basic and diluted loss per common share is the same amount, as any common stock equivalents would be considered anti-dilutive. Excluded from this calculation are convertible notes of $2,711,560 and $2,209,180 at October 31, 2019 and January 31, 2019, respectively, since the impact would be antidilutive thus not included. The warrants and Series C Preferred Stock could be converted into 174,493 common shares as of October 31, 2019 and could convert into 728,493 common shares at December 10, 2019.

Recently Issued Accounting Standards:

In January 2017, the FASB issued ASU 2017-04, Intangibles - Goodwill and Other (Topic 350) which simplifies goodwill impairment testing by requiring that such periodic testing be performed by comparing the fair value of a reporting unit with its carrying amount and recognizing an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. The Company is currently evaluating the impact of Topic 350 on its consolidated financial statements and related disclosures, which is effective for fiscal years, including interim periods, beginning after December 15, 2019.

Fair Value Measurement: In 2018, the FASB issued amended guidance to remove, modify and add disclosure requirements for fair value measurements. This amendment is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019, with early adoption permitted for any removed or modified disclosure requirements. Transition is on a prospective basis for the new and modified disclosures, and on a retrospective basis for disclosures that have been eliminated. The adoption of this guidance is not expected to have a material impact on our consolidated financial statements.

In June 2018, the FASB issued ASU 2018-07, Compensation - Stock Compensation (Topic 718): Improvement to Nonemployee Share-Based Payment Accounting, which is part of the FASB’s simplification initiative to maintain or improve the usefulness of the information provided to the users of financial statements while reducing cost and complexity in financial reporting. This update provides consistency in the accounting for share-based payments to nonemployees with that of employees. The updated guidance had no impact on the Company’s consolidated financial position, results of operations or cash flows.

In addition to the above, the Company has reviewed all other recently issued, but not yet effective, accounting pronouncements, and does not believe the future adoption of any such pronouncements will have a material impact on its financial condition or the results of its operations.

There were various other accounting standards and interpretations issued recently, none of which are expected to a have a material impact on our financial position, operations or cash flows.

NOTE 2 – GOING CONCERN AND FINANCIAL POSITION

The consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has incurred cumulative losses through October 31, 2019 of $20,243,817 and has a working capital deficit at October 31, 2019 of $6,367,904. As of October 31, 2019, the Company only had cash and cash equivalents of $128,028 and had short-term debt in default. The short-term debt agreements provide legal remedies for satisfaction of defaults, none of the lenders to this point have pursued their legal remedies. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of one year from the date that the financial statements were issued.

The potential proceeds from the sale of common stock and other contemplated debt and equity financing, and increases in operating revenues from new development and business acquisitions might enable the Company to continue as a going concern. However, revenues have not been sufficient to cover operating costs that would permit the Company to continue as a going concern historically and there can be no assurance that the Company can or will be able to complete any debt or equity financing, or develop or acquire one or more business interests under favorable terms. The Company plans to grow revenues through the funding provided by investors through the issuance of debt and equity as well as strategic leveraging of its online brands. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 3 – LEASES

We lease certain warehouses and office space. Leases with an initial term of 12 months or less are not recorded on the balance sheet; we recognize lease expense for these leases on a straight-line basis over the lease term. For lease agreements entered into or reassessed after the adoption of Topic 842, we did not combine lease and non-lease components.

Most leases include one or more options to renew, with renewal terms that can extend the lease term from one to 17 years or more. The exercise of lease renewal options is at our sole discretion. The depreciable life of assets and leasehold improvements are limited by the expected lease term, unless there is a transfer of title or purchase option reasonably certain of exercise.

Below is a summary of our lease assets and liabilities at October 31, 2019 and January 31, 2019.

Leases	Classification	October 31, 2019	January 31, 2019
Assets
Operating	Operating Lease Assets	$508,155	$454,087
Liabilities
Current
Operating	Current Operating Lease Liability	$93,640	$74,179
Noncurrent
Operating	Noncurrent Operating Lease Liabilities	396,879	379,908
Total lease liabilities		$490,519	$454,087

Note: As most of our leases do not provide an implicit rate, we use our incremental borrowing rate of 8% based on the information available at commencement date in determining the present value of lease payments.

CAM charges were not included in operating lease expense and were expensed ion general and administrative expenses as incurred.

Operating lease cost was $30,360 and $13,901 for both the three months ended October 31, 2019 and October 31,2018, respectively and $83,762 and $21,402 for both the nine months ended October 31, 2019 and October 31,2018, respectively.

In September 2019 the Company entered into an operating lease for premises with an annual rent of $15,480, a three year term commencing September 1, 2019 to August 31, 2022 and a one year renewal option.

In October 2019 the Company entered into an operating lease for a vehicle with an annual cost of $9,067 and a three year term. The company paid initial fees of $17,744 and will pay fees on lease termination of $395. On a straight-line basis these costs amount to

$1,259 per month.

NOTE 4 – SHORT-TERM AND LONG-TERM DEBT

The components of the Company’s debt as of October 31, 2019 and January 31 ,2019 were as follows:

	October 31, 2019		January 31, 2019
Vehicle Note Payable - $49,494, dated April 19, 2017, 7.24% interest, 72 payments of $851 starting May 29, 2017 and ending April 2023 (2), repaid in full on August 13, 2019	$—		$38,690
Working Capital Note Payable - $175,000, dated March 16, 2019, repayment of 10% of all eBay sales until paid in full, minimum payments of $17,769 per quarter until paid, fees of $2,696 repaid in full on May 9, 2019	—		—
Working Capital Note Payable-$ 200,000 dated May 12, 2019, repayment of 10% of all eBay sales proceeds until paid in full, minimum payment of $20,341 per quarter, repaid in full on July 11, 2019, fees of $3,418	—		—
Working Capital Note Payable-$ 200,000 dated October 25, 2019, repayment of 10% of all eBay sales proceeds until paid in full, minimum payment of $20,417, fees of $4,173 effective interest rate of 7% (4), maturing January 25, 2020(4)	197,423	*	—
Loan dated October 8, 2019, repayable at $4,678.86 per month commencing on November 8, 2019, maturing April 8, 2021, interest at 15% per annum	75,000	*	—
Loan dated October 14, 2019, repayable in average monthly instalments of $11,200, maturing April 14, 2020, interest and fees $ 7,200, effective interest 35.50% per annum(5)	60,000	*	—
Working Capital Note Payable-$ 200,000 dated July 19, 2019, repayment of 10% of all eBay sales proceeds until paid in full, minimum payment of $20,334, fees of $3,343 effective interest rate of 7% (4), repaid in full on October 22, 2019	—		—
Working Capital Note Payable - $175,000, dated January 15, 2019, repayment of 10% of all eBay sales until paid in full, minimum payments of $12,695 per quarter until paid	—		153,057
Amazon working capital note, original loan of $94,000 Sept 6, 2018, 9.22% interest, monthly payments of $16,091 paid in full March 5, 2019	—		31,814
SFS Funding Loan, original loan of $298,400 October 5, 2018, 24% interest, weekly payments of $7581, maturing and repaid in full October 9, 2019 (3)	—		194,642
Forklift Note Payable, original note of $20,432.59 Sept 26,2018, 6.23% interest, 60 monthly payments of $394.54 ending August 2023 (1)	15,911		19,690
Loan dated July 31, 2019, $61,200 including $1,200 fee due and repaid August 6, 2019	—		—
Demand loan -$122,000 dated August 19, 2019 25% interest, 5% fee on outstanding balance	122,000	*	—
Demand loan-$2,500, dated March 8, 2019, 25% interest, 5% fee on outstanding balance	2,500	*	—
Demand loan -$65,500 dated February 27, 2019, 25% interest, 5% fee on outstanding balance, Secured by the general assets of the Company	12,415	*	—
Total	$485,249		$437,893

__________

* Short -term notes of $ 469,338

(1) Secured by equipment having a net book value of $18.243

(2) Secured by equipment having a net book value of $61,744

(3) The Company has pledged a security interest on all accounts receivable and banks accounts of the Company. Obligation under personal guaranty by controlling shareholder of the Company.

(4) The Company has pledged a security interest on all accounts receivable and banks accounts of the Company.

(5) The Company has pledged a security interest on all assets of the Company.

The Company had accrued interest payable of $20,640 and $0 interest on the notes at October 31, 2019 and January 31, 2019, respectively.

The following are the minimum amounts due on the long-term notes:

Year Ended	Amount
October 31, 2020	$4,734
October 31, 2021	4.740
October 31, 2022	4.740
October 31, 2023	1,697
Total	$15,911

NOTE 5 – SHORT-TERM CONVERTIBLE DEBT

The components of the Company’s short term convertible debt (iii) as of October 31, 2019 and January 31, 2019 were as follows:

	Interest	Default Interest	Conversion	Outstanding Principal at
Maturity Date	Rate	Rate	Price	October 31, 2019	January 31, 2019
Nov 4, 2013*	12%	12%	$0.075	$100,000	$100,000
Jan 31, 2014*	12%	18%	$0.10	16,000	16,000
Apr 24, 2020	12%	24%	$0.10	69,730	69,730
July 31, 2013*	12%	12%	$0.06	5,000	5,000
Jan 31, 2014*	12%	12%	$0.10	30,000	30,000
Dec 24, 2015*	8%	24%	(1)	5,000	5,000
Sep 10, 2017	8%	24%	(2)	—	37,958
Sep 10, 2017*	8%	24%	(2)	2,375	2,375
Sep 10, 2017	8%	24%	(2)	—	16,600
Sep 10, 2017	8%	24%	(2)	—	38,677
Dec 4, 2017*	8%	24%	(2)	22,388	25,000
Feb 3, 2017*	8%	24%	(5)	25,000	25,000
Mar 3, 2017*	8%	24%	(5)	300	30,000
Mar 3, 2017*	8%	24%	(5)	20,100	30,000
Mar 24, 2017	8%	24%	(6)	—	10,950
Apr 24, 2020	12%	24%	(6)	529,092	738,896
July 8, 2015*	8%	24%	(1)	5,500	5,500
Apr 24, 2020	8%	24%	(1)	4,500	4,500
Apr 24, 2020	8%	24%	(1)	23,297	23,297
Apr 24, 2020	8%	24%	(1)	7,703	7,703
Apr 24, 2020	8%	24%	(1)	26,500	26,500
July 19, 2016*	8%	24%	(1)	5,000	5,000
March 24, 2017*	8%	24%	(6)	4,100	25,000
Dec 27, 2018	15%	24%	(4)	—	56,925
Dec 27, 2018	15%	24%	(4)	—	1,202
Jan 5, 2019*	15%	24%	(4)	4,444	18,325
Feb 20, 2019*	10%	10%	(7)	343,047	274,438
Mar 23, 2019	15%	24%	(3)	—	12,355
Jun 6, 2019*	12%	18%	(8)	43,577	123,750
Oct 24, 2019*	8%	24%	(5)	47,250	47,250
Nov 14, 2019	8%	24%	(5)	78,750	78,750
Dec 14, 2019	8%	24%	(5)	130,000	130,000
Dec 28, 2019	12%	18%	(3)	133,333	125,000
Jan 9, 2020	8%	24%	(5)	62,500	62,500
March 1, 2020	10%	15%	(9)	61,425	—
March 14, 2020(i)	15%	24%	(11)	55,000	—
April 3, 2020(ii)	8%	24%	(2)	172,149	—
April 12, 2020(ii)	10%	24%	(10)	75,000	—
May 13, 2020(i)	15%	24%	(11)	55,000	—
May 14, 2020(ii)	8%	24%	(2)	52,500	—
May 24, 2020(i)	15%	24%	(11)	40,000	—
June 11, 2020(i)	15%	24%	(11)	85,000	—
June 26, 2020(i)	15%	24%	(11)	76,000	—
July 11, 2020(i)	15%	24%	(11)	60,000	—
Aug 29, 2020(i)	15%	24%	(11)	45,000	—
Sep 16, 2020(i)	15%	24%	(11)	34,000	—
Sep 27, 2020(i)	15%	24%	(11)	34,000	—
Oct 24, 2020(i)	15%	24%	(11)	122,000	—
Sub-total				2,711,560	2,209,181
Debt Discount				(845,160)	(309,021)
				$1,866,400	$1,900,160

__________

(1)	52% of the lowest trading price for the fifteen trading days prior to conversion day.
(2)	50% of the lowest trading price for the fifteen trading days prior to conversion day.
(3)	50% of the lowest trading price for the twenty trading days prior to conversion day.
(4)	50% of the lowest trading price for the forty trading days prior to conversion day, but not higher than $0.000075.
(5)	50% of the lowest trading price for the fifteen trading days prior to conversion day, but not higher than $0.001.
(6)	50% of the lowest trading price for the fifteen trading days prior to conversion day, but not higher than $0.005.
(7)	60% of the lowest trading price for the fifteen trading days prior to conversion day.
(8)	52% of the lowest trading price for the twenty trading days prior to conversion day.
(9)	55% of the lowest trading price for the twenty trading days prior to conversion day.
(10)	50% of the lowest trading price for the twenty-five trading days prior to conversion day.
(11)	50% of the lowest bid price for the twenty-five trading days prior to conversion day.
*	In default

(i) If the Company fails to maintain its status as “DTC Eligible” for any reason, or, if the effective Conversion Price as calculated in Section 4(a) is less than $0.0001 at any time (regardless of whether or not a Conversion Notice has been submitted to the Company), the Principal Amount of the Note shall increase by ten thousand dollars ($10,000) (under Holder’s and Company’s expectation that any Principal Amount increase will tack back to the Issuance Date). In addition, the Conversion Price shall be permanently redefined to equal the lesser of (a) $0.00001 or (b) 50% of the lowest traded price during the twenty five (25) consecutive Trading Days immediately preceding the applicable Conversion Date on which the Holder elects to convert all or part of this Note, subject to adjustment as provided in this Note. If the Company fails to maintain the share reserve at the 4x discount of the note 60 days after the issuance of the note, the conversion discount shall be increased by 10%. If at any time while this Note is outstanding, an Event of Default (as defined herein) occurs, then an additional discount of 15% shall be factored into the Variable Conversion Price until this Note is no longer outstanding (resulting in a discount rate of 65% assuming no other adjustments are triggered hereunder). These above contingencies have not occurred.

(ii) In the event the Company experiences a DTC ” Chill” on its shares, the conversion price shall be decreased to 40% instead of 50% while that “Chill” is in effect. If the Company fails to maintain the share reserve at the 4x discount of the note 60 days after the issuance of the note, the conversion discount shall be increased by 10%.

(iii) The share purchase agreements ancillary to the convertible note agreements do not allow the lender to engage in short sales.

The Company had accrued interest payable of $618,181 and $463,839 on the notes at October 31, 2019 and January 31, 2019, respectively.

The Company analyzed the conversion option for derivative accounting consideration under ASC 815-15 “Derivatives and Hedging” and determined that some instruments should be classified as liabilities due to there being no explicit limit to the number of shares to be delivered upon settlement of the above conversion options. The instruments are measured at fair value at the end of each reporting period or termination of the instrument with the change in fair value recorded to earnings. The fair value of the embedded conversion option resulted in a discount to the note on the debt modification date. For the nine months ended October 31, 2019 and 2018, the Company recorded amortization expense of $462,175 and $0, respectively. See more information in Note 6.

During the nine months ended October 31, 2019 the Company entered into new convertible notes totaling $967,074 with one year maturities, interest rates ranging from 8%-15%, the Company received $787,250 in cash proceeds, recorded original issue discounts of $62,675 and loan and interest of $117,149 was transferred from existing notes of the same lender.

During the nine months ended October 31, 2019, the Company converted a total of $650,690 of the convertible notes, $205,320 accrued interest and $5,500 in fees into 66,195 common shares and the Company released the associated derivative liability of $669,352 referred to in Note 6. Also, $252,795 in loan penalties were added to various note balances with $75,599 recorded as interest expense and $177,196 recorded as part of the amortization of debt discount.

As of October 31, 2019, the Company had $674,637 of aggregate debt in default. The agreements provide legal remedies for satisfaction of defaults, none of the lenders to this point have pursued their legal remedies. The Company continues to accrue interest at the listed rates, and plans to seek their conversion or payoff within the next twelve months.

NOTE 6 – DERIVATIVE LIABILITIES

As of October 31, 2019 and January 31, 2019, the Company had derivative liabilities of $2,441,386 and $2,041,260, respectively. During the three months ended October 31, 2019 and 2018, the Company recorded a loss of $196,303 and $0, from the change in the fair value of derivative liabilities, respectively During the nine months ended October 31, 2019 and 2018, the Company recorded a loss of $107,953 and $0, from the change in the fair value of derivative liabilities, respectively. Any liabilities resulting from the warrants outstanding are immaterial.

The derivative liabilities are valued as a level 3 input for valuing financial instruments.

The derivatives arise from convertible debt where the debt is convertible into common stock at variable conversion prices which are linked to the trading and/or bid prices of the Company’s common stock as traded on the OTC market. As the price of the common stock varies it triggers a gain or loss based upon the discount to market assuming the debt was converted at the balance sheet date.

The fair value of the derivative liability is determined using the lattice model, is re-measured on the Company’s reporting dates, and is affected by changes in inputs to that model including our stock price, expected stock price volatility, the expected term, and the risk-free interest rate. In our calculation at October 31, 2019, stock price range from $4.40-$44.00 volatility ranged from 294.8% to 461.3%, the term ranged from 0.04 to 4.00 years, and the risk free interest rate was from 0.89% to 2.64%.

Level 3
Derivatives
Balance, January 31, 2019	$2,041,260
Changes due to Issuance of New Convertible Notes	990,358
Reduction of derivative due to extinguishment	(28,833)
Changes due to Conversion of Notes Payable	(669,352)
Mark to Market Change in Derivatives	107,953
Balance, October 31, 2019	$2,441,386

NOTE 7 – STOCKHOLDERS’ DEFICIT

Preferred Stock:

The Series A Preferred Stock has an automatic forced conversion into common stock upon the completion of the repurchase or extinguishing of all “toxic” debt (notes having conversion features tied to the Company’s common stock), the extinguishing of all other existing dilutive debt or equity structures, and total recapitalization of the Company. As of both October 31, 2019, and January 31, 2019 the Company had 0 shares of Series A Preferred issued and outstanding and 330,000 authorized with a par value of $0.001 per share.

At both October 31, 2019 and January 31, 2019, respectively, there were 20,000 and 20,000 Series B preferred shares outstanding. The Series B Preferred Stock have voting rights equal to 51% of the total voting rights at any time. There are no conversion rights granted holders of Series B Preferred shares, they are not entitled to dividends, and the Company does not have the right of redemption. Currently, there are 20,000 Series B preferred shares authorized and issued of the Series B Preferred Stock with a par-value of $0.001 per share.

At both October 31, 2019 and January 31, 2019, there were 6,750 Series C preferred shares outstanding, respectively. The Series C Preferred Stock have the right to convert into the common stock of the Company by multiplying the number of issued and outstanding shares of common stock by 2.63 on the conversion date. The holders of Series C Preferred shares are not entitled to dividends, and the Company does not have the right of redemption. Currently, there are 6,750 Series C preferred shares authorized and 6,750 shares issued with a par-value of $0.001 per share.

At both October 31, 2019 and January 31, 2019, there were 870 Series D preferred shares authorized and outstanding, respectively which with a par value $.001. All shares of Series D Preferred Stock will rank subordinate and junior to all shares of Series A, B and C of Preferred Stock of the Corporation and pari passu with any of the Corporation’s preferred stock hereafter created as to distributions of assets upon dissolution or winding up of the Corporation, whether voluntary or involuntary. These shares are non-voting, do not receive dividends and are redeemable according to the terms set out below:

OPTIONAL REDEMPTION.

(1)  At any time, either the Corporation or the holder may redeem for cash out of funds legally available therefor, any or all of the outstanding Series D Preferred Stock (“Optional Redemption”) at $1,000 per share.

(2)  Should the Corporation exercise the right of Optional Redemption it shall provide each holder of Preferred Stock with at least 30 days’ notice of any proposed optional redemption pursuant this Section VI (an “Optional Redemption Notice”). Any optional redemption pursuant to this Section VI shall be made ratably among holders in proportion to the Liquidation Value of Preferred Stock then outstanding and held by such holders. The Optional Redemption Notice shall state the Liquidation Value of Preferred Stock to be redeemed and the date on which the Optional Redemption is to occur (which shall not be less than thirty (30) or more than sixty (60) Business Days after the date of delivery of the Optional Redemption Notice) and shall be delivered by the Corporation to the holders at the address of such holder appearing on the register of the Corporation for the Preferred Stock. Within seven (7) business days after the date of delivery of the Optional Redemption Notice, each holder shall provide the Corporation with instructions as to the account to which payments associated with such Optional Redemption should be deposited. On the date of the Optional Redemption, provided for in the relevant Optional Redemption Notice, (A) the Corporation will deliver the redemption amount via wire transfer to the account designated by the holders, and (B) the holders will deliver the certificates relating to that number of shares of Preferred Stock being redeemed, duly executed for transfer or accompanied by executed stock powers, in either case, transferring that number of shares to be redeemed. Upon the occurrence of the wire transfer (or, in the absence of a holder designating an account to which funds should be transferred, delivery of a certified or bank cashier’s check in the amount due such holder in connection with such Optional Redemption to the address of such holder appearing on the register of the Corporation for the Preferred Stock), that number of shares of Preferred Stock redeemed pursuant to such Optional Redemption as represented by the previously issued certificates will be deemed no longer outstanding. Notwithstanding anything to the contrary in this Designation, each holder may continue to convert Preferred Stock in accordance with the terms hereof until the date such Preferred Stock is actually redeemed pursuant to an Optional Redemption.

(3)  Should the holder exercise the right of Optional Redemption it shall provide the Corporation with at least 30 days’ notice of any proposed optional redemption pursuant this Section VI (an “Optional Redemption Notice”). The Optional Redemption Notice shall state the value of the Preferred Stock to be redeemed and the date on which the Optional Redemption is to occur (which shall not be less than thirty (30) or more than sixty (60) Business Days after the date of delivery of the Optional Redemption Notice) and shall be delivered by the holder to the Corporation at the address of the Corporation for the Preferred Stock. Within seven (7) business days after the date of delivery of the Optional Redemption Notice, each holder shall provide the Corporation with instructions as to the account to which payments associated with such Optional Redemption should be deposited. On the date of the Optional Redemption, provided for in the relevant Optional Redemption Notice, (A) the Corporation will deliver the redemption amount via wire transfer to the account designated by the holder, and (B) the holder will deliver the certificates relating to that number of shares of Preferred Stock being redeemed, duly executed for transfer or accompanied by executed stock powers, in either case, transferring that number of shares to be redeemed. Upon the occurrence of the wire transfer (or, in the absence of a holder designating an account to which funds should be transferred, delivery of a certified or bank cashier’s check in the amount due such holder in connection with such Optional Redemption to the address of such holder appearing on the register of the Corporation for the Preferred Stock), that number of shares of Preferred Stock redeemed pursuant to such Optional Redemption as represented by the previously issued certificates will be deemed no longer outstanding. Notwithstanding anything to the contrary in this Designation, each holder may continue to convert Preferred Stock in accordance with the terms hereof until the date such Preferred Stock is actually redeemed pursuant to an Optional Redemption.

The Series D Preferred Stock is not entitled to any pre-emptive or subscription rights in respect of any securities of the Corporation.

Common Stock:

The Company is authorized to issue 20,000,000,000 common shares at a par value of $0.000001 per share. These shares have full voting rights. On February 25, 2020, the Company undertook a 4000:1 reverse stock split. The share capital has been retrospectively adjusted accordingly to reflect this reverse stock split.  At October 31, 2019 and January 31, 2019, there were 66,346 and 151 shares outstanding, respectively. No dividends were paid in either the nine months ended October 31, 2019 or 2018.

The Company issued the following shares of common stock in the nine months ended October 31, 2019:

Conversion of $650,690 Notes Payable and $205,320 Interest, $5,500 in Fees and $669,352 of derivative liability to 66,195 shares of Common Stock.

Options and Warrants:

The Company recorded option and warrant expense of $0 and $0 for the nine months ended October 31, 2019 and 2018, respectively.

The Company issued no options or warrants in the nine months ended October 31, 2019.

The Company had the following options and warrants outstanding at October 31, 2019:

Issued To	# Warrants	Dated	Expire	Strike Price	Expired	Exercised
Lender	0.1	07/02/2015	07/01/2019	$2,400,000 per share	N	N
Lender	1.4	01/08/2018	01/08/2021	$1,800 per share	N	N

	Options	Weighted Average Exercise Price	Warrants	Weighted Average Exercise Price
Outstanding at January 31, 2019	—	$—	1.5	$225,520
Granted	—	—	—
Exercised	—	—	—
Forfeited and canceled	—	—	—
Outstanding at October 31, 2019	—	$—	1.5	$225,520

NOTE 8 – RELATED PARTY TRANSACTIONS

As of October 31, 2019 and January 31, 2019, the Company had $155,750 and $ 180,000, respectively, of accrued expenses- related party.

In April 2018, the Company’s landlord entered into an agreement with controlling shareholder of the Company, which was amended in November 2019, such that the Company obtained a rent abatement of approximately $150,000 over a 20 month period of the terms of the two leases. As of October 31, 2019 and January 31, 2019, the balance of prepaid rent totaled $30,000 and $97,500, respectively.

NOTE 9 – COMMITMENTS AND CONTINGENCIES

On June 1, 2015, the Company entered into a 36-month lease agreement for its 2,590 sf office facility with a minimum base rent of $2,720 per month. The Company paid base rent and their share of maintenance expense of $43,200 and $43,200 related to this lease for the periods ended January 31, 2019 and 2018, respectively. The lease is currently on a month to month basis since the lease has not been renewed and the Company records the payments as rent expense. This lease was with a shareholder – See Note 8 – Related Party Transactions.

On August 30, 2016, the Company entered into a 60-month lease agreement for its 3,554 sf warehouse facility starting in December 2016 with a minimum base rent of $2,132 and estimated monthly CAM charges of $1,017 per month. This lease is with a shareholder – See Note 8 – Related Party Transactions.

On July 1, 2018, the Company entered into a 60-month lease agreement with its minority shareholder for its 8,800 sf warehouse facility with a minimum base rent of $6,400 per month.

In September 2019 the Company entered into an operating lease for premises with an annual rent of $15,480, a three year term commencing September 1, 2019 to August 31, 2022 and a one year renewal option.

In October 2019 the Company entered into an operating lease for a vehicle with an annual cost of $9,067 and a three year term. The company paid initial fees of $17,744 and will pay fees on lease termination of $395. On a straight-line basis these costs amount to

$1,259 per month.

Maturity of Lease Liabilities	Operating Leases
October 31, 2020	$136,318
October 31, 2021	136,318
October 31, 2022	135,057
October 31, 2023	93,204
October 31, 2024	30,004
After October 31, 2024	62,502
Total lease payments	593,403
Less: Interest	(102,884)
Present value of lease liabilities	$490,519

The Company had total rent expense and operating lease cost of $33,602 and $38,477 for the three months ended October 31, 2019 and 2018 respectively.

The Company had total rent expense and operating lease cost of $114,188 and $85,389 for the nine months ended October 31, 2019 and 2018 respectively.

There is pending litigation initiated by the Company around the validity of a $100,000 note which the Company signed based upon representations of funding from the maker which were never received. The Company initiated litigation to dispute the note and the 1,692 shares that have been issued. There was no consideration for the issuance of the shares and the shares have been accounted for as if they were returned and cancelled although they have not been returned.

NOTE 10 – SUBSEQUENT EVENTS

Management has evaluated subsequent events pursuant to the requirements of ASC Topic 855, from the balance sheet date through the date the financial statements were issued and has determined that no material subsequent events exist other than the following:

Conversion of notes

Subsequent to the balance sheet date through to December 12, 2019, 264,853 shares were issued for the conversion of $64,452 principal, and $31,312 of interest and $ 16,350 of fees totaling $117,114 of convertible notes that had a conversion price at 50% of the lowest market price during the period the Company fails to make all periodic filings with the SEC.

Issuance of convertible notes

On November 7, 2019, the Company issued a convertible note with principal of $42,000 and net proceeds of $40,000. The note bears interest at 15% per annum and mature in twelve months from the issuance date. The note can be converted at a price equal to 45% of the lowest bid price of common stock reported on the National Quotations Bureau OTC Markets for the 25 days prior to the conversion.

On November 22, 2019, the Company issued a convertible note with principal and net proceeds of $55,000. The note bears interest at 8% per annum and mature in twelve months from the issuance date. The note can be converted at a price equal to 50% of the lowest trading price of common stock reported on the National Quotations Bureau OTC Markets for the 15 days prior to the conversion.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of The 4LESS Group, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of The 4LESS Group, Inc. (“the Company”) as of January 31, 2019 and 2018, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for each of the years in the two-year period ended January 31, 2019, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of January 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the two-year period ended January 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has cumulative losses, a working capital deficit, debt in default, and limited cash balances. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provide a reasonable basis for our opinion.

/s/ Fruci & Associates II, PLLC

We have served as the Company’s auditor during 2018 and resigned on October 25, 2019.

Spokane, Washington

August 21, 2019, except as to the 4,000 to 1 reverse stock split disclosed under “Common Stock” in Note 6 to the consolidated financial statements, of which the date is March 16, 2020

THE 4LESS GROUP, INC.

(Formerly MedCareers Group, Inc.)

Consolidated Balance Sheets

January 31, 2019 and 2018

	2019	2018
Assets
Current Assets
Cash and Cash Equivalents	$59,401	$377,833
Inventory	293,382	77,221
Prepaid Rent	97,500	—
Other Current Assets	3,659	6,324
Total Current Assets	453,942	461,378

Property and Equipment, net of accumulated depreciation of $64,394 and $30,584	242,126	226,589

Total Assets	$696,068	$687,967

Liabilities and Stockholders’ Deficit
Current Liabilities
Accounts Payable	$216,455	$17,905
Accrued Expenses	1,045,255	605,227
Accrued Expenses – Related Party	180,000	—
Short-Term Debt	381,512	93,389
Short-Term Convertible Debt, net of debt discount of $309,021 and $0	1,900,160	—
Derivative Liabilities	2,041,260	—
Current Portion – Long-Term Debt	11,697	13,905
Total Current Liabilities	5,776,339	730,426

Long-Term Debt	44,684	76,355

Total Liabilities	5,821,023	806,781

Commitments and Contingencies	—	—

Stockholders’ Deficit
Common Stock, $0.000001 par value, 20,000,000,000 shares authorized, 151 and 35 shares issued and outstanding	—	—
Preferred Stock – Series A, $0.001 par value, 330,000 shares authorized, 0 and 330,000 shares issued and outstanding	—	330
Preferred Stock – Series B, $0.001 par value, 20,000 shares authorized, 20,000 and 1,000 shares issued and outstanding	20	1
Preferred Stock – Series C, $0.001 par value, 6,750 shares authorized, 6,750 and 0 shares issued and outstanding	7	—
Preferred Stock – Series D, $0.001 par value, 870 shares authorized, 870 and 0 shares issued and outstanding	1	—
Additional Paid In Capital	12,564,324	212,361
Accumulated Deficit	(17,689,307)	(331,506)
Total Stockholders’ Deficit	(5,124,955)	(118,814)

Total Liabilities and Stockholders’ Deficit	$696,068	$687,967

The Accompanying Notes are an Integral Part of these Consolidated Financial Statements.

THE 4LESS GROUP, INC.

(Formerly MedCareers Group, Inc.)

Consolidated Statements of Operations

For the Years Ended January 31, 2019 and 2018

	2019	2018
Revenue	$8,312,610	$6,989,134

Cost of Revenue
Product Cost	6,115,504	5,116,699
Commission and Fees	785,151	573,372
Postage, Shipping and Freight	401,650	267,278
Total Cost of Revenue	7,302,305	5,957,349

Gross Profit	1,010,305	1,031,785

Operating Expenses:
Depreciation	40,958	27,268
Marketing and Advertising	179,516	108,560
E Commerce Services	177,869	180,474
Personnel Costs	1,200,010	691,892
General and Administrative	402,719	308,650
Total Operating Expenses	2,001,072	1,316,844

Net Operating Loss	(990,767)	(285,059)

Other Income (Expense)
Gain (Loss) on Sale of Assets	(1,124)	1,165
Loss on Derivatives	3,231,187	—
Loss on Issuance of Convertible Notes	(387,881)	—
Gain on Sale of Subsidiary	895,450	—
Amortization of Debt Discount	(248,247)	—
Impairment of Goodwill	(10,398,397)	—
Interest Expense	(225,719)	(7,564)
Total Other Income (Expense)	(7,134,731)	(6,399)

Net Income (Loss)	$(8,125,498)	$(291,458)

Basic and Diluted Weighted Average Shares Outstanding	19	35
Basic and Diluted Income (Loss) per Share	$(427,657.79)	$(8,327.37)

The Accompanying Notes are an Integral Part of these Consolidated Financial Statements.

THE 4LESS GROUP, INC.

(Formerly MedCareers Group, Inc.)

Consolidated Statement of Changes in Stockholders’ Deficit

For the Years Ended January 31, 2019 and 2018

	Preferred Series A		Preferred Series B		Preferred Series C		Preferred Series D		Common Stock		Paid in	Retained
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Earnings	Total

January 31, 2017	330,000	$330	1,000	$1	—	$—	—	$—	35	$—	$(331)	$(40,048)	$(40,048)

Paid in Capital by Shareholder	—	—	—	—	—	—	—	—	—	—	212,692	—	212,692

Net (Loss)												(291,458)	(291,458)

January 31, 2018	330,000	330	1,000	1	—	—	—	—	35	—	212,361	(331,506)	(118,814)

Conversion of Notes Payable to Common Stock	—	—	—	—	—	—	—	—	120	—	169,697	—	169,697

Conversion of Accrued Expense to Common Stock	—	—	—	—	—	—	—	—	1	—	1,125	—	1,125

Issuance and Cancellation of Shares in Reverse Merger	(330,000)	(330)	19,000	19	6,750	7	870	1	(3)	—	12,520,914	(9,232,303)	3,288,308

Shares Cancelled in Conjunction with Sale of Subsidiary	—	—	—	—	—	—	—	—	(2)	—	(339,773)	—	(339,773)

Net (Loss)	—	—	—	—	—	—	—	—	—	—	—	(8,125,498)	(8,125,498)

January 31, 2019	—	$—	20,000	$20	6,750	$7	870	$1	151	$—	$12,564,324	$(17,689,307)	$(5,124,955)

The Accompanying Notes are an Integral Part of these Consolidated Financial Statements.

THE 4LESS GROUP, INC.

(Formerly MedCareers Group, Inc.)

Consolidated Statements of Cash Flows

For the Years Ended January 31, 2019 and 2018

	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss)	$(8,125,498)	$(291,458)
Adjustments to reconcile net loss to cash used by operating activities:
Depreciation	40,958	27,268
Derivative Liabilities	(3,231,187)	—
Amortization of Debt Discount	248,247	—
Loss on Issuance Notes Payable	387,881	—
Gain on Sale of Subsidiary	(895,450)	—
Impairment	10,398,397	—
Change in Operating Assets and Liabilities:
(Increase) in Inventory	(216,160)	(44,492)
(Increase) Decrease in Prepaid Rent	(97,500)	—
(Increase) Decrease in Other Current Assets	2,664	29,340
Increase (Decrease) in Interest Payable	463,869	(1,875)
Increase (Decrease) in Accounts Payable	198,550	—
Increase (Decrease) in Accrued Expenses – Related Party	180,000	—
Increase (Decrease) in Accrued Expenses	(23,812)	157,945
CASH FLOWS (USED IN) PROVIDED BY OPERATING ACTIVITIES	(669,041)	(123,272)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Property and Equipment	(60,548)	(206,520)
Disposal of Property and Equipment	4,053	9,440
CASH FLOWS USED IN INVESTING ACTIVITIES	(56,495)	(197,080)

CASH FLOWS FROM FINANCING ACTIVITIES
Due to/from Officer	—	65,556
Paid In Capital by Officer / Shareholder	—	212,692
Proceeds from Notes Payable	1,025,786	—
Payments on Notes Payable	(771,542)	(39,075)
Payments on Notes Payable – Related Party	—	(100,000)
Proceeds from Convertible Notes Payable	152,860	222,724
CASH FLOWS (USED IN) PROVIDED BY FINANCING ACTIVITIES	407,104	361,897

NET INCREASE (DECREASE) IN CASH	(318,432)	41,545

CASH AT BEGINNING OF PERIOD	377,833	336,288

CASH AT END OF PERIOD	$59,401	$377,833

Supplemental Disclosure of Cash Flows Information:
Cash Paid for Interest	$39,753	$7,564
Income Taxes	$—	$—
Convertible Notes and Interest Converted to Common Stock	$169,697	$—
Net Liabilities Assumed in Reverse Merger	$7,605,750	$—

The Accompanying Notes are an Integral Part of these Consolidated Financial Statements.

THE 4LESS CORP.

(Formerly MedCareers Group, Inc.)

Notes to Consolidated Financial Statements

January 31, 2019 and 2018

Note 1 – Description of Business and Summary of Significant Accounting Policies

Nature of Business – The 4LESS Group, Inc., formerly known as MedCareers Group, Inc. (the “Company”,  “MCGI”), was incorporated under the laws of the State of Nevada on December 5, 2007. The Company formally operated a website for nurses, nursing schools and nurses’ organizations designed for better communication between nurses and the nursing profession.

On November 29, 2018, the Company entered into a transaction (the “Share Exchange”), pursuant to which the Company acquired 100% of the issued and outstanding equity securities of The 4LESS Corp. (“4LESS”), in exchange for the issuance of (i) nineteen thousand (19,000) shares of Series B Preferred Stock, (ii) six thousand seven hundred fifty (6,750) shares of Series C Preferred Stock, and (iii) 870 shares of Series D Preferred Stock. The Series C Preferred Shares have a right to convert into common stock of the Company by multiplying the number of issued and outstanding shares of common stock by 2.63 on the conversion date. The Share Exchange closed on November 29, 2018.  As a result of the Share Exchange, the former shareholders of 4LESS became the controlling shareholders of the Company. The Share Exchange was accounted for as a reverse takeover/recapitalization effected by a share exchange, wherein 4LESS is considered the acquirer for accounting and financial reporting purposes. The capital, share price, and earnings per share amount in these consolidated financial statements for the period prior to the reverse merger were restated to reflect the recapitalization in accordance with the shares issued as a result of the reverse merger except otherwise noted.

4LESS was formed as Vegas Suspension & Offroad, LLC on October 24, 2013 as a Nevada limited liability company and converted to a Nevada corporation with the same name on May 8, 2017. On April 2, 2018, the Company changed its name to The 4LESS Corp. The Corporation had S Corporation status. The Corporation operates as an e-commerce auto and truck parts sales company. As a result of the share exchange, the Company is now a holding company operating through 4LESS and offers products including exhaust systems, suspension systems, wheels, tires, stereo systems, truck bed covers, and shocks.

Significant Accounting Policies

The Company’s management selects accounting principles generally accepted in the United States of America (“U.S. GAAP”) and adopts methods for their application.  The application of accounting principles requires the estimating, matching and timing of revenue and expense. The accounting policies used conform to generally accepted accounting principles which have been consistently applied in the preparation of these financial statements.

Basis of Presentation

The Company prepares its financial statements on the accrual basis of accounting in conformity with U.S. GAAP.

Principles of Consolidation

The financial statements include the accounts of The 4LESS Group, Inc. as well as The 4LESS Corp. and JBJ Wholesale LLC.  All significant inter-company transactions have been eliminated.  All amounts are presented in U.S. Dollars unless otherwise stated.

Use of Estimates

In order to prepare financial statements in conformity with accounting principles generally accepted in the United States, management must make estimates, judgments and assumptions that affect the amounts reported in the financial statements and determine whether contingent assets and liabilities, if any, are disclosed in the financial statements. The ultimate resolution of issues requiring these estimates and assumptions could differ significantly from resolution currently anticipated by management and on which the financial statements are based.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less to be cash equivalents.  At times, cash balances may be in excess of the Federal Deposit Insurance Corporation (“FDIC”) insurance limits.  The carrying amount of cash and cash equivalents approximates fair market value.

Inventory Valuation

Inventories are stated at the lower of cost or market. Inventories are valued on a first-in, first-out (FIFO) basis.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized when items of income and expense are recognized in the financial statements in different periods than when recognized in the tax return. Deferred tax assets arise when expenses are recognized in the financial statements before the tax returns or when income items are recognized in the tax return prior to the financial statements. Deferred tax assets also arise when operating losses or tax credits are available to offset tax payments due in future years. Deferred tax liabilities arise when income items are recognized in the financial statements before the tax returns or when expenses are recognized in the tax return prior to the financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

On December 22, 2017, the Tax Cuts and Jobs Act (“Tax Act”) was signed into law. ASC 740, Accounting for Income Taxes requires companies to recognize the effects of changes in tax laws and rates on deferred tax assets and liabilities and the retroactive effects of changes in tax laws in the period in which the new legislation is enacted. The Company’s gross deferred tax assets were revalued based on the reduction in the federal statutory tax rate from 35% to 21%. A corresponding offset has been made to the valuation allowance, and any potential other taxes arising due to the Tax Act will result in reductions to the Company’s net operating loss carryforward and valuation allowance. The Company will continue to analyze the Tax Act to assess its full effects on the Company’s financial results, including disclosures, for the Company’s fiscal year ending January 31, 2019, but the Company does not expect the Tax Act to have a material impact on the Company’s consolidated financial statements.

On November 29, 2018, the Company completed a reverse merger with The 4 Less Corp. At such time that there was a change in control, all net operating losses for tax purposes of the parent were no longer available for carryforward and the parent started to accumulate profits or losses from that point forward.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash, accounts payable, advances and notes payable.  The Company considers the carrying value of such amounts in the financial statements to approximate their fair value due to the short-term nature of these financial instruments. Derivatives are recorded at fair value at each period end. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date.

The ASC guidance for fair value measurements and disclosure establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).  The three levels of the fair value hierarchy are described below:

Level 1 Inputs – Quoted prices for identical instruments in active markets.

Level 2 Inputs – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 Inputs – Instruments with primarily unobservable value drivers.

As of January 31, 2019 and 2018, the Company’s derivative liabilities were measured at fair value using Level 3 inputs.  See Note 9.

Related Party Transactions

The Company has a verbal policy that includes procedures intended to ensure compliance with the related party provisions in common practice for public companies. For purposes of the policy, a “related party transaction” is a transaction in which the Company or any one of its subsidiaries participates and in which a related party has a direct or indirect material interest, other than ordinary course, arms-length transactions of less than 1% of the revenue of the counterparty. Any transaction exceeding the 1% threshold, and any transaction involving consulting, financial advisory, legal or accounting services that could impair a director’s independence, must be approved by the CEO. Any related party transaction in which an executive officer or a Director has a personal interest, or which could present a possible conflict under the Guide to Ethical Conduct, must be approved by Board of Directors, following appropriate disclosure of all material aspects of the transaction.

Derivative Liability

The derivative liabilities are valued as a level 3 input for valuing financial instruments. The derivatives arise from convertible debt where the debt is convertible into common stock at variable conversion prices and reclassification of equity instrument to liability due to insufficient shares for issuance. As the price of the common stock varies, it triggers a gain or loss based upon the discount to market assuming the debt was converted at the balance sheet date. When evaluating the effect of the issuance of new equity-linked or equity-settled instruments on previously issued instruments, the Company uses first-in, first-out method (“FIFO”) where authorized and unused shares would first be used to satisfy the earliest issued equity-linked instruments. As of January 31, 2019, warrants to purchase 0.1 common shares issued in July 2014 were not classified as derivative liability while the remaining warrants outstanding were classified as derivative liability based on the FIFO method.

The fair value of the derivative liability is determined using a lattice model, is re-measured on the Company’s reporting dates, and is affected by changes in inputs to that model including our stock price, expected stock price volatility, the expected term, and the risk-free interest rate.

Revenue Recognition

The Company recognizes revenue under ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606),” (“ASC 606”).    The core principle of the revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the goods and services transferred to the customer. The following five steps are applied to achieve that core principle:

Step 1: Identify the contract with the customer

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to the performance obligations in the contract

Step 5: Recognize revenue when the company satisfies a performance obligation

Because the Company’s sales agreements generally have an expected duration of one year or less, the Company has elected the practical expedient in ASC 606-10-50-14(a) to not disclose information about its remaining performance obligations.

The Company’s performance obligations are satisfied at the point in time when products are received by the customer, which is when the customer has title and the significant risks and rewards of ownership. Therefore, the Company’s contracts have a single performance obligation (shipment of product). The Company primarily receives fixed consideration for sales of product. Shipping and handling amounts paid by customers are primarily for online orders, and are included in revenue. Sales tax and other similar taxes are excluded from revenue.

Revenue is recorded net of provisions for discounts and promotion allowances, which are typically agreed to upfront with the customer and do not represent variable consideration. Discounts and promotional allowances vary the consideration the Company is entitled to in exchange for the sale of products to customers. The Company recognizes these discounts and promotional allowances in the same period that the revenue is recognized for products sales to customers. The amount of revenue recognized represents the amount that will not be subject to a significant future reversal of revenue.

All sales to customers are generally final. However, the Company accepts returned product due to quality or issues relating to product description or incorrect product orders and in such instances the Company would replace the product or refund the customers funds. For the periods ended January 31, 2019 and 2018, returns were approximately 9.2% and 4.9% respectively. The Company’s customers generally pre-pay for the products.

Stock-Based Compensation

The Company accounts for stock options at fair value. The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model and provides for expense recognition over the service period, if any, of the stock option.

Loss per Common Share

The weighted average number of common shares outstanding during each period is used to compute basic loss per share.  Diluted loss per common share are computed using the weighted average number of common shares and potentially dilutive common shares outstanding.  Potentially dilutive common shares are additional common shares assumed to be exercised.  Potentially dilutive common shares are excluded from the diluted earnings per share computation in periods where the Company has incurred a net loss, as their effect would be considered anti-dilutive.

The Company had 1.4 warrants and 6,750 shares of Series C Preferred Stock outstanding at January 31, 2019 which were potentially dilutive common stock equivalents but would be antidilutive and are not included.  As the Company incurred a net loss during the year ended January 31, 2019, the basic and diluted loss per common share is the same amount, as any common stock equivalents would be considered anti-dilutive. Excluded from this calculation are convertible notes of $2,209,180 and $0 at January 31, 2019 and 2018, respectively, since the impact would be antidilutive thus not included. The warrants and Series C Preferred Stock could be converted into 399 common shares as of January 31, 2019 and could convert into 18.903 common shares at August 8, 2019.

Reverse Merger

On November 29, 2018, we completed a reverse merger transaction through a merger with The 4 Less Corp. (4 LESS), whereby we acquired all of the issued and outstanding shares of 4 LESS which became our wholly-owned subsidiary and, at the time the transaction was closed, the former stockholders of 4 LESS became our controlling stockholders. The share exchange transaction with 4 LESS was treated as a reverse acquisition, with 4 LESS as the accounting acquiror and the Company as the accounting acquiree.

In a reverse acquisition, the post-acquisition net assets of the surviving combined company include the historical cost basis of the net assets of the accounting acquiror, 4 LESS, plus the fair value of the net assets of the accounting acquiree. Further, under the purchase method, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values and the excess of the purchase price over the estimated fair value of the identifiable net assets is allocated to any intangible assets with the remaining excess purchase price over net assets acquired allocated to goodwill.

The fair value of the consideration transferred in the acquisition was $2,792,647 and was calculated as the number of shares of convertible preferred stock as converted to common stock that the Company would have had to issue at the date of the transaction multiplied by the estimated fair value of our common stock on the acquisition date. The estimated fair value of our common stock was based on the trading price of the common stock on the day of the acquisition.

The following table summarizes our determination of fair values of the assets acquired and the liabilities as of the date of acquisition:

Consideration - issuance of securities	$2,792,647
Less: Net Assets	$(7,605,750)
Goodwill	$(10,398,397)

We performed an impairment test related to goodwill as of the date of the merger and it was determined that goodwill was impaired. At that time, we recorded a charge to operations for the amount of the impairment, which totaled $10,398,397.

Disposal of Subsidiary

During December 2019, the Company decided to divest its Nurses Lounge, Inc. subsidiary. In accordance with the agreement, certain liabilities of 4 Less were assumed by Nurses Lounge, Inc. as part of the transaction. An investment group made up of former shareholders and debt holders along with our President bought the subsidiary and assumed the following liabilities as part of the sale. The table below shows the assets and liabilities that the Company was relieved of in the transaction.

Dec, 2018
Cash	$(13)
Accounts payable	30,937
Notes Payable	433,173
Deferred Revenue	4,818
Accrued Expenses	46,432
Preferred Stock	340,103
Common Stock	40,000
Gain on discontinued operations	$895,450

Recently Issued Accounting Standards

Presentation of an Unrecognized Tax Benefit: In July 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2013-11 related to the presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss or a tax credit carryforward exists. The updated guidance requires an entity to net its unrecognized tax benefits against the deferred tax assets for the same jurisdiction’s net operating loss carryforward, a similar tax loss, or tax credit carryforwards. A gross presentation will be required only if such carryforwards are not available or would not be used by the entity to settle any additional income taxes resulting from disallowance of the uncertain tax position. The update was effective prospectively for the Company’s fiscal year beginning February 1, 2018. The new guidance affects disclosures only and the adoption had no impact on the Company’s consolidated financial position, results of operations or cash flows.

Foreign Currency Matters: In March 2013, the FASB issued ASU 2013-05 related to Foreign Currency Matters to clarify the treatment of cumulative translation adjustments when a parent sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets that is a business within a foreign entity. The updated guidance also resolves the diversity in practice for the treatment of business combinations achieved in stages in a foreign entity. The update was effective prospectively for the Company’s fiscal year beginning January 1, 2016. The updated guidance had no impact on the Company’s consolidated financial position, results of operations or cash flows.

In February 2016, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842), which modifies accounting for lessees by requiring the recording of right-of-use lease assets and lease liabilities for operating leases and disclosing key information about leasing arrangements. The Company is currently implementing the requirements of Topic 842, which is effective for the Company starting on February 1, 2019. Most of the Company’s operating leases are subject to this new standard whose impact will be reflected by an increase in the Company’s total assets and total liabilities relative to such amount prior to adoption.

Revenue from Contracts with Customers: In May 2016, ASC 606 was issued related to revenue from contracts with customers. Under this guidance, revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. The updated standard will replace most existing revenue recognition guidance under GAAP when it becomes effective and permits the use of either the retrospective or cumulative effect transition method. Early adoption is not permitted. The standard will be effective for the Company’s fiscal year beginning February 1, 2018, including interim reporting periods within that year. The updated guidance had no material impact on the Company’s consolidated financial position, results of operations or cash flows.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, which enhances and clarifies the guidance on the classification and presentation of restricted cash in the statement of cash flows. Topic 230 is effective in fiscal year end January 31, 2019 and its impact is dependent upon the level of restricted cash of the Company, which at this time is insignificant.

In January 2017, the FASB issued ASU 2017-04, Intangibles - Goodwill and Other (Topic 350) which simplifies goodwill impairment testing by requiring that such periodic testing be performed by comparing the fair value of a reporting unit with its carrying amount and recognizing an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. The Company is currently evaluating the impact of Topic 350 on its consolidated financial statements and related disclosures, which is effective for fiscal years, including interim periods, beginning after December 15, 2019.

Fair Value Measurement: In 2018, the FASB issued amended guidance to remove, modify and add disclosure requirements for fair value measurements. This amendment is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019, with early adoption permitted for any removed or modified disclosure requirements. Transition is on a prospective basis for the new and modified disclosures, and on a retrospective basis for disclosures that have been eliminated. The adoption of this guidance is not expected to have a material impact on our consolidated financial statements.

In June 2018, the FASB issued ASU 2018-07, Compensation - Stock Compensation (Topic 718): Improvement to Nonemployee Share-Based Payment Accounting, which is part of the FASB’s simplification initiative to maintain or improve the usefulness of the information provided to the users of financial statements while reducing cost and complexity in financial reporting. This update provides consistency in the accounting for share-based payments to nonemployees with that of employees. The updated guidance had no impact on the Company’s consolidated financial position, results of operations or cash flows.

In addition to the above, the Company has reviewed all other recently issued, but not yet effective, accounting pronouncements, and does not believe the future adoption of any such pronouncements will have a material impact on its financial condition or the results of its operations.

There were various other accounting standards and interpretations issued recently, none of which are expected to a have a material impact on our financial position, operations or cash flows.

NOTE 2 – GOING CONCERN AND FINANCIAL POSITION

The consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  The Company has incurred cumulative losses through January 31, 2019 of $17,689,307 and has a working capital deficit at January 31, 2019 of $5,322,397. As of January 31, 2019, the Company only had cash and cash equivalents of $59,401 and had short-term debt in default. The short-term debt agreements provide legal remedies for satisfaction of defaults, none of the lenders to this point have pursued their legal remedies. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of one year from the date that the financial statements were issued.

The potential proceeds from the sale of common stock and other contemplated debt and equity financing, and increases in operating revenues from new development and business acquisitions might enable the Company to continue as a going concern.  However, revenues have not been sufficient to cover operating costs that would permit the Company to continue as a going concern historically and there can be no assurance that the Company can or will be able to complete any debt or equity financing, or develop or acquire one or more business interests on terms favorable to it.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 3 – PROPERTY

The Company capitalizes all property purchases over $1,000 and depreciates the assets over their useful lives of 3 for computers and 7 years for all other assets. Property consists of the following at January 31, 2019 and 2018:

	2019	2018
Office furniture, fixtures and equipment	$78,421	$10,263
Shop equipment	43,004	41,408
Vehicles	185,095	205,502
Sub-total	306,520	257,173
Less: Accumulated depreciation	(64,394)	(30,584)
Total Property	$242,126	$226,589

Depreciation has been provided over each asset’s estimated useful life.  Depreciation expense was $40,958 and $27,268 for the twelve months ended January 31, 2019 and January 2018, respectively.

NOTE 4 – NOTES PAYABLE

The components of the Company’s debt as of January 31, 2019 and 2018 were as follows:

	Jan 2019	Jan 2018
Vehicle Note Payable - $49,494, dated April 19, 2017, 7.24% interest, 72 payments of $851 starting May 29, 2017 and ending April 2023	$38,690	$44,424
Vehicle Note Payable - $47,438, dated September 28, 2017, 72 payments of $810 starting November 8, 2017 Interest rate of 6.99%. In April 2018 the Note was paid in full.	—	45,836
Working Capital Note Payable - $125,000, dated October 9, 2017, repayment of 10% of all eBay sales until paid in full, minimum payments of $12,695 per quarter, paid in full March 2018	—	93,389
Working Capital Note Payable - $175,000, dated January 15, 2019, repayment of 10% of all eBay sales until paid in full, minimum payments of $12,695 per quarter until paid	153,057	—
Amazon working capital note, original loan of $94,000.00 Sept 6, 2018, 9.22% interest, monthly payments of $16,090.70. paid in full March 5, 2019	31,814	—
SFS Funding Loan, original loan of $298,400.00 October 5, 2018, 24% interest, weekly payments of $7581, maturing October 9, 2019	194,642	—
Forklift Note Payable, original note of $20,432.59 Sept 26,2018, 6.23% interest, 60 monthly payments of $394.54 ending August 2023	19,690	—

Total	$437,893	$183,649

The Company had accrued interest payable of $0 and $0 interest on the notes at January 31, 2019 and 2018, respectively.

The following are the minimum amounts due on the notes:

Year Ended	Amount
Jan 31, 2020	$393,209
Jan 31, 2021	12,525
Jan 31, 2022	13,410
Jan 31, 2023	14,360
Jan 31, 2024	4,389
Post Jan 31, 2024	—
Total	$437,893

NOTE 5 – SHORT-TERM CONVERTIBLE DEBT

The components of the Company’s convertible debt as of January 31, 2019 and 2018 were as follows:

	Interest	Default Interest	Conversion	Outstanding Principal at
Maturity Date	Rate	Rate	Price	January 31, 2019	January 31, 2018
Nov 4, 2013	12%	12%	$0.075	$100,000		$—
Jan 31, 2014	12%	18%	$0.10	16,000		—
Apr 24, 2020	12%	24%	$0.10	69,730		—
July 31, 2013	12%	12%	$0.06	5,000		—
Jan 31, 2014	12%	12%	$0.10	30,000		—
Dec 24, 2015	8%	24%	(1)	5,000		—
Sep 10, 2017	8%	24%	(2)	37,958		—
Sep 10, 2017	8%	24%	(2)	2,375		—
Sep 10, 2017	8%	24%	(2)	16,600		—
Sep 10, 2017	8%	24%	(2)	38,677		—
Dec 4, 2017	8%	24%	(2)	25,000		—
Feb 3, 2017	8%	24%	(5)	25,000		—
Mar 3, 2017	8%	24%	(5)	30,000		—
Mar 3, 2017	8%	24%	(5)	30,000		—
Mar 24, 2017	8%	24%	(6)	10,950		—
Apr 24, 2020	12%	24%	(6)	738,896		—
July 8, 2015	8%	24%	(1)	5,500		—
Apr 24, 2020	8%	24%	(1)	4,500		—
Apr 24, 2020	8%	24%	(1)	23,297		—
Apr 24, 2020	8%	24%	(1)	7,703		—
Apr 24, 2020	8%	24%	(1)	26,500		—
July 19, 2016	8%	24%	(1)	5,000		—
Feb 3, 2017	8%	24%	(5)	25,000		—
Dec 27, 2018	15%	24%	(4)	56,925		—
Dec 27, 2018	15%	24%	(4)	1,202		—
Jan 5, 2019	15%	24%	(4)	18,325		—
Feb 20, 2019	10%	10%	(7)	274,438		—
Mar 23, 2019	15%	24%	(3)	12,355		—
Jun 6, 2019	12%	18%	(8)	123,750		—
Oct 24, 2019	8%	24%	(5)	47,250		—
Nov 14, 2019	8%	24%	(5)	78,750		—
Dec 14, 2019	8%	24%	(5)	130,000		—
Dec 28, 2019	12%	18%	(3)	125,000		—
Jan 9, 2020	8%	24%	(5)	62,500		—
Debt Discount				(309,021)		—
				$1,900,160	$

__________

(1)	52% of the lowest trading price for the fifteen trading days prior to conversion day.
(2)	50% of the lowest trading price for the fifteen trading days prior to conversion day.
(3)	50% of the lowest trading price for the twenty trading days prior to conversion day.
(4)	50% of the lowest trading price for the forty trading days prior to conversion day, but not higher than $0.000075.
(5)	50% of the lowest trading price for the fifteen trading days prior to conversion day, but not higher than $0.001.
(6)	50% of the lowest trading price for the fifteen trading days prior to conversion day, but not higher than $0.005.
(7)	60% of the lowest trading price for the fifteen trading days prior to conversion day.
(8)	52% of the lowest trading price for the twenty trading days prior to conversion day.

The Company had accrued interest payable of $463,839 and $0 on the notes at January 31, 2019 and 2018, respectively. In the year ended January 31, 2019, $308,976 was transferred from Interest payable to note payable when certain notes were renegotiated.

The Company analyzed the conversion option for derivative accounting consideration under ASC 815-15 “Derivatives and Hedging” and determined that some instruments should be classified as liabilities due to there being no explicit limit to the number of shares to be delivered upon settlement of the above conversion options. The instruments are measured at fair value at the end of each reporting period or termination of the instrument with the change in fair value recorded to earnings. The fair value of the embedded conversion option resulted in a discount to the note on the debt modification date. See more information in Note 9.

During the year ended January 31, 2019, the Company converted a total of $115,573 and $54,124 of the convertible notes plus accrued interest, respectively, into 120 common shares.

The Company is in default on a number of its promissory notes which provide legal remedies for satisfaction of defaults, none of the lenders to this point have pursued their legal remedies. The Company continues to accrue interest at the listed rates, and plans to seek their conversion or payoff within the next twelve months.

On April 25, 2018, the Company entered into replacement notes with 4 existing note holders. The new notes combined the principal amounts of each of their existing notes along with each note’s accrued interest, extended the maturity dates to April 24, 2020 with an interest rate per annum of 15%. The total principal and accrued interest replaced were $538,353 and $308,976, respectively.

Each note is convertible with a conversion price for each share equal to the lower of: (a) 50% lowest bid price of the common stock, as reported on the National Quotations Bureau OTC Markets which the Company’s shares are traded or any exchange upon which the common stock may be traded in the future, for the 20 (twenty) prior trading days including the day of issuance of this herein Note or (b) 50% lowest bid price of the common stock, as reported on the National Quotations Bureau OTC Markets which the Company’s shares are traded or any exchange upon which the common stock may be traded in the future, for the 20 (twenty) prior trading days including the day upon which a Notice of Conversion of the Note, is received by the Company.

NOTE 6 – STOCKHOLDERS’ DEFICIT

Preferred Stock

The Company is authorized to issue 20,000,000 shares of Preferred Stock, having a par value of $0.000001 per share.

Series A Preferred Stock

At January 31, 2019 and 2018, there were -0- and 330,000 Series A preferred shares outstanding, respectively. The Series A Preferred Shares shall rank senior to the Corporation’s Common Stock. The authorized number of Series A Preferred Shares shalt be three hundred and thirty thousand (330,000). The number of Series A Preferred Shares may be decreased by resolution of the Board; provided, however, that no decrease shall reduce the number of Series A Preferred Shares to less than the number of shares then issued and outstanding.

The holders of Series A Preferred Shares shall have no liquidation rights.

The holders of Series A Preferred Shares shall have no voting rights.

The holders of Series A Preferred Shares shall have conversion rights and obligations as follows:

(i) The holder may, at any time and from time to time convert all of its shares of Series A Preferred Shares into a number of fully paid and nonassessable shares of common stock (“Conversion Shares”) determined by multiplying the number of issued and outstanding shares of common stock of the Company on the date of conversion, by 0.152 (Conversion Price”).

(ii) Conversion into Common Shares. The Series A Preferred Shares have a forced conversion feature at the option of the Company at any time after issuance and, in any event, any and all issued and outstanding shares of Series A Preferred Shares shall automatically convert into shares of common stock at the Conversion Price, on December 31, 2018.

(iii) All Conversion Shares will, upon, issuance, be duly issued, fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issuance thereof.

The Series A Preferred Shares were cancelled in December 2018 as part of the Sale of the Nurses Lounge, Inc. subsidiary.

Series B Preferred Stock

At January 31, 2019 and 2018, there were 20,000 and 1,000 Series B preferred shares outstanding, respectively. The Series B Preferred Stock have voting rights equal to 51% of the total voting rights at any time. There are no conversion rights granted holders of Series B Preferred shares, they are not entitled to dividends, and the Company does not have the right of redemption. Currently, there are 20,000 shares authorized and 20,000 shares issued and outstanding of the Series B Preferred Stock.

Voting Rights. The Holders of the Series B Preferred Stock will have the voting rights as described in this Section 4 or as required by law. For so long as any shares of the Series B Preferred Stock remain issued and outstanding, the Holders thereof, voting separately as a class, shall have the right to vote on all shareholder matters (including, but not limited to at every meeting of the stockholders of the Company and upon any action taken by stockholders of the Company with or without a meeting) equal to 66.7% of the total vote. For the sake of clarity and in an abundance of caution, the total voting shares outstanding at the time of any and all shareholder votes (i.e., the total shares eligible to vote on any and all shareholder matters) shall be deemed to include (a) the total Common Stock shares outstanding; (b) the voting rights applicable to any outstanding shares of preferred stock, other than the Series B Preferred Stock, if any; and (c) the voting rights attributable to the Series B Preferred Stock, as described herein, whether such Series B Preferred Stock shares are voted or not.

Amendments to Articles of Incorporation and Bylaws. So long as the Series B Preferred Stock is outstanding, the Company shall not, without the affirmative unanimous vote of 100% of all of the Holders of all outstanding shares of Series B Preferred Stock, voting separately as a class (i) amend, alter or repeal any provision of the Articles of Incorporation or the Bylaws of the Company so as to adversely affect the designations, preferences, limitations and relative rights of the Series B Preferred Stock, (ii) effect any reclassification of the Series B Preferred Stock, or (iii) designate any additional series of preferred stock, the designation of which adversely effects the rights, privileges, preferences or limitations of the Series B Preferred Stock set forth herein.

Amendment of Rights of Series B Preferred Stock. The Company shall not, without the affirmative unanimous vote of 100% of all of the Holders of all outstanding shares of Series B Preferred Stock, amend, alter or repeal any provision of this Certificate of Designation, PROVIDED, HOWEVER, that the Company may, by any means authorized by law and without any vote of the Holders of shares of the Series B Preferred Stock, make technical, corrective, administrative or similar changes in this Certificate of Designation that do not, individually or in the aggregate, affect the rights or preferences of the Holders of shares of the Series B Preferred Stock.

Series C Preferred Stock

At January 31, 2019 and 2018, there were 6,750 and -0- Series C preferred shares outstanding, respectively. The Series C Preferred Stock have the right to convert into the common stock of the Company by multiplying the number of issued and outstanding shares of common stock by 2.63 on the conversion date. The holders of Series C Preferred shares are not entitled to dividends, and the Company does not have the right of redemption.

Series D Preferred Stock

At January 31, 2019 and 2018, there were 870 and -0- Series D preferred shares outstanding, respectively. There shall be a series of Preferred Stock designated as “Series D Preferred Stock,” and the number of shares constituting such series shall be 870, par value $.001. Such series is referred to herein as the “Series D Preferred Stock”. All shares of Series D Preferred Stock will rank subordinate and junior to all shares of Series A, B and C of Preferred Stock of the Corporation and pari passu with any of the Corporation’s preferred stock hereafter created as to distributions of assets upon dissolution or winding up of the Corporation, whether voluntary or involuntary.

The holders of the Preferred Stock shall not be entitled to receive dividends.

No holder of the Series D Preferred Stock shall be entitled to vote on any matter submitted to the shareholders of the Corporation for their vote, waiver, release or other action, except as may be otherwise expressly required by law.

OPTIONAL REDEMPTION.

(1)  At any time, either the Corporation or the holder may redeem for cash out of funds legally available therefor, any or all of the outstanding Series D Preferred Stock (“Optional Redemption”) at $1,000 per share.

(2)  Should the Corporation exercise the right of Optional Redemption it shall provide each holder of Preferred Stock with at least 30 days’ notice of any proposed optional redemption pursuant this Section VI (an “Optional Redemption Notice”). Any optional redemption pursuant to this Section VI shall be made ratably among holders in proportion to the Liquidation Value of Preferred Stock then outstanding and held by such holders. The Optional Redemption Notice shall state the Liquidation Value of Preferred Stock to be redeemed and the date on which the Optional Redemption is to occur (which shall not be less than thirty (30) or more than sixty (60) Business Days after the date of delivery of the Optional Redemption Notice) and shall be delivered by the Corporation to the holders at the address of such holder appearing on the register of the Corporation for the Preferred Stock. Within seven (7) business days after the date of delivery of the Optional Redemption Notice, each holder shall provide the Corporation with instructions as to the account to which payments associated with such Optional Redemption should be deposited. On the date of the Optional Redemption, provided for in the relevant Optional Redemption Notice, (A) the Corporation will deliver the redemption amount via wire transfer to the account designated by the holders, and (B) the holders will deliver the certificates relating to that number of shares of Preferred Stock being redeemed, duly executed for transfer or accompanied by executed stock powers, in either case, transferring that number of shares to be redeemed. Upon the occurrence of the wire transfer (or, in the absence of a holder designating an account to which funds should be transferred, delivery of a certified or bank cashier’s check in the amount due such holder in connection with such Optional Redemption to the address of such holder appearing on the register of the Corporation for the Preferred Stock), that number of shares of Preferred Stock redeemed pursuant to such Optional Redemption as represented by the previously issued certificates will be deemed no longer outstanding. Notwithstanding anything to the contrary in this Designation, each holder may continue to convert Preferred Stock in accordance with the terms hereof until the date such Preferred Stock is actually redeemed pursuant to an Optional Redemption.

(3)  Should the holder exercise the right of Optional Redemption it shall provide the Corporation with at least 30 days’ notice of any proposed optional redemption pursuant this Section VI (an “Optional Redemption Notice”). The Optional Redemption Notice shall state the value of the Preferred Stock to be redeemed and the date on which the Optional Redemption is to occur (which shall not be less than thirty (30) or more than sixty (60) Business Days after the date of delivery of the Optional Redemption Notice) and shall be delivered by the holder to the Corporation at the address of the Corporation for the Preferred Stock. Within seven (7) business days after the date of delivery of the Optional Redemption Notice, each holder shall provide the Corporation with instructions as to the account to which payments associated with such Optional Redemption should be deposited. On the date of the Optional Redemption, provided for in the relevant Optional Redemption Notice, (A) the Corporation will deliver the redemption amount via wire transfer to the account designated by the holder, and (B) the holder will deliver the certificates relating to that number of shares of Preferred Stock being redeemed, duly executed for transfer or accompanied by executed stock powers, in either case, transferring that number of shares to be redeemed. Upon the occurrence of the wire transfer (or, in the absence of a holder designating an account to which funds should be transferred, delivery of a certified or bank cashier’s check in the amount due such holder in connection with such Optional Redemption to the address of such holder appearing on the register of the Corporation for the Preferred Stock), that number of shares of Preferred Stock redeemed pursuant to such Optional Redemption as represented by the previously issued certificates will be deemed no longer outstanding. Notwithstanding anything to the contrary in this Designation, each holder may continue to convert Preferred Stock in accordance with the terms hereof until the date such Preferred Stock is actually redeemed pursuant to an Optional Redemption.

The Series D Preferred Stock is not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

Common Stock

The Company is authorized to issue 20,000,000,000 common shares at a par value of $0.000001 per share. These shares have full voting rights. On February 25, 2020, the Company undertook a 4000:1 reverse stock split. The share capital has been retrospectively adjusted accordingly to reflect this reverse stock split.  At January 31, 2019 and 2018, there were 151 and 35 shares outstanding, respectively.  No dividends were paid in the years ended January 31, 2019 or 2018.

The Company issued the following shares of common stock in the year ended January 31, 2019:

Conversion of $115,573 Notes Payable and $54,124 Accrued Interest to Common Stock	120
Conversion of Accrued Expenses to Common Stock with a value of $1,125	—

The Company issued the following shares of common stock in the year ended January 31, 2018:

None.

Options and Warrants:

The Company recorded option and warrant expense of $0 and $0 in the years ended January 31, 2019 and 2018, respectively.

The Company issued no warrants in the year ended January 31, 2019.

In January 2018, the Company issued 1 warrant associated with the conversion of its convertible debt. The warrants are exercisable upon issuance, have exercise price of $1,800.00 and expire on January 8, 2021.

The Company had the following options and warrants outstanding at January 31, 2019:

Issued To	# Warrants	Dated	Expire	Strike Price	Expired	Exercised
Lender	0.1	07/02/2015	07/01/2019	$2,400,000 per share	Y	N
Lender	1.4	01/08/2018	01/08/2021	$1,800 per share	N	N

	Options	Weighted Average Exercise Price	Warrants	Weighted Average Exercise Price
Outstanding at January 31, 2017	—	$—	0.2	$1,920,000
Granted	—	—	1.4	1,800
Exercised	—	—	—	—
Forfeited and canceled	—	—	(1)	(1,440,000)
Outstanding at January 31, 2018	—	$—	1.5	$225,520
Granted	—	—	—
Exercised	—	—	—
Forfeited and canceled	—	—	—
Outstanding at January 31, 2019	—	$—	1.5	$225,520

Summary of warrants outstanding and exercisable as of January 31, 2019 is as follows:

Range of Exercise Prices	Weighted Average Remaining Contractual Life (years)	Number of Warrants Outstanding	Number of Warrants Exercisable
$2,400,000 to $1,800	2.80	1.5	1.5

Summary of warrants outstanding and exercisable as of January 31, 2018 is as follows:

Range of Exercise Prices	Weighted Average Remaining Contractual Life (years)	Number of Warrants Outstanding	Number of Warrants Exercisable
$2,400,000to $1,800	2.80	1.5	1.5

NOTE 7 – INCOME TAXES

The Company has adopted ASC 740-10, “Income Taxes”, which requires the use of the liability method in the computation of income tax expense and the current and deferred income taxes payable (deferred tax liability) or benefit (deferred tax asset).  Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

At January 31, 2019 and 2018, the deferred tax asset consisted of the following:

	2019	2018
Deferred tax asset:
Net operating loss	$59,749	$1,651,800
Less valuation allowance	(59,749)	(1,651,800)
Net deferred tax asset	$—	$—

The Company has incurred losses since inception; therefore, the Company has no federal tax liability.  Additionally there are limitations imposed by certain transactions which are deemed to be ownership changes which occurred in the Company on November 29, 2018.  The net deferred tax asset generated by the loss carryforward has been fully reserved.  The cumulative net operating loss carryforward since the change in control was $614,146 at January 31, 2019 and $7,865,794 at January 31, 2018, that is available for carryforward for federal income tax purposes.

Although the Company has tax loss carry-forwards, there is uncertainty as to utilization prior to their expiration.  Accordingly, the future income tax asset amounts have been fully reserved by a valuation allowance.

The Company has maintained a full valuation allowance against its deferred tax assets at January 31, 2019 and 2018. A valuation allowance is required to be recorded when it is more likely than not that some portion or all of the net deferred tax assets will not be realized. Since the Company cannot be assured of realizing the net deferred tax asset, a full valuation allowance has been provided.

The Company does not have any uncertain tax positions at January 31, 2019 and 2018 that would affect its effective tax rate. The Company does not anticipate a significant change in the amount of unrecognized tax benefits over the next twelve months. Because the Company is in a loss carryforward position, the Company is generally subject to US federal and state income tax examinations by tax authorities for all years for which a loss carryforward is available. If and when applicable, the Company will recognize interest and penalties as part of income tax expense.

On December 22, 2017, the Tax Cuts and Jobs Act (“The Act”) was enacted into law. The Act provides for significant changes to the U.S. Internal Revenue Code of 1986 that impact corporate taxation requirements, such as the reduction of the federal tax rate for corporations from 34% to 21%.

On November 29, 2018, the Company consummated a share exchange agreement whereby there was a change of control and any net operating losses up to the date of the transaction were forfeited.

The Company’s tax returns for the years ended January 31, 2019, 2018, and 2017 are open for examination under Federal statute of limitations.

NOTE 8 – COMMITMENTS AND CONTINGENCIES

On June 1, 2015, the Company entered into a 36-month lease agreement for its 2,590 sf office facility with a minimum base rent of $2,720 per month.  The Company paid base rent and their share of maintenance expense of $43,200 and $43,200 related to this lease for the periods ended January 31, 2019 and 2018, respectively. The lease is currently on a month to month basis since the lease has not been renewed. This lease was with a minority shareholder – See Note 10 – Related Party Transactions.

On August 30, 2016, the Company entered into a 60-month lease agreement for its 3,554 sf warehouse facility starting in December 2016 with a minimum base rent of $2,132 and estimated monthly CAM charges of $1,017 per month.  The Company paid base rent and their share of maintenance expense of $36,899 and $37,760 related to this lease for the period ended January 31, 2019 and 2018, respectively. This lease is with a minority shareholder – See Note 10 – Related Party Transactions.

The following are the minimum lease obligations under the lease:

Year Ended	Amount
Jan 31, 2020	$37,788
Jan 31, 2021	37,788
Jan 31, 2022	31,490
Total	$107,066

On July 1, 2018, the Company entered into a 60-month lease agreement with its minority shareholder for its 8,800 sf warehouse facility with a minimum base rent of $6,400 per month.  The Company paid base rent and their share of maintenance expense of $44,800 and $0 related to this lease for the periods ended January 31, 2019 and 2018, respectively.

The following are the minimum lease obligations under the lease:

Year Ended	Amount
Jan 31, 2020	$76,800
Jan 31, 2021	76,800
Jan 31, 2022	76,800
Jan 31, 2023	32,000
Total	$262,400

The Company had total rent expense of $124,899 and $80,960 for the years ended January 31, 2019 and 2018 respectively.

In April 2018, a major shareholder and landlord of 4Less, agreed to purchase 5% of 4Less (prior to the merger) from its largest shareholder for contributing $350,000 in cash to the 4 Less Corp. and $150,000 of rent concessions amortized over a 20 month period starting July 1, 2018. As of January 31, 2019, the balance of prepaid rent totaled $97,500.

There is pending litigation initiated by the Company around the validity of a $100,000 note which the Company signed based upon representations of funding from the maker which were never received. The Company initiated litigation to dispute the note and the 1,692 shares that have been issued. There was no consideration for the issuance of the shares and the shares have been accounted for as if they were returned and cancelled although they have not been returned.

NOTE 9 – DERIVATIVE LIABILITIES

As of January 31, 2019 and 2018, the Company had derivative liabilities of $2,041,260 and $0, respectively. During the years ended January 31, 2019 and 2018, the Company recorded a gain of $3,231,187 and $0 from the change in the fair value of derivative liabilities, respectively. Any liabilities resulting from the warrants outstanding are immaterial.

The derivative liabilities are valued as a level 3 input for valuing financial instruments.

The derivatives arise from convertible debt where the debt is convertible into common stock at variable conversion prices. As the price of the common stock varies it triggers a gain or loss based upon the discount to market assuming the debt was converted at the balance sheet date.

The fair value of the derivative liability is determined using the lattice model, is re-measured on the Company’s reporting dates, and is affected by changes in inputs to that model including our stock price, expected stock price volatility, the expected term, and the risk-free interest rate. In our calculation at January 31, 2019, volatility ranged from 197% to 697%, the term ranged from 0.50 to 0.96 years, and the risk free interest rate was from 2.66% to 3.12%.

Level 3
Derivatives
Balance, January 31, 2017	$0
Change in Value of Derivatives	$0
Balance, January 31, 2018	$0
Derivatives Assumed upon Reverse Merger	$5,162,556
Changes due to Issuance of New Convertible Notes	$387,881
Changes due to Conversion of Notes Payable	$(277,990)
Mark to Market Change in Derivatives	$(3,231,187)
Balance, January 31, 2019	$2,041,260

NOTE 10 – RELATED PARTY TRANSACTIONS

As of January 31, 2019 and 2018, the Company had $180,000 and $0, respectively, of related party accrued expenses related to accrued compensation for employees and consultants.

On June 1, 2015, the Company entered into a 36-month lease agreement with its minority shareholder for its 2,590 sf office facility with a minimum base rent of $2,720 per month.  The Company paid base rent and their share of maintenance expense of $43,200 and $36,156 related to this lease for the periods ended January 31, 2019 and 2018, respectively. The lease is currently on a month to month basis since the lease has not been renewed.

On August 30, 2016, the Company entered into a 60-month lease agreement for its 3,554 sf warehouse facility starting in December 2016 with a minimum base rent of $2,132 and estimated monthly CAM charges of $1,017 per month.  The Company paid base rent and their share of maintenance expense of $36,899 and $37,760 related to this lease for the period ended January 31, 2019 and 2018, respectively.

On July 1, 2018, the Company entered into a 60-month lease agreement with its minority shareholder for its 8,800 sf warehouse facility with a minimum base rent of $6,400 per month. The Company paid base rent and their share of maintenance expense of $44,800 and $0 related to this lease for the periods ended January 31, 2019 and 2018, respectively.

On September 1, 2016, the Company received from a shareholder a loan for $100,000 bearing interest at 4.5% and due on demand. On December 31, 2017, the Company paid this note with $6,000 accrued interest.

As of January 31, 2019 and 2018 the Company had $0 and $1,875 of related party accrued interest payable related to accrued interest on a related party note payable.

During the period from July 2017 through December 2017, our minority shareholder contributed $212,692 to the Company. This amount is reflected in the equity section of the balance sheet.

During December 2019, the Company decided to divest its Nurses Lounge, Inc. subsidiary. An investment group made up of former shareholders and debt holders along with our President bought the subsidiary and in accordance with the agreement, certain liabilities of 4 Less were assumed by Nurses Lounge, Inc. as part of the transaction. The table below shows the assets and liabilities that the Company was relieved of in the transaction.

Dec, 2018
Cash	$(13)
Accounts payable	30,937
Notes Payable	433,173
Deferred Revenue	4,818
Accrued Expenses	46,432
Preferred Stock	340,103
Common Stock	40,000
Gain on discontinued operations	$895,450

In April 2018, a major shareholder and landlord of 4Less, agreed to purchase 5% of 4Less (prior to the merger) from its largest shareholder for contributing $350,000 in cash to the 4 Less Corp. and $150,000 of rent concessions amortized over a 20 month period starting July 1, 2018. As of January 31, 2019, the balance of prepaid rent totaled $97,500.

NOTE 11 – SUBSEQUENT EVENTS

Management has evaluated subsequent events pursuant to the requirements of ASC Topic 855, from the balance sheet date through the date the financial statements were issued and has determined that no material subsequent events exist other then the following.

Conversion of notes

Subsequent to the balance sheet date, 7,036 shares were issued for the conversion of $484,715 principal and $177,019 of interest of convertible notes that had a conversion price at 50% of the lowest market price during the period the Company fails to make all periodic filings with the SEC.

Issuance of convertible notes

On February 27, 2018, the Company issued a convertible note of $65,500. The note bears interest at 25% per annum and matures twelve months from the issuance date. As of April 5th 2019, $50,556 of principal had been repaid leaving a principal balance of 14,943 plus accrued interest as of July 2019.

On March 1,2019, the Company issued a convertible note with principal of $184,275. The first tranche of $61,425.00 was funded with net proceeds of  $56,500. The note bears interest at 15% per annum and mature in twelve months from the issuance date. The note can be converted at a price equal to 45% of the lowest trading/closing bid price of common stock reported on the National Quotations Bureau OTC Markets for the 15 days prior to the conversion.

On April 3, 2019, the Company issued a convertible note with principal of $172,149 and net proceeds of $167,149. $50,000 was new funding with $117,149 retiring 3 of the lender’s prior notes. The note bears interest at 8% per annum and mature in twelve months from the issuance date. The note can be converted at a price equal to 50% of the lowest trading price of common stock reported on the National Quotations Bureau OTC Markets for the 15 days prior to the conversion.

On April 12, 2019, the Company issued a convertible note with principal of $75,000 and net proceeds of $67,250. The note bears interest at 10% per annum and mature in nine months from the issuance date. The note can be converted at a price equal to 50% of the lowest trading price of common stock reported on the National Quotations Bureau OTC Markets for the 25 days prior to the conversion.

On May 14, 2019, the Company issued a convertible note with principal of $55,000 and net proceeds of $50,000. The note bears interest at 15% per annum and mature in twelve months from the issuance date. The note can be converted at a price equal to 50% of the lowest bid price of common stock reported on the National Quotations Bureau OTC Markets for the 25 days prior to the conversion.

On May 15, 2019, the Company issued a convertible note with principal of $52,500 and net proceeds of $50,000. The note bears interest at 8% per annum and mature in twelve months from the issuance date. The note can be converted at a price equal to 50% of the lowest Trading  price of common stock reported on the National Quotations Bureau OTC Markets for the 15 days prior to the conversion.

On May 24, 2019, the Company issued a convertible note with principal of $40,000 and net proceeds of $38,000. The note bears interest at 15% per annum and mature in twelve months from the issuance date. The note can be converted at a price equal to 50% of the lowest bid price of common stock reported on the National Quotations Bureau OTC Markets for the 25 days prior to the conversion.

On June 11, 2019, the Company issued a convertible note with principal of $85,000 and net proceeds of $80,000. The note bears interest at 15% per annum and mature in twelve months from the issuance date. The note can be converted at a price equal to 50% of the lowest bid price of common stock reported on the National Quotations Bureau OTC Markets for the 25 days prior to the conversion.

On June 26, 2019, the Company issued a convertible note with principal of $76,000 and net proceeds of $72,500. The note bears interest at 15% per annum and mature in twelve months from the issuance date. The note can be converted at a price equal to 50% of the lowest bid price of common stock reported on the National Quotations Bureau OTC Markets for the 25 days prior to the conversion.

On July 11, 2019, the Company issued a convertible note with principal of $60,000 and net proceeds of $57,000. The note bears interest at 15% per annum and mature in twelve months from the issuance date. The note can be converted at a price equal to 50% of the lowest bid price of common stock reported on the National Quotations Bureau OTC Markets for the 25 days prior to the conversion.

The 4Less Group, Inc.

1,000,000 SHARES OF COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Other Expenses of Issuance and Distribution:

Securities and Exchange Commission registration fee	$22.59
Accounting fees and expenses	$2,500.00
Legal Fees	$21,000.00
Total	$23,522.59

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the Offering listed above. No portion of these expenses will be borne by the Selling Shareholders. The Selling Shareholders, however, will pay any other expenses incurred in selling their Common Stock, including any brokerage commissions or costs of sale.

Indemnification of Directors and Officers

Section 145 of the Nevada General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Our Articles of Incorporation contain a provision that no director or officer will be personally liable to us or our stockholders for damages regarding breaches of fiduciary duty. This limitation on liability may reduce the likelihood of derivative litigation against our officers and directors and may discourage or deter our stockholders from suing our officers and directors based upon breaches of their duties to our Company.

Recent Sales of Unregistered Securities

On January 31, 2018, we issued 10,000,000 shares for services to Eilers Law Group.

On January 31, 2018, we issued 1,000,000 shares for services to Seaside Advisors.

Other stock issuances were in connection with the issuance of convertible debt shares pursuant to Convertible Promissory Notes as already reported in our prior periodic reports.

We claimed an exemption for the sales and issuance under Section 4(2) of the Securities Act.

Exhibits and Financial Statement Schedules

Exhibit No.	Description
3.1	Articles of Incorporation dated November 27, 2007, filed with the State of Nevada on December 5, 2007 (previously filed with the SEC on July 22, 2008 as Exhibit 3.1 to Form S-1 dated July 21, 2008) *

3.2

Certificate of Amendment to Articles of Incorporation effective date January 15, 2010, filed with the State of Nevada on December 16, 2009 (previously filed with the SEC on January 7, 2010 as Exhibit 3.1 to Form 8-K dated January 7, 2010) *

3.3	Certificate of Correction dated January 4, 2010, filed with the State of Nevada on January 4, 2010 (previously filed with the SEC on January 7, 2010 as Exhibit 3.2 to Form 8-K dated January 7, 2010) *

3.4	Bylaws of the Company dated November 27, 2007, filed with the State of Nevada on December 5, 2007 (previously filed with the SEC on July 22, 2008 as Exhibit 3.2 to Form S-1 dated July 21, 2008) *

5.1	Opinion of Frederick M. Lehrer, Esquire of Frederick M. Lehrer, P. A., filed herewith

10.1	Standby Equity Commitment Agreement with GC Investments I, LLC dated February 4, 2020, filed herewith

10.2	Registration Rights Agreement with GC Investments I, LLC dated February 4, 2020, filed herewith

10.3	Promissory Note with GC Investments I, LLC dated February 4, 2020, filed herewith

10.4	Stock Purchase Agreement Dated November 8, 2018 between the Company and its Shareholders (previously filed on November 13, 2018 as Exhibit 10.1 to Form 8-K dated June 11, 2018) *

23.1	Consent of Frederick M. Lehrer, P. A. (included in Exhibit 5.1)

23.2	Consent of Fruci & Associates, II PLLC, Certified Public Accountants, filed herewith

* Reflects previously filed exhibit.

Undertakings

A.	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers, or sales are being made, a post-effective amendment to this registration statement:

i.	To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933.

ii.

To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each Prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than Prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or Prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or Prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or Prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

B.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue

C.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary Prospectus or Prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (Section 230.424 of this chapter).

ii.	Any free writing Prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant.

iii.

The portion of any other free writing Prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirement of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Las Vegas, Nevada, on March 19, 2020.

By:	/s/ Tim Armes
Tim Armes Chief Executive Officer/Director
(Principal Executive Officer)

By:	/s/ Tim Armes
Tim Armes Chief Financial Officer/Chief Accounting Officer/Director (Principal (Financial Officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Tim Armes
Tim Armes Chief Executive Officer/Director
(Principal Executive Officer)

Date: March 19, 2020

By:	/s/ Tim Armes
Tim Armes Chief Financial Officer/Chief Accounting Officer/Director (Principal Financial Officer)

Date: March 19, 2020